Exhibit 10.1

[EXECUTION COPY]

AMENDED AND RESTATED

CREDIT AGREEMENT

dated as of

March 18, 2011

among

LBI MEDIA, INC.,

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

CREDIT SUISSE SECURITIES (USA) LLC,

as Lead Arranger

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Collateral Trustee,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

SCHEDULES & EXHIBITS

Schedule 2.1	List of Lenders and Revolving Credit Commitments
Schedule 2.4(b)	Existing Letters of Credit
Schedule 4.3	Governmental Approvals
Schedule 4.4	Financial Condition; No Material Adverse Change
Schedule 4.5	Properties
Schedule 4.6	Litigation and Environmental Matters
Schedule 4.7	Compliance with Laws and Agreements
Schedule 4.9	Taxes
Schedule 4.12	Organization; Capitalization; Subsidiaries
Schedule 4.14	Material Indebtedness, Liens and Agreements
Schedule 4.15	FCC Licenses
Schedule 5.1(e)(ii)	Lien Searches
Schedule 5.1(e)(iii)	Accounts Subject to Control Agreements
Schedule 7.2(b)	Permitted Liens
Schedule 7.5	Investments
Schedule 7.7	Transactions with Affiliates
Schedule 7.8	Restrictive Agreements
Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Swing Loan Note
Exhibit C-1	Form of Borrowing Request
Exhibit C-2	Form of Interest Election Request
Exhibit D	Form of Solvency Certificate
Exhibit E	Form of Landlord Waiver and Consent
Exhibit F	Form of Opinion of O’Melveny & Myers LLP
Exhibit G	Form of Opinion of FCC Counsel
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of Compliance Certificate

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 18, 2011 (this “Agreement”), is among LBI MEDIA, INC., THE GUARANTORS PARTY HERETO, THE LENDERS PARTY HERETO, CREDIT SUISSE SECURITIES (USA) LLC, as Lead Arranger, CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Trustee.

This Agreement amends, restates and supersedes, in its entirety, (a) that certain Amended and Restated Credit Agreement dated as of May 8, 2006, among the Borrower, the guarantors party thereto, the lenders party thereto, Credit Suisse Securities (USA) LLC and Wachovia Capital Markets, LLC, as joint lead arrangers, Wachovia Bank, N.A. and Harris Nesbitt, as co-syndication agents, Union Bank of California, N.A., as Documentation Agent and Credit Suisse, Cayman Islands Branch, as administrative agent and collateral agent, as amended by a First Amendment and Consent to Amended and Restated Credit Agreement dated as of March 16, 2007 and a Second Amendment to Amended and Restated Credit Agreement (as so amended, the “Existing Credit Agreement”), which collectively amended and restated (b) that certain Amended and Restated Credit Agreement dated as of June 11, 2004, among the Borrower, the guarantors party thereto, the lenders party thereto, and Credit Suisse First Boston as administrative agent and lead arranger as amended by the First Amendment to Amended and Restated Credit Agreement dated as of December 15, 2004 and Second Amendment to Amended and Restated Credit Agreement dated as of January 28, 2005 and as further amended prior to May 8, 2006 (as so amended, the “2004 Credit Agreement”), which collectively amended and restated (c) that certain Amended and Restated Credit Agreement dated as of July 9, 2002, among the Borrower, the guarantors party thereto, the lenders party thereto, the agents party thereto, Fleet National Bank, as administrative agent, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated April 15, 2003, that certain Second Amendment to Amended and Restated Credit Agreement dated October 10, 2003, and as further amended prior to June 11, 2004 (as so amended the “2002 Credit Agreement”), which collectively amended and restated (d) that certain Credit Agreement dated as of March 20, 2001 among the Borrower, the guarantors party thereto, the lenders party thereto, the agents party thereto, Fleet National Bank, as administrative agent (as amended prior to July 9, 2002, the “Original Credit Agreement” and together with the Existing Credit Agreement, the 2004 Credit Agreement and the 2002 Credit Agreement, the “Prior Credit Agreements”).

RECITALS

WHEREAS, each of the parties to the Existing Credit Agreement desires to amend and restate the Existing Credit Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

Definitions

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” means any transaction, or any series of related transactions, consummated prior to or after the date hereof, by which (i) any Credit Party acquires the business of, or all or substantially all of the assets of, any firm or corporation which is not a Credit Party, or any division or station of such firm or corporation, located in a specific geographic area or areas, whether through purchase of assets, purchase of stock, merger or otherwise or (ii) any Person that was not theretofore a Subsidiary of a Credit Party becomes a Subsidiary of a Credit Party. Notwithstanding anything herein to the contrary, no Relocation shall be deemed to be an Acquisition.

“Actionable Default” has the meaning set forth in the Intercreditor Agreement.

“Adjusted Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Adjusted Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Credit Suisse, in its capacity as administrative agent for the Lenders hereunder and any successors appointed pursuant to Section 9.6.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, (a) no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of any Credit Party and (b) none of the Credit Parties shall be Affiliates of each other.

“Agents” means the Administrative Agent and the Collateral Trustee.

“Applicable Margin” means, for any Type of Loans:

Applicable Margin (% per annum)

Loans	Base Rate Loans	LIBOR Loans
Revolving Credit Loans	3.750%	4.750%

“Applicable Percentage” means (a) with respect to any Revolving Credit Lender for purposes of the definition of LC Exposure and of Section 2.4 or 2.8, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment, and (b) with respect to any Lender in respect of any indemnity claim under Section 11.3 arising out of an action or omission of the Administrative Agent under this Agreement, the percentage of the total Commitments or, in the event the Commitments are terminated, Loans hereunder represented by the aggregate amount of such Lender’s Commitment or, in the event the Commitments are terminated, Loans hereunder.

“Applicable Recipient” has the meaning set forth in Section 2.18(d).

“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Sale Prepayment Date” means, with respect to any Asset Swap or Disposition that was not permitted under Section 7.4 hereof which results in any Remaining Net Cash Payments, the thirtieth day after the date of such Asset Swap or Disposition.

“Asset Swap” means any transfer of assets of the Borrower or any Credit Party to any Person other than to the Borrower or any other Credit Party in exchange for assets of such Person.

“Assignment and Acceptance” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.4(b)), and accepted by the Administrative Agent, in the form of Exhibit H.

“Availability Period” means the period from and including the Effective Time to but excluding the earlier of (a) the Maturity Date and (b) the date of termination of the Revolving Credit Commitments.

“Available Amount” means an amount equal to (i) the amount of the Revolving Credit Commitments minus (ii) the Outstanding Amount.

“Base Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means LBI Media, Inc., a California corporation.

“Borrower’s knowledge” or any “Credit Party’s knowledge” or any similar phrase or words when used in connection with a statement, representation or warranty means to the actual knowledge of Jose or Lenard Liberman, the Chief Financial Officer of the Borrower or such Credit Party, as applicable, or any responsible executive officer (as defined in Rule 3b-7 promulgated under the Exchange Act), of the Borrower or such Credit Party, as applicable, after reasonable good faith inquiry made to ascertain the accuracy of the statement, representation or warranty.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request for a Borrowing satisfying the requirements of Section 2.3 and substantially in the form of Exhibit C-1 annexed hereto.

“Broadcast Stations” has the meaning assigned to such term in Section 4.15(b).

“Burbank Office Property” means that certain real property located at 1845 West Empire Avenue, Burbank, California 91504.

“Burbank Studio Property” means that certain real property owned in fee by the Credit Parties located on Hollywood Way in Burbank, California.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Los Angeles, California or New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.

“California Taxable Income” shall mean the taxable income of Holdings for any taxable year computed pursuant to Section 23802 (or any successor provisions) of the California Revenue and Tax Code but calculated as if the taxable year of Holdings ended on the date with respect to which such taxable income calculation is made, reduced, but not below zero, by the amount of any Suspended Losses which are treated as incurred by Holdings in, and allowed as deductions on the tax returns of Holdings’ stockholders for, such taxable year.

“Capital Expenditures” means, for any period, the sum for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) of the aggregate amount of expenditures (including the aggregate amount of Capital Lease Obligations incurred during such period) made to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding expenditures for repairs that do not extend the useful life of the asset) during such period computed in accordance with GAAP; provided that such term shall not include (i) any such expenditures in connection with any replacement or repair of Property affected by a Casualty Event, (ii) any such expenditures in connection with a

Relocation with the exception of cash expenditures not subject to the reimbursement obligations of a Person other than a Credit Party, (iii) for each broadcast station received in any Voluntary Relocation, up to $4,000,000 in such expenditures but only to the extent paid from the cash proceeds received in such Voluntary Relocation which are used to upgrade or improve such broadcast station, (iv) for each broadcast station received in any Involuntary Relocation, any such expenditures paid from the cash proceeds received in such Involuntary Relocation which are used to upgrade or improve such broadcast station or (v) the purchase price, any broker’s fees payable and any transaction costs incurred in connection with any Acquisition permitted hereunder or under any Prior Credit Agreement.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP. Notwithstanding anything herein to the contrary, any obligations under the Empire Burbank Lease shall not be Capital Lease Obligations.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (1) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (2) has net assets of not less than $500,000,000, and (3) has the highest rating obtainable from either S&P or Moody’s, or (c) other cash equivalent investments agreed to from time to time between the Borrower and the Administrative Agent.

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation; provided that an Involuntary Relocation shall not be a Casualty Event.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or the

Issuing Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Lender’s holding company, if any) with any request, guideline, order, decree or directive (whether or not having the force of law) of any Governmental Authority or the National Association of Insurance Commissioners made or issued after the Closing Date.

“Change of Control” means

(a) Media Holdings shall cease to own, directly or indirectly, 100% of the Borrower’s outstanding capital stock and Total Voting Power,

(b) Holdings shall cease to own, directly or indirectly, 100% of Media Holdings’ outstanding capital stock and Total Voting Power,

(c) on or prior to the Qualifying IPO Closing Date, Jose and Lenard Liberman (together with their spouses, lineal descendants or heirs and devisees and any trusts controlled by them) (together, the “Principal Investors”) and/or any other Class B Permitted Transferees (as defined in subsection (d) below) shall cease to collectively own, directly or indirectly, more than 50% of the economic interests in the outstanding equity securities of Holdings or more than 50% of the Total Voting Power of Holdings,

(d) after the Qualifying IPO Closing Date, any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than the Principal Investors and all other Class B Permitted Transferees (as defined in the Restated Certificate of Incorporation of Holdings as in effect on the date hereof) but excluding Holdings shall have acquired beneficial ownership of the greater of (A) 35% on a fully diluted basis of the Total Voting Power of Holdings and (B) a percentage of the aggregate Total Voting Power of Holdings on a fully diluted basis that is greater than the percentage of the aggregate Total Voting Power of Holdings then held by the Principal Investors and all other Class B Permitted Transferees (as defined in the Restated Certificate of Incorporation of Holdings as in effect on the date hereof) but excluding Holdings, taken together, or

(e) prior to the Qualifying IPO Closing Date, a majority of the seats (other than vacant seats) on the board of directors of Holdings shall be occupied by Persons who were not (i) nominated by the board of directors of Holdings or by one or more of the stockholders described in clause (c) above nor (ii) appointed or elected by a majority of the members of the board of directors of Holdings who are described in any of subclauses (i), (ii) or (iii) of this clause (e) nor (iii) appointed or elected by a vote of the stockholders of Holdings in which Jose or Lenard Liberman or either of their respective spouses (or any trust controlled by any of them) and/or any other Class B Permitted Transferees (as defined in subsection (d) above) voted to approve the appointment or election of such Person or in which a majority of the Total Voting Power of the stockholders described in clause (c) above voted in favor of the appointment or election of such Person.

“Class A Common Stock” means the Class A common stock, par value $0.001 per share, of Holdings.

“Class B Common Stock” means the Class B common stock, par value $0.001 per share, of Holdings.

“Closing Date” means the date during which the Effective Time shall occur.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the Property (including capital stock and other equity interests) in which Liens are purported to be granted pursuant to the Collateral Agreements as security for all obligations of the Credit Parties hereunder, provided that the Collateral shall not include any Real Property Assets other than the Mortgaged Property.

“Collateral Agreements” means the Security Agreement, the Pledge Agreement, the Control Agreements, the Mortgages and all other agreements, instruments or documents delivered by any Credit Party or any shareholder of a Credit Party pursuant to this Agreement or any of the other Loan Documents in order to grant to the Collateral Trustee, on behalf of the Lenders, a Lien on any real, personal or mixed property of that Credit Party as security for any of the obligations of the Credit Parties hereunder.

“Collateral Trustee” means Credit Suisse as collateral trustee for the Secured Obligations and any successors appointed pursuant to Section 9.6 and the Intercreditor Agreement.

“Commitment Utilization Percentage” means, for any day, the ratio of (a) the sum of (i) the principal amount of the Loans outstanding on such day plus (ii) the face amount of Letters of Credit outstanding on such day to (b) the aggregate amount of Revolving Credit Commitments for such day, expressed as a percentage.

“Commitments” means, without duplication, the Revolving Credit Commitments and the Swing Loan Commitments (a subcommitment of the Revolving Credit Commitment).

“Communications Act” means the Communications Act of 1934, as amended.

“Compliance Certificate” means a certificate duly executed by a Financial Officer of the Borrower (required to be delivered pursuant to Section 6.1(c), 7.1(l), 7.4(d)(iii), 7.5(o) or 7.6(c)), in substantially the form of Exhibit M hereto.

“Confirmation of Pledge Agreement” means the Confirmation of Pledge Agreement dated as of July 9, 2002 among the Administrative Agent and the Credit Parties.

“Conforming Leasehold Interest” means any leasehold interest as to which the lessor has agreed in writing for the benefit of the Collateral Trustee (which writing has been delivered to the Collateral Trustee), whether under terms of the applicable lease or under the terms of a Landlord Waiver and Consent, to the matters described in the “Landlord Waiver and Consent” attached hereto as Exhibit E, which interest, if a subleasehold interest or sub-subleasehold interest, is not subject to any contrary restrictions contained in a superior lease or sublease.

“Control” means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a

Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means, with respect to any bank account of any Credit Party except a bank account maintained with the Administrative Agent, a Control Agreement in form and substance satisfactory to the Administrative Agent in its reasonable discretion, executed and delivered by such Credit Party, the depository institution at which such account is maintained and the Collateral Trustee (as successor to the Administrative Agent) at the Original Closing Date or from time to time thereafter, as any such agreement may be amended, supplemented or otherwise modified from time to time.

“Credit Parties” means the Borrower and the Guarantors (except that Empire Burbank will be a Guarantor but will not be deemed a Credit Party hereunder).

“Credit Suisse” means Credit Suisse AG, a bank organized under the laws of Switzerland acting through its Cayman Islands Branch.

“Dallas Studio Property” means that certain real property owned in fee by the Credit Parties located on Gateway in Dallas, Texas.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Applicable Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (including such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Lender Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or all obligations hereunder and under the other Loan Documents are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.11) and (b) such Defaulting Lender shall have delivered to the Borrower and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which the Borrower, Administrative Agent and Required Lenders waive all Lender Defaults of such Defaulting Lender in writing.

“Defaulted Loan” has the meaning assigned to such term in the definition of “Defaulting Lender” in this Agreement.

“Defaulting Lender” shall mean any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Swing Loans or Letters of Credit (each, a “Defaulted Loan”) within three Business Days of the date required to be funded by it hereunder (unless Lenders representing a majority in interest of the Revolving Credit Commitments shall not have advised the Administrative Agent in writing of their determination that such condition has been satisfied), (b) notified Holdings or the Borrower, the Administrative Agent, the Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or its funding obligations generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good-faith dispute or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has consented to, approved of or acquiesced in any such proceeding or appointment; provided that (i) if a Lender would be a “Defaulting Lender” solely by reason of events relating to a parent company of such Lender as described in clause (e) above, the Administrative Agent may, in its discretion, determine that such Lender is not a “Defaulting Lender” if and for so long as the Administrative Agent is satisfied that such Lender will continue to perform its funding obligations hereunder and (ii) the Administrative Agent may, by notice to the Borrower and the Lenders, declare that a Defaulting Lender is no longer a “Defaulting Lender” if the Administrative Agent determines, in its reasonable discretion, that the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 4.6.

“Disposition” means any sale, sale-leaseback, assignment, conveyance, exchange, long-term lease accorded sales treatment under GAAP, transfer or other disposition (including by means of a merger, consolidation, amalgamation, joint venture or other substantive combination, but excluding any Asset Swap) of any assets, business or property (whether now owned or hereafter acquired) by any Credit Party to any Person other than a Credit Party, including any Relocation but excluding (a) the granting of Liens permitted hereunder and (b) any sale, assignment, transfer or other disposition of (i) any property sold, leased or disposed of in the ordinary course of business, (ii) any property that is obsolete or no longer used or useful in the business of the Credit Parties (excluding any such disposition of operations or division discontinued or to be discontinued) and (iii) any Collateral under and as defined in the Collateral Agreements pursuant to an exercise of remedies by the Collateral Trustee thereunder, (c) leasing or licensing of any property in the ordinary course of business, (d) the sale of marketable securities, including “margin stock” within the meaning of Regulation U, liquid investments and other financial instruments in connection with the ordinary course cash management of the Credit Parties, (e) forgiveness or cancellation by any Credit Party of any loan by such Credit Party to any of its Affiliates, (f) the surrender or waiver of contractual rights of the settlement, release or surrender of contracts or tort claims in the ordinary course of business, (g) the non-exclusive licensing of patents, trademarks and other intellectual property rights granted by any

Credit Party in the ordinary course of business, (h) leases of interests in real property entered into in the ordinary course of business, (i) disposition of cash and Cash Equivalents, and (j) other sale, assignment, transfer or other disposition in the ordinary course of business; provided that no such sale, sale-leaseback, assignment, conveyance, exchange, long-term lease, transfer or other disposition shall be deemed to be a “Disposition” unless such transaction shall be consummated outside the ordinary course of business and the aggregate consideration for such transaction or series of related transactions shall equal or exceed $5,000,000 in any fiscal year.

“Disposition Investment” means, with respect to any Disposition, any promissory notes or other evidences of Indebtedness or Investments received by any Credit Party in connection with such Disposition.

“Dividend Limitation” shall mean, with respect to Holdings, the sum of: (i) the product of the Maximum Effective California Rate times Holdings’ California Taxable Income except that the product in this clause (i) shall be zero (0) in the event Holdings does not qualify (or subsequently elects not) to be treated as an S Corporation for California income tax purposes, or Media Holdings or the Borrower does not qualify (or subsequently elects not) to be treated as a qualified subchapter S subsidiary; plus, (ii) the product of the Maximum Federal Rate and Holdings’ Federal Taxable Income.

“Domestic Subsidiary” means any Subsidiary that is organized and existing under the laws of the United States of America or any state or commonwealth thereof or under the laws of the District of Columbia.

“EBITDA” means, for any period of four consecutive fiscal quarters, Net Income of the Credit Parties during such period, plus (to the extent deducted in computing Net Income) (a) the sum of (i) Interest Expense during such period (including in connection with the LBI Media Intercompany Note) and any interest expense accrued during such period pursuant to the Media Holdings Discount Notes Indenture, the Media Holdings Discount Notes and any other Holding Company Debt incurred in accordance with Section 7.15(a)(i) or (iv), (ii) depreciation and amortization expense during such period (including without limitation charges under SFAS 142 for broadcast licenses, goodwill or other indefinite lived intangible assets), (iii) the aggregate amount paid, required to be paid or accrued (without duplication) in respect of income, franchise, real estate and other like taxes during such period, (iv) extraordinary losses during such period, (v) other non-cash charges during such period, (vi) (x) Relocation costs, expenses and other amounts set forth in clauses (ii)(A) and (B), and subclauses (i), (v), (vi) and (vii) of clause (ii)(C) of the definition of Net Cash Payments and (y) Transaction Costs, in each case, incurred or paid during such period, (vii) Extraordinary Expenses for such period, (viii) Permitted Shareholder Tax Distributions and Permitted Holdings Tax Distributions during such period, (ix) any non-compete payments made in cash during such period to sellers in connection with any Permitted Acquisition in an aggregate amount not to exceed 20% of the aggregate consideration paid or payable by the Credit Parties in connection with such Permitted Acquisition, (x) the aggregate amount of any payments made in cash during such period with respect to any incentive bonus which may become payable pursuant to the employment agreements of Winter Horton dated December 28, 2009 and Eduardo Leon dated January 1, 2010, in each case as amended from time to time, and the aggregate amount (not to exceed $12,500,000 following the Closing Date) of any such payments made in cash during such period under any other Management Incentive

Contracts (including, in each case, the aggregate amount of any payments made in cash during such period with respect to any notes issued with respect thereto), (xi) forgiveness or cancellation of the loan to Lenard Liberman described in Item 4 of Schedule 7.5 annexed hereto plus accrued interest thereon and (xii) forgiveness or cancellation of the loans to Jose and Lenard Liberman described in Schedule 7.5 annexed hereto (excluding Item 4) in an aggregate amount not in excess of $500,000 plus accrued interest thereon minus (to the extent not deducted in computing Net Income) (b) the sum of (i) extraordinary gains during such period, and (ii) cash Program Obligations Payments actually made during such period (or, with respect to Program Obligations Payments for which the proviso in the definition thereof is applicable, Program Obligations Payments amortized during such period) and (iii) any cash interest paid during such period in respect of the Liberman Subordinated Debt; provided that (1) for purposes of determining EBITDA for any period during which a Disposition (other than any Relocation) is consummated, EBITDA shall be adjusted in a manner reasonably satisfactory to the Administrative Agent to give effect to the consummation of the Disposition (other than any Relocation) on a pro-forma basis, as if the Disposition (other than any Relocation) occurred on the first day of such period and (2) for any period for which EBITDA is determined and in which period an Acquisition permitted to be made hereunder is consummated, EBITDA shall be adjusted in a manner reasonably satisfactory to the Administrative Agent (a) to give effect to the consummation of such Acquisition on a pro-forma basis, as if such Acquisition occurred on the first day of such period and (b) to reflect certain expense deductions in connection with such Acquisition reasonably acceptable to the Administrative Agent.

“Effective Time” means the time when the conditions specified in Section 5.1 are satisfied (or waived in accordance with Section 11.2).

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Approved Fund with respect to any Lender; and (b) (i) any commercial bank organized under the laws of the United States or any state thereof; (ii) any savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) any commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds, financing companies and lease financing companies; provided that no Credit Party or any Affiliate of any Credit Party shall be an Eligible Assignee.

“Empire Burbank” means Empire Burbank Studios LLC, a California limited liability company (successor in interest to Empire Burbank Studios, Inc., a California corporation) and a Wholly-Owned Subsidiary of the Borrower.

“Empire Burbank Lease” means that certain Lease dated as of July 15, 1999 between Empire Burbank, as lessor, and LBCI, as lessee, relating to occupancy of the Burbank Office Property (or a replacement lease in substantially the same form except that the Borrower is the lessee and the term thereof is extended (which replacement lease shall be deemed to be permitted under Section 7.14)), as modified by that certain First Amendment to Lease and Assignment and

Assumption Agreement dated as of June 28, 2004 by and among Empire Burbank, LBCI and the Borrower and in each case as such lease may be further amended or modified in accordance with Section 7.14.

“Empire Burbank Loan” means a loan in the original principal amount of $2,617,034.17 made by Jefferson Pilot Financial Insurance Company to Empire Burbank pursuant to the Empire Burbank Loan Documents and any Permitted Refinancing.

“Empire Burbank Loan Documents” means the Empire Burbank Mortgage and the other documents evidencing the Empire Burbank Loan and described on Schedule 4.14, or any replacement documents evidencing a Permitted Refinancing, as such documents or replacement documents may be amended or modified in accordance with Section 7.14.

“Empire Burbank Mortgage” means that certain deed of trust encumbering the Burbank Office Property, executed by Empire Burbank in favor of Jefferson Pilot Financial Insurance Company securing the Empire Burbank Loan, or any replacement deed of trust evidencing a Permitted Refinancing, as such deed of trust or replacement deed of trust may be amended or modified in accordance with Section 7.14.

“Empire Burbank Sublease” means that certain Sublease Agreement between LBCI, as sublessor, and Empire Burbank, as sublessee, (or a replacement sublease in substantially the same form except that the Borrower is the sublessor and the term thereof is extended (which replacement sublease shall be deemed to be permitted under Section 7.14)), in each case relating to occupancy of certain portions of the Burbank Office Property by Empire Burbank, as modified by that certain First Amendment to Sublease Agreement and Assignment and Assumption dated as of June 28, 2004 by and among Empire Burbank, LBCI, and the Borrower and as such sublease may be further amended or modified from time to time.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Credit Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code. Notwithstanding the foregoing, for purposes of any liability related to a Multiemployer Plan under Title IV of ERISA, the term “ERISA Affiliate” means any trade or business that together with the Borrower is treated as a single employer within the meaning of Section 4001(b) of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to any Pension Plan, (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan or (f) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Event of Default” has the meaning assigned to such term in Section 8.1.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, net worth or franchise taxes imposed on (or measured by) its net income or net worth by the United States of America, or by a jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or in which it is taxable solely on account of some connection other than the execution, delivery or performance of this Agreement or the receipt of income hereunder, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located or in which it is taxable solely on account of some connection other than the execution, delivery or performance of this Agreement or the receipt of income hereunder, (c) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 2.9(b)), any withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement or is attributable to such Lender’s failure or inability to comply with Section 2.17(e) or (f), except to the extent that such Lender’s assignor

(if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower pursuant to Section 2.17(a), and (d) any taxes imposed as a result of a Lender’s failure to comply with FATCA.

“Existing Credit Agreement” has the meaning assigned to such term in the preamble hereof.

“Existing Debt” means Indebtedness described in (a) Schedule 4.14 and denoted “to be repaid on the Closing Date” and (b) Schedule 4.14 and denoted “to remain outstanding after the Closing Date”.

“Extraordinary Expenses” means those certain non-recurring, extraordinary fees and expenses incurred by Holdings, Media Holdings, the Borrower or any of its Subsidiaries in connection with proposed radio or television acquisitions not to exceed $250,000, individually, or $750,000 in the aggregate.

“Fair Market Value” means the value determined by the senior management of the Borrower in a certificate of a Financial Officer delivered to the Administrative Agent; provided that with respect to assets which are purchased as part of a larger transaction and are sold concurrently or within one year of such acquisition, the senior management of the Borrower may, in determining Fair Market Value, take into account the sale price of such assets, as well as the consideration in the overall transaction.

“FATCA” means Section 1471 through 1474 of the Code and any regulations or official interpretations thereof.

“FCC” means the Federal Communications Commission or any governmental authority succeeding to any of its functions.

“FCC Licenses” means all radio, broadcast or other licenses, permits, certificates of compliance, franchises, approvals or authorizations granted or issued by the FCC to any Credit Party that are necessary for the broadcast or other operations of the Borrower or any Subsidiary.

“FCC Regulations” means the Communications Act, and all regulations and written policies promulgated from time to time by the FCC under or in connection with or pertaining to the Communications Act.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Taxable Income” shall mean the taxable income of Holdings for any taxable year computed pursuant to Section 1363(b) (or any successor provision) of the Code but calculated as if the taxable year of Holdings ended on the date with respect to which such taxable income calculation is made, reduced, but not below zero, by the amount of any Suspended Losses treated as incurred by Holdings in, and allowed as deductions on the tax returns of Holdings’ stockholders for, such taxable year.

“Financial Officer” means the chief executive officer, the president, the executive vice president, chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Agreement, that such Lien is the most senior Lien (other than Liens permitted pursuant to Section 7.2) to which such Collateral is subject.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary of a Credit Party that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government and the National Association of Insurance Commissioners.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder). The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.

“Guaranteed Obligations” has the meaning assigned to such term in Section 3.1.

“Guarantors” means all Subsidiaries of the Borrower (other than Foreign Subsidiaries which are not required to be Guarantors hereunder pursuant to Section 6.10(a) hereof).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature in each case regulated or subject to regulation pursuant to any Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement, including, without limitation, the Specified Hedging Agreement.

“Holding Company” means each of (i) Holdings, (ii) Media Holdings, and (iii) any other holding company formed after the Closing Date which directly or indirectly owns all the equity interest of the Borrower and all of whose equity interests is directly or indirectly owned by Holdings.

“Holding Company Debt” means any Indebtedness of Media Holdings in respect of the Media Holdings Discount Notes Indenture and any other Indebtedness of any Holding Company incurred in compliance with Section 7.15(a)(i) or (iv).

“Holdings” means Liberman Broadcasting, Inc., a Delaware corporation, and the sole shareholder of Media Holdings.

“Houston Studio Property” means that certain real property owned in fee by the Credit Parties located at 3000 Bering Drive, Houston, Texas.

“Indebtedness” means, for any Person, without duplication: (a) obligations created, issued or incurred by such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts are payable within 180 days after the date of the respective goods are delivered or the respective services are rendered or otherwise are payable in accordance with customary practices; (c) Capital Lease Obligations of such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (f) the net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, any Hedging Agreement, and (g) Indebtedness of others of the kinds referred to in clauses (a) through (f) above Guaranteed by such Person; provided in no event shall obligations under any Hedging Agreement be deemed “Indebtedness” for any purpose of Section 7.10. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding anything herein to the contrary, (x) any obligations under the Empire Burbank Lease shall not be Indebtedness and (y) any obligations with respect to non-compete payments in connection with any Permitted Acquisition shall not constitute Indebtedness so long as (i) the aggregate amount of all non-compete payments with respect to such Permitted Acquisition do not exceed 20% of the aggregate consideration paid or payable in connection with such Permitted Acquisition and (ii) such non-compete payments do not have an interest or similar component.

“Indemnified Taxes” means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting penalties or interest imposed with respect to Excluded Taxes or Other Taxes.

“Initial Breakage Expenses” means all expenses in respect of LIBOR breakage costs incurred in connection with the amendment and restatement of the Existing Credit Agreement.

“Intercreditor Agreement” means the Collateral Trust and Intercreditor Agreement of even date herewith among Collateral Trustee, Administrative Agent, Indenture Trustee, Borrower and Guarantors, as may be amended from time to time.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.6 substantially in the form of Exhibit C-2 annexed hereto.

“Interest Expense” means, for any period, the sum, for the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP), of the following: (a) interest in respect of Total Debt accrued during such period (whether or not actually paid during such period) plus (b) the net amounts payable (or minus the net amounts receivable) under Hedging Agreements accrued during such period (whether or not actually paid or received during such period), with fees and costs attributable to such period being calculated assuming such fees and costs are amortized equally over the term of such Hedging Agreement, but excluding (i) reimbursement of legal fees and other similar transaction costs of the Transactions and (ii) any non-cash amortization of fees and expenses of the Transactions plus (c) all letter of credit fees and expenses incurred after the Effective Time plus (d) any payments in respect of liquidated damages paid in cash during such period pursuant to any registration rights agreement entered into in connection with any Indebtedness; provided that (i) interest in respect of Indebtedness which is not paid in cash but which is instead “paid-in-kind” through the issuance of additional notes or other instruments, (ii) any premium paid in connection with the redemption, repurchase, refinancing, repayment or retirement of any Indebtedness, including the redemptions, repurchases, refinancings, repayments or retirements described in clauses (a), (c) and (e) of the definition of Qualifying IPO Funding Transactions, and (iii) any Initial Breakage Expenses, in each case, shall not be included in “Interest Expense.”

“Interest Payment Date” means (a) with respect to any Base Rate Loan, each Quarterly Date and (b) with respect to any LIBOR Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each Business Day prior to the last day of such Interest Period that would have been the last day of the Interest Period for such LIBOR Loan had successive three month Interest Periods been applicable to such LIBOR Loan.

“Interest Period” means with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of all Lenders and provided such periods are available from all Lenders, nine or twelve months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Notwithstanding the foregoing,

(x) if any Interest Period for any Revolving Credit Borrowing would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date, and

(y) notwithstanding the foregoing clause (x), no Interest Period shall have a duration of less than one month and, if the Interest Period for any LIBOR Loan would otherwise be a shorter period, such Loan shall not be available hereunder as a LIBOR Loan for such period.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale) or (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 180 days representing the purchase price of goods or services sold by such Person in the ordinary course of business or otherwise are payable in accordance with customary practices). Notwithstanding the foregoing, Capital Expenditures, Acquisitions and Relocations (other than promissory notes or debt or equity securities acquired in connection with any Relocation) shall not be deemed “Investments” for purposes hereof. The amount of any

Investment shall be the original cost of such Investment plus the cost of all additions thereto minus the amount of any return of capital with respect to such Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“Investment Agreement” means the Investment Agreement, dated as of March 30, 2007, among Liberman Broadcasting, Inc., a Delaware corporation, the investors named therein and the stockholders named therein.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of March 30, 2007, and executed in connection with, the Private Equity Issuance, as amended by the Amendment No. 1 to Investor Rights Agreement and Waiver, dated as of July 10, 2007.

“Involuntary Relocation” means with respect to any television Broadcast Station, any Relocation described in clause (2) of the definition of the term Relocation.

“IP Collateral” means, collectively, any Collateral which is intellectual property of a Credit Party.

“IPO” means the initial public offering of the Class A Common Stock pursuant to the Registration Statement.

“Issuing Lender” means Credit Suisse, in its capacity as an issuer of Letters of Credit hereunder.

“Landlord Waiver and Consent” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, in substantially the form of Exhibit E or in such other form reasonably approved by the Administrative Agent.

“LBCI” means Liberman Broadcasting of California LLC, a California limited liability company (successor in interest to Liberman Broadcasting, Inc., a California corporation).

“LBI Media Intercompany Note” means, to the extent that the Borrower may elect to complete the redemption or repurchase described in clause (a) or (c) of the definition of Qualifying IPO Funding Transactions, that certain Promissory Note that may be issued on or after the Qualifying IPO Closing Date by the Borrower to the order of Media Holdings or any other Holding Company in an aggregate principal amount equal to the amount necessary to complete the redemption or repurchase described in clause (a) or (c) of the definition of Qualifying IPO Funding Transactions, substantially in the form delivered to the Administrative Agent, as such promissory note may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.13.

“LC Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC

Exposure of any Revolving Credit Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lead Arranger” means Credit Suisse Securities (USA) LLC in its capacity as lead arranger hereunder.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.

“Lender Default” has the meaning assigned to such term in Section 2.9(d).

“Lenders” means the Persons listed on Part II of Schedule 2.1 (including the Issuing Lender and the Swing Loan Lender) and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Letter of Credit” means any letter of credit issued (i) on a standby basis or (ii) to the extent available from the Issuing Lender, in support of trade obligations of any Credit Party, in each case pursuant to this Agreement.

“Liberman Subordinated Debt” means the Indebtedness incurred pursuant to Section 7.1(f).

“Liberman Subordination Agreements” means the subordination agreements, if any, entered into pursuant to Section 7.1(f), as such agreements may be amended or modified in accordance with the terms hereof; and which agreements shall in form and substance reasonably satisfactory to the Administrative Agent; provided that any such agreements that are substantially the same as those certain Liberman Subordination Agreements dated as of the Original Closing Date among the Borrower, Fleet National Bank (as predecessor to Credit Suisse) and each of Jose and Lenard Liberman shall be deemed to be satisfactory to the Administrative Agent.

“LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“LIBOR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“License Subsidiary” means any Wholly-Owned Subsidiary of the Borrower (or of a Subsidiary of the Borrower) formed solely for the purpose of holding FCC Licenses.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (other than an operating lease) (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, the Intercreditor Agreement, any promissory notes evidencing Revolving Credit Loans and the Swing Loans hereunder, the Collateral Agreements and any other instruments or documents delivered or to be delivered from time to time pursuant to this Agreement, as the same may be supplemented and amended from time to time in accordance with their respective terms.

“Loans” means the Revolving Credit Loans and the Swing Loans.

“Management Incentive Contracts” means employment agreements between Holdings and employees providing for payments in the event that the net value of Holdings exceeds certain thresholds.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform any of its respective material obligations under this Agreement or (c) the material rights of or material benefits available to the Lenders under this Agreement and the other Loan Documents.

“Material Contract” means any contract or other arrangement to which any Credit Party is a party (other than the Senior Facilities Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material FCC Licenses” shall mean an FCC License the loss of which could reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” means (a) the Senior Subordinated Notes and the Senior Notes and (b)(i) Indebtedness (other than the Loans or Letters of Credit or the Empire Burbank Loan), or (ii) obligations in respect of one or more Hedging Agreements, of any one or more of the Credit Parties in each case of clause (i) and clause (ii) in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Material Leasehold Property” means a Leasehold Property reasonably determined by the Administrative Agent in good faith consultation with the Borrower to be of material importance to the operations of the Credit Parties, taken as a whole.

“Maturity Date” means March 18, 2016.

“Maximum Effective California Rate” shall mean the product of: (i) the maximum California personal income tax rate imposed on individuals pursuant to Section 17041(a) and (c) (or any successor provisions) of the California Revenue and Tax Code; times (ii) the difference between one (1) and the Maximum Federal Rate expressed as a decimal.

“Maximum Federal Rate” shall mean the maximum Federal income tax rate imposed on individuals pursuant to Section 1(a)-(d) (or any successor provisions) of the Code, as adjusted pursuant to Section 15 (or any successor provision) of the Code, if applicable.

“Media Holdings” means LBI Media Holdings, Inc., a Delaware corporation, which is the sole shareholder of the Borrower and a Wholly-Owned Subsidiary of Holdings.

“Media Holdings Discount Notes” means Media Holdings’ unsecured 11% Senior Discount Notes due 2013, including any Additional Notes and Exchange Notes (as each such term is defined in the Media Holdings Discount Notes Indenture), in each case, as amended, supplemented or otherwise modified in accordance with the restrictions of Section 7.15, and as issued pursuant to the Media Holdings Discount Notes Indenture with aggregate gross cash proceeds not in excess of the sum of (a) $50,000,000 (excluding the amounts referred to in clause (b) of this definition) plus (b) the amount of any increase in the outstanding principal amount of such notes as a consequence of such notes being issued at a discount (i.e. accreted value).

“Media Holdings Discount Notes Indenture” means the Indenture dated as of October 10, 2003 between Media Holdings and U.S. Bank National Association, as trustee, pursuant to which the Media Holdings Discount Notes were issued, as amended, supplemented or otherwise modified in accordance with the restrictions of Section 7.15.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means, (a) with respect to the Real Property Assets of the Credit Parties as of the Closing Date, the Burbank Studio Property, the Dallas Studio Property, the Houston Studio Property and (b) with respect to any fee ownership interest in any Real Property Asset acquired by any Credit Party following the Closing Date, any other fee ownership interest in a Real Property Asset which is required to be mortgaged pursuant to Section 6.13(c) hereof.

“Mortgages” mean, collectively, any mortgage, deed of trust, security deed or similar agreement encumbering any Mortgaged Property that is reasonably satisfactory to the Administrative Agent, as may be amended from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Payments” means,

(i) with respect to any Casualty Event, the aggregate amount of cash proceeds of insurance, cash condemnation awards and other cash compensation received by the Credit Parties in respect of such Casualty Event net of (A) legal, title, transfer and recording tax expenses, commissions, and fees and expenses directly related to such casualty event (including legal, accounting, brokerage, outside consultant and advisor, advertising and closing costs) incurred by the Credit Parties in connection therewith and (B) contractually required repayments of Indebtedness to the extent secured by a Lien on such property, (C) any Federal, state and local income, transfer or other taxes paid or estimated to be payable by Holdings, Media Holdings or any of the Credit Parties in respect of such Casualty Event and (D) any Permitted Shareholder Tax Distributions and Permitted Holdings Tax Distributions relating to taxes paid or estimated to be payable as a result of such Casualty Event;

(ii) with respect to any Disposition or Asset Swap, the aggregate amount of all cash payments received by any of the Credit Parties in connection with such Disposition or Asset Swap directly or indirectly, whether at the time of such Disposition or Asset Swap or after such Disposition or Asset Swap under deferred payment arrangements or Investments entered into or received in connection with such Disposition or Asset Swap (including Disposition Investments); provided that

(A) Net Cash Payments shall be net of (I) the amount of any legal, title, transfer and recording tax expenses, commissions and other fees and expenses (including legal, accounting, brokerage, outside consultant and advisor, advertising and closing costs) paid or payable by Holdings, Media Holdings or any of the Credit Parties in connection with such Disposition or Asset Swap, (II) any Federal, state and local income, transfer or other taxes paid or reasonably estimated to be payable by any of the Credit Parties as a result of such Disposition or Asset Swap, (III) to the extent not included in the foregoing, any Permitted Holdings Tax Distributions and Permitted Shareholder Tax Distributions related to taxes paid or estimated to be payable as a result of such Disposition or Asset Swap and (IV) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Disposition or Asset Swap undertaken by any Credit Party in connection with such Disposition or Asset Swap;

(B) Net Cash Payments shall be net of any repayments by any of the Credit Parties of Indebtedness to the extent that (I) such Indebtedness is secured by a Lien on the property that is the subject of such Disposition or Asset Swap and (II) the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property; and

(C) In addition to but without duplicating any amounts required to be deducted from Net Cash Payments under clauses (A) and (B) above, Net Cash Payments in connection with any Disposition or Asset Swap involving a Relocation shall be net of all reasonable costs (as determined by Borrower (or its successor or assign) in its reasonable discretion) directly related to such Relocation including, without limitation, (i) transaction expenses (including professional advisor’s or broker’s fees and costs and financing and related fees, commissions and expenses, including lender waiver fees), (ii) engineering, construction, equipment and moving costs, (iii) marketing costs, (iv) the estimated aggregate amount of all obligations of any Credit Party (or its successor or its assign) after such Relocation under leases with respect to which it is the lessee immediately prior to such Relocation, (v) any penalties or liabilities incurred (or estimated to be incurred) by any Credit Party (or its success or assign) under contracts which cannot be terminated by such Credit Party (or its successor or assign) prior to such Relocation but which cannot be performed or are no longer necessary (in the sole but reasonable discretion of the Borrower (or its successor or assign)) by any Credit Party (or its successor or assign) following such Relocation, (vi) costs incurred in seeking governmental consents and permits required as part of such Relocation and (vii) costs incurred in seeking FCC consent to move such replaced station’s digital operations to the site of such replacement station’s analog operations (including all expenses of a type set forth in other clauses of this definition). Any estimated amounts under this clause (C) shall be based on good faith estimates of the Borrower on the date of the consummation of any Relocation which were reasonable when made but such estimates shall be subject to adjustment within 90 days thereafter; and

(iii) with respect to any incurrence of Indebtedness (other than Indebtedness permitted by Section 7.1), the aggregate amount of all cash proceeds received by any Credit Party therefrom less all legal, underwriting and similar fees and expenses incurred in connection therewith.

“Net Income” means net income of the Credit Parties on a consolidated basis determined in accordance with GAAP.

“Non-Defaulting Lender” means a Lender which is not a Defaulting Lender.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable (including post-petition interest) under the documentation governing any Indebtedness.

“Omnibus Confirmation Agreement” means the Omnibus Confirmation Agreement dated as of June 11, 2004 among the Administrative Agent and the Credit Parties amending and confirming the Credit Parties’ obligations under the Pledge Agreement, the Security Agreement and any related agreements.

“Original Closing Date” means March 20, 2001.

“Original Credit Agreement” has the meaning assigned to such term in the preamble hereof.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this

Agreement and the other Loan Documents, provided that there shall be excluded from “Other Taxes” all Excluded Taxes.

“Outstanding Amount”, as of any date, means, an amount equal to the aggregate Revolving Credit Exposure of all Revolving Credit Lenders (which, for the avoidance of doubt, shall include any Defaulting Lenders) on such date.

“Participant” has the meaning assigned to such term in Section 11.4(f).

“Pension Plan” means any Plan that is a defined benefit pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition” has the meaning set forth in Section 7.4(d).

“Permitted Dividend Amount” shall mean, for any taxable period, the amount by which the Dividend Limitation for the taxable year exceeds the aggregate Permitted Shareholder Tax Distributions paid by the Borrower for such year pursuant to Section 7.5(m)(i) or 7.6(a) hereof, including distributions paid or loans made by the Borrower within 105 days after the end of the taxable year for which a distribution is paid or loan is made; provided, that:

(a) if, at the end of any taxable year of the Borrower, the Dividend Limitation for such year exceeds the aggregate Permitted Shareholder Tax Distributions paid by the Borrower for such year pursuant to Section 7.5(m)(i) or 7.6(a) hereof, such excess shall be ignored for purposes of computing the Permitted Dividend Amount for any subsequent period;

(b) if, at the end of any taxable year of the Borrower, the aggregate Permitted Shareholder Tax Distributions paid by the Borrower for such year pursuant to Section 7.5(m)(i) or Section 7.6(a) hereof exceed the Dividend Limitation, the Permitted Dividend Amount shall be zero (0) and such excess shall be included in the calculation of the aggregate Permitted Shareholder Tax Distributions paid by the Borrower for the following taxable year(s); and

(c) if Holdings’ S Corporation election made pursuant to Code Section 1362 (or any successor provision) shall be determined to be invalid, or is revoked or terminated, or the QSSS Election shall cease to be in effect for the Borrower, the Permitted Dividend Amount for the Borrower shall be zero (0) from and after the date of such invalidity, revocation, or termination.

“Permitted Holdings Tax Distributions” means cash distributions and/or loans (to be computed by the Tax Accountant) from the Borrower to Media Holdings or Holdings and/or from Media Holdings to Holdings, in respect of any taxable year to permit Holdings to pay its estimated and final federal, state and local income tax liabilities which are attributable to the taxable income of Holdings, Media Holdings and/or the Borrower for such taxable year calculated as though Holdings, Media Holdings and the Borrower were members of an affiliated group filing a consolidated U.S. federal income tax return. If in any year Holdings or Media Holdings is required to pay additional taxes with respect to a prior year’s tax return which are attributable to the taxable income of Media Holdings and/or the Borrower calculated as though

Holdings, Media Holdings and the Borrower were members of an affiliated group filing a consolidated U.S. federal income tax return (whether because of an audit by a taxing authority, an amended return the filing of which is required in the reasonable judgment of Holdings, Media Holdings or otherwise), the amount of Permitted Holdings Tax Distributions which may be paid or loaned in such year shall be increased by the amount of such additional taxes.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard and Poor’s Ratings Service or from Moody’s Investors Service, Inc.;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) investments in money market mutual funds that are rated AAA by Standard & Poor’s Rating Service; and

(f) Cash Equivalents.

“Permitted Liens” has the meaning set forth in Section 7.2.

“Permitted Lines of Business” means the television and radio broadcast business, television and radio program production, rental of television, radio and related facilities and properties, outdoor advertising, the leasing or licensing of property or tower space, and general business services related to any of the foregoing and any business incident thereto.

“Permitted Refinancing” means a refinancing of the Empire Burbank Loan (other than with the Loans); provided that (i) the terms of the Empire Burbank Loan Documents evidencing such refinancing shall be substantially similar to the terms of the Empire Burbank Loan Documents existing on the Closing Date, with such changes as do not materially adversely affect the Administrative Agent or the Lenders (it being understood that (a) no change to those provisions of the Empire Burbank Loan Documents referred to in Section 7.14(a)(i) shall be permitted without the prior written consent of the Administrative Agent and (b) replacement of the lessee under the Empire Burbank Lease of LBCI with the Borrower, replacement of the sublessor under the Empire Burbank Sublease of LBCI with the Borrower and lengthening the term of either shall not be considered to materially adversely affect the Administrative Agent or any Lender) or with such other terms as shall be approved by the prior written consent of the Administrative Agent; provided that the aggregate principal amount of the Empire Burbank Loan shall not exceed $4,000,000, (ii) no additional property shall be encumbered by the Empire Burbank Mortgage executed in connection with such refinancing and (iii) prior to consummation of such refinancing, the Borrower shall deliver to the Administrative Agent copies of all loan documents relating thereto, certified by the Borrower to be true and correct copies thereof and to be all loan documents executed in connection with such refinancing.

“Permitted Shareholder Tax Distributions” means cash distributions and/or loans made by the Borrower to Media Holdings, Holdings or the shareholders of Holdings and/or by Media Holdings to Holdings or such shareholders to permit the shareholders of Holdings to pay their estimated and final federal and state income tax liabilities attributable to the income of Media Holdings and/or the Borrower calculated as though Media Holdings and/or the Borrower were an S Corporation. Permitted Shareholder Tax Distributions may be made not more frequently than quarterly with respect to each period for which an installment of estimated tax would be required to be paid by the shareholders of Holdings, provided, however, that the amount of such distributions or loans shall not exceed the Permitted Dividend Amount. For purposes of computing the amount of aggregate Permitted Shareholder Tax Distributions for any taxable year, amounts paid in such taxable year by Media Holdings and/or the Borrower to the State of California on behalf of nonresident shareholders as estimated taxes or as withholding taxes pursuant to the California Revenue and Taxation Code shall be treated as Permitted Shareholder Tax Distributions. If nonresident shareholders recontribute to Media Holdings and/or the Borrower any such amounts paid on their behalf, however, the amounts contributed shall be subtracted from the amount of aggregate Permitted Shareholder Tax Distributions for the taxable year in which the contributions are made. If in any year Holdings’ shareholders are required to pay additional taxes with respect to a prior year’s tax return which are attributable to the taxable income of Media Holdings and/or the Borrower calculated as though Media Holdings and/or the Borrower were S Corporations (whether because of an audit by a taxing authority, an amended return the filing of which is required in the reasonable judgment of Holdings, or otherwise), the amount of Permitted Shareholder Tax Distributions which may be paid in such year shall be increased by the amount of such additional taxes as determined by a Tax Accountant. Notwithstanding any other provision in this Agreement to the contrary, in the event that in any future tax period Holdings fails to qualify as an S Corporation for California and/or other state tax purposes or otherwise fails to receive the benefits of S Corporation tax treatments, but continues to maintain its S Corporation status for federal income tax purposes, the amount that can be distributed or loaned under this paragraph or any other provisions of this Agreement shall include and shall be increased by the amount of California and/or other state taxes imposed on such distributions and loans (including the additional distributions and loans under this sentence). For the avoidance of doubt, in determining the amounts that can be distributed to pay the tax liabilities of the shareholders of Holdings or any of its Subsidiaries under this definition and other provisions of this Agreement, if there are multiple distributions and/or loans (e.g., an amount from the Borrower to Media Holdings and the same amount from Media Holdings to Holdings), such a series of distributions and/or loans shall be only counted once.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA in which the Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA including but not limited to any Pension Plan or Multiemployer Plan.

“Pledge Agreement” means the Amended and Restated Pledge Agreement of even date herewith, by and among the Credit Parties and Collateral Trustee, which amends and restates that certain Pledge Agreement dated as of the Original Closing Date between the Credit Parties and Fleet National Bank, as predecessor administrative agent, as confirmed and amended by the Confirmation of Pledge Agreement, the Omnibus Confirmation Agreement and the Second Omnibus Confirmation Agreement, as such agreement may be further amended, supplemented or otherwise modified from time to time, including the addition of new Credit Parties in accordance with Section 6.10.

“Post-Default Rate” means, for Base Rate Loans, a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin plus 2%, and, for LIBOR Loans, a rate per annum equal to the Adjusted LIBO Rate plus the Applicable Margin plus 2%.

“Prime Rate” shall mean the rate of interest per annum announced from time to time by Credit Suisse (or any successor to Credit Suisse in its capacity as Administrative Agent) as its prime commercial lending rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.

“Principal Investors” has the meaning assigned to such term in the definition of “Change of Control” in this Agreement.

“Prior Credit Agreements” has the meaning assigned to such term in the preamble hereof.

“Private Equity Issuance” means the issuance by Holdings of certain shares of Class A Common Stock pursuant to the Private Equity Issuance Documents.

“Private Equity Issuance Documents” means the Investment Agreement, the Investor Rights Agreement and ancillary documents entered into pursuant thereto.

“Program Obligations” means all obligations, whether fixed or contingent, of the Credit Parties in respect of the purchase, use, license or acquisition of programs, programming materials, films and similar assets used in connection with the television broadcast business and operations of the Credit Parties.

“Program Obligations Payments” means, for any period, the sum (determined on a consolidated basis and without duplication) of all payments by the Credit Parties made or scheduled to be made during such period in respect of Program Obligations; provided that, with respect to any contract for Program Obligations which requires that the consideration therefor be paid by a Credit Party in one lump-sum payment, or in unequal payments over the term of such contract, such payment (or payments) shall be amortized over the period during which such programming is available under such contract.

“Property” means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible.

“Proprietary Rights” has the meaning assigned to such term in Section 4.5(b).

“PTO” means the United States Patent and Trademark Office or any successor or substitute office in which filings are necessary or, in the reasonable opinion of the Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

“QSSS Election” means the election to treat any Person as a qualified Subchapter S subsidiary pursuant to Code Section 1361(b)(3) (or any successor provision).

“Qualifying IPO” means the consummation by Holdings of an initial public offering of common stock with gross proceeds to Holdings (without deduction of commissions) of $50,000,000 or more.

“Qualifying IPO Closing Date” means the date on which a Qualifying IPO has been consummated.

“Qualifying IPO Funding Transactions” means the following payments made from the net proceeds of a Qualifying IPO:

(a) (i) Holdings may make dividends and distributions to its stockholders and (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, Holdings (or any other Holding Company that is the parent of Media Holdings) may redeem, repurchase, prepay or otherwise acquire (whether pursuant to the optional redemption provisions, in open market transactions or otherwise), not later than fifteen months after the consummation of such Qualifying IPO, all or any portion of the outstanding principal amount of Holding Company Debt and pay premiums (including call premiums, early tender premiums or consent premiums) and interest thereon, which may consist of accrued interest, plus, if applicable, an amount of interest calculated on the basis of the next succeeding contractual redemption or maturity date, and any other amounts owing with respect thereto;

(b) Holdings shall contribute substantially all of the net proceeds of such Qualifying IPO (other than the amount described in clause (a) above) to Media Holdings within 10 Business Days of such Qualifying IPO;

(c) so long as no Event of Default has occurred and is continuing or would result therefrom, Media Holdings (or any other Holding Company that is a Wholly Owned Subsidiary of Media Holdings and the direct or indirect parent of the Borrower) may redeem, repurchase, prepay or otherwise acquire (whether pursuant to the optional redemption provisions, in open market transactions or otherwise), not later than fifteen months after the consummation of such Qualifying IPO, all or any portion of the outstanding principal amount of Holding Company Debt and pay premiums (including call premiums, early tender premiums or consent premiums) and interest thereon, which may consist of accrued interest, plus, if applicable, an amount of interest calculated on the basis of the next succeeding contractual redemption or maturity date, and any other amounts owing with respect thereto;

(d) Media Holdings shall contribute substantially all of the net proceeds of such Qualifying IPO (other than the amounts described in clauses (a) and (c) above) to the Borrower within 10 Business Days of such Qualifying IPO; and

(e) so long as (i) no Event of Default has occurred and is continuing and (ii) the Outstanding Amount does not exceed $5,000,000, the Borrower may redeem, repurchase, prepay or otherwise acquire (whether pursuant to the optional redemption provisions, in open market transactions or otherwise), not later than fifteen months after the consummation of such Qualifying IPO, all or any portion of the outstanding principal amount of Subordinated Indebtedness (other than any Liberman Subordinated Debt) and pay premiums (including call premiums, early tender premiums or consent premiums) and interest thereon, which may consist of accrued interest, plus, if applicable, an amount of interest calculated on the basis of the next succeeding contractual redemption or maturity date, and any other amounts owing with respect thereto;

it being understood and agreed that so long as the sum of the amounts in clauses (a), (c) and (e) above does not exceed the net proceeds of a Qualifying IPO, such amounts shall be deemed to be from the net proceeds of a Qualifying IPO no matter the source of such amounts. In no event shall the amount of distributions and dividends to the stockholders of Holdings described in clause (a)(i) above exceed the lesser of (x) $5,000,000 and (y) the excess of the gross proceeds of such Qualifying IPO (without deduction for any commissions or underwriter’s discount) over $50,000,000.

“Quarterly Dates” means the last day of each fiscal quarter of the Credit Parties, the first of which shall be March 31, 2011.

“Real Property Asset” means, at any time of determination, any fee ownership or leasehold interest then owned by any Credit Party in any real property.

“Refinancing Indebtedness” means any Indebtedness incurred under Section 7.15(a) that is an extension, renewal, refunding or replacement of other Indebtedness permitted under such Section 7.15(a) (whether such Indebtedness is incurred concurrently with the repayment or redemption of such other Indebtedness or at any time thereafter (it being understood that, subject to the following proviso, any Indebtedness incurred by the applicable Holding Company after the repayment or redemption of such other Indebtedness (up to an aggregate principal amount equal to the principal amount so repaid or redeemed plus accrued interest and premiums paid thereon) shall be deemed to be replacement of such other Indebtedness regardless of when such Indebtedness is incurred so long as such Indebtedness complies with the following clauses (i), (ii) and (iii))) and that (i) has covenants, events of default and mandatory prepayment requirements (whether by sinking fund payments, mandatory redemptions or repurchases or otherwise) that are not more restrictive in any material respect on the Borrower and its Subsidiaries than the covenants, events of default and mandatory prepayment requirements in the Loan Documents (it being understood that if such provisions relating to mandatory prepayment requirements are not more restrictive in any material respect than the Senior Note Indenture, such provisions shall be acceptable under this clause (i)), (ii) has a scheduled maturity date occurring no earlier than the Holding Company Debt being extended, renewed, refunded or replaced and (iii) has a weighted average life to maturity greater than the Holding Company Debt being extended, renewed, refunded or replaced; provided that if such Indebtedness is incurred after the repayment or redemption of such other Indebtedness, then such Indebtedness will cease to be considered to be Refinancing Indebtedness if the net cash proceeds thereof (x) are not promptly contributed (directly or indirectly) to the Borrower or (y) are not used by the Borrower or any of its Subsidiaries within 12 months of the incurrence of such Indebtedness to make Investments (other than Permitted Investments), acquire assets used in a Permitted Line of Business, make Acquisitions permitted hereunder or Capital Expenditures permitted hereunder and/or, to the extent permitted hereunder, to prepay any Indebtedness of Holdings or any of its Subsidiaries.

“Refunded Swing Loans” has the meaning assigned to such term in Section 2.8(d).

“Register” has the meaning assigned to such term in Section 11.4(d).

“Registered Rights” has the meaning assigned to such term in Section 4.5(b).

“Registration Statement” means the Registration Statement on Form S-1 filed by Holdings for the registration of the initial public offering of the Class A Common Stock with the Securities and Exchange Commission, as may be amended from time to time, or any subsequent registration statements.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System.

“Reimbursement Obligation” has the meaning assigned to such term in Section 2.4(e).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Relocation” means with respect to any television Broadcast Station, (1) any transaction in which a 700 MHz Holder (or any other Person) offers consideration (which consideration consists of a different frequency or frequencies and/or other cash or non-cash consideration) to any Credit Party for the cessation of broadcasting on any of the existing analogue and/or digital frequencies of such Broadcast Station in order to accommodate the spectrum needs of such 700 MHz Holder, including the prevention of interference with such 700 MHz Holder’s operations, and such Credit Party is not ordered or directly or indirectly required by the FCC or any other Governmental Authority to enter into such transaction, or (2) any transaction in which FCC or any other Governmental Authority orders or otherwise directly or indirectly requires any Credit Party to cease broadcasting on any of its existing analogue and/or digital frequencies in order to accommodate the spectrum needs of any 700 MHz Holder, including the prevention of interference with such 700 MHz Holder’s operations, with or without any consideration. As used herein, “700 MHz Holder” means a holder of a 700 MHz license or construction permit.

“Remaining Net Cash Payments” means, with respect to any Net Cash Payments in respect of any Asset Swap or Disposition, as of any date, the amount of such Net Cash Payments received by the Borrower and its Subsidiaries from such Asset Swap or Disposition since the date of such Asset Swap or Disposition, less 100% of any transaction expenses associated with such Disposition or Asset Swap not previously deducted in the determination of Net Cash Payments plus (or minus, as the case may be) 100% of any other adjustment received or paid by the Borrower or any Subsidiary pursuant to the respective agreements giving rise to such Disposition or Asset Swap and not previously taken into account in the determination of the Net Cash Payments.

“Required Lenders” means Lenders having Loans, LC Exposure and unused Commitments representing in excess of 50% of the sum of the total Loans, LC Exposure and unused Commitments.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of, or other equity interests in, any Credit Party now or hereafter outstanding, except a dividend payable solely in shares of stock or interests of the same class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of, or other equity interests in, any Credit Party now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of, or other equity interests in, any Credit Party now or hereafter outstanding, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment or liquidated damages with respect to any Subordinated Indebtedness, Holding Company Debt or other Indebtedness of any Holding Company (other than any intercompany loans from any of the Credit Parties), (v) any payment made to any Affiliates of any Credit Party in respect of management, consulting or other similar services provided to any Credit Party, (vi) any portion of an incentive bonus which may become payable pursuant to any Management Incentive Contract, and (vii) any prepayment of principal of, premium, if any, or voluntary redemption, purchase, retirement or defeasance (including economic or legal defeasance), sinking fund or similar voluntary payment with respect to the Senior Notes, other than, for the avoidance of doubt, any payment of interest or mandatory or scheduled or required payment with respect thereto. Notwithstanding the foregoing, the following shall not be deemed to be Restricted Junior Payments: (a) any payment to any director, officer or employee of any Credit Party consisting of salary, other compensation (except to the extent described in clause (vi) above) or reimbursement of expenses and (b) any payments made in respect of the transactions permitted pursuant to Section 7.7. The cancellation or forgiveness of any loan made by any Credit Party with no cash payment by a Credit Party at the time of such forgiveness or cancellation to any of its Affiliates shall not be deemed to be a Restricted Junior Payment.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit hereunder, as such commitment may be (a) reduced from time to time pursuant to Sections 2.7 and 2.11 or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.4. The initial maximum amount of each Lender’s Revolving Credit Commitment is set forth on Part II of Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Credit Commitment, as applicable. The aggregate original amount of the Revolving Credit Commitments is equal to $50,000,000.

“Revolving Credit Exposure” means, with respect to any Revolving Credit Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans and its LC Exposure at such time and in the case of the Swing Loan Lender, the aggregate outstanding principal amount of all Swing Loans which have not been refunded pursuant to Section 2.8(d) (the “Swing Loan Exposure”).

“Revolving Credit Lender” means (a) initially, a Lender that has a Revolving Credit Commitment set forth opposite its name on Schedule 2.1 and (b) thereafter, the Lenders from time to time holding Revolving Credit Loans and Revolving Credit Commitments, after giving effect to any assignments thereof permitted by Section 11.4.

“Revolving Credit Loan” means a Loan made pursuant to Section 2.1 that utilizes the Revolving Credit Commitment.

“Revolving Credit Notes” means any promissory notes, substantially in the form of Exhibit A, issued by the Borrower in favor of the Revolving Credit Lenders.

“Revolving Facility Debt” means, the sum of the outstanding principal amount of all Revolving Credit Loans, the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower, and the outstanding amount of all Swing Loans which have not been refunded pursuant to Section 2.8(d).

“Revolving Facility Leverage Ratio” means, as of any date of determination thereof, the ratio of (a) the Revolving Facility Debt to (b) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

“S Corporation” means a small business corporation within the meaning of Code Section 1361 (or any successor provision) for which an election is in effect under Code Section 1362(a) (or any successor provision).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Second Omnibus Confirmation Agreement” means the Second Omnibus Confirmation Agreement dated as of May 8, 2006 among Credit Suisse, as collateral agent, the Administrative Agent, Credit Suisse, as term loan agent and the Credit Parties, amending and confirming the Credit Parties’ obligations under the Pledge Agreement, the Security Agreement and any related agreements, as the same may be amended, supplemented or otherwise modified from time to time.

“Secured Obligations” has the meaning set forth in the Security Agreement and the Pledge Agreement.

“Secured Parties” as defined in the Intercreditor Agreement.

“Security Agreement” means the Amended and Restated Security Agreement of even date herewith by and among the Credit Parties and Collateral Trustee, for its own benefit and the benefit of the Secured Parties, which amends and restates that certain Amended and Restated Security Agreement dated as of July 9, 2002 between the Administrative Agent and the Credit Parties, as confirmed and amended by the Omnibus Confirmation Agreement and the Second Omnibus Confirmation Agreement and thereafter in accordance with Section 6.10, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Senior Facilities Documents” means the Loan Documents and the Senior Note Documents.

“Senior Note Documents” means the Senior Notes, the Senior Note Indenture, the Intercreditor Agreement, any Collateral Agreements securing the Senior Notes and any other instruments or documents delivered or to be delivered from time to time pursuant to the Senior Note Indenture, as the same may be supplemented and amended, amended and restated or refinanced from time to time in accordance with their respective terms.

“Senior Note Indenture” means the Indenture of even date herewith between Borrower and U.S. Bank National Association, as indenture trustee, pursuant to which the Senior Notes were issued, as amended, supplemented or otherwise modified in accordance with the restrictions in the Collateral Trust Agreement and Section 7.13.

“Senior Notes” means the 9.25% Senior Secured Notes due 2019 of the Borrower in the aggregate original maximum principal amount of $220,000,000, provided that such amount may be increased to an aggregate original maximum principal amount of $240,000,000 upon receipt by the Administrative Agent of the Supplemental Indenture.

“Senior Subordinated Notes” means the Borrower’s 8 1/2% Senior Subordinated Notes due 2017, including any Additional Notes and Exchange Notes (as each such term is defined in the Senior Subordinated Note Indenture), in each case as issued pursuant to the Senior Subordinated Note Indenture in an aggregate principal amount not in excess of $280,000,000, as amended, supplemented or otherwise modified in accordance with the restrictions of Section 7.13.

“Senior Subordinated Note Indenture” means the Indenture dated as of July 23, 2007, among the Borrower, the Guarantors and U.S. Bank National Association, as trustee, pursuant to which the Senior Subordinated Notes were issued, as amended, supplemented or otherwise modified in accordance with the restrictions of Section 7.13.

“Special Counsel” means Edwards Angell Palmer & Dodge LLP, in its capacity as special counsel to Credit Suisse, as Administrative Agent, Collateral Trustee and Lender and Credit Suisse Securities (USA) LLC, as Lead Arranger.

“Specified Hedging Agreement” has the meaning assigned to such term in the Intercreditor Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stockholder Voting Agreement” means the Voting Agreement by and between Lenard Liberman and Jose Liberman (if any) to be executed in connection with the IPO, substantially in the form delivered to the Administrative Agent from time to time, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Subordinated Indebtedness” means (a) the Senior Subordinated Notes, (b) any Liberman Subordinated Debt, and (c) any Indebtedness of any Credit Party, incurred after the Effective Time which is subordinated to the payment of the Secured Obligations as set forth in Section 7.1(l).

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. References herein to “Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to Subsidiaries of the Borrower.

“Supplemental Indenture” means that certain Supplemental Indenture Agreement, in form and substance reasonably acceptable to Administrative Agent, which shall amend the Media Holdings Discount Note Indenture to permit the aggregate principal amount of the Senior Notes to increase to $240,000,000.

“Suspended Losses” means the aggregate amount of losses and deductions of Holdings which have been taken into account by the shareholders of Holdings and disallowed under Code section 1366(d) (or successor provisions) in a prior taxable year.

“Swing Loan” has the meaning specified in Section 2.8(a).

“Swing Loan Commitment” means the commitment of the Swing Loan Lender to make Swing Loans in an aggregate principal amount not to exceed $7,500,000, as such commitment may be (a) reduced from time to time pursuant to Sections 2.7 and 2.11 and (b) reduced or increased from time to time pursuant to assignments by the Swing Loan Lender pursuant to Section 11.4.

“Swing Loan Exposure” has the meaning specified in the definition of “Revolving Credit Exposure” in this Agreement.

“Swing Loan Lender” means Credit Suisse, in its capacity as the Swing Loan Lender.

“Swing Loan Note” means any promissory note, substantially in the form of Exhibit B, issued by the Borrower in favor of the Swing Loan Lender to evidence the Swing Loans.

“Swing Loan Request” has the meaning assigned to such term in Section 2.8(b).

“Tax Accountant” means any one of the four largest nationally recognized independent accounting firms, or any other independent accounting firm jointly approved by the Administrative Agent and the Borrower.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Debt” means, as of any date of determination thereof, the Indebtedness of the Credit Parties (determined on a consolidated basis without duplication in accordance with GAAP) excluding (i) intercompany loans among the Credit Parties, (ii) Indebtedness under the Media Holdings Discount Notes Indenture and documents related thereto and other Holding Company Debt incurred in accordance with Section 7.15(a)(i) or (iv), in each case, if and to the extent no Credit Party is obligated with respect to such Indebtedness, (iii) the Liberman Subordinated Debt, (iv) the Empire Burbank Loan and (v) so long as the LBI Media Intercompany Note matures after the Maturity Date or, if sooner, if substantially all of the amount repaid prior to the Maturity Date is used for the purposes described in clauses (a) or (c) of the definition of Qualifying IPO Funding Transactions, the LBI Media Intercompany Note.

“Total Leverage Ratio” means, as of any date of determination thereof, the ratio of (a) Total Debt to (b) EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

“Total Voting Power” means, with respect to any Person, the total number of votes which holders of securities or other ownership interests having the ordinary power to vote, in the absence of contingencies but after giving effect to the exercise and/or conversion of all outstanding options, warrants, and other securities which by their terms are convertible into voting securities, are entitled to cast in the election of directors, general partners or managers of such Person.

“Transaction Costs” means, for any period, nonrecurring out-of-pocket costs, fees and expenses (including attorneys’ fees) which are incurred by Holdings and its Subsidiaries in connection with (a) the negotiation, preparation and consummation of the Transactions (but excluding any amount paid to any Affiliate of the Borrower), and obtaining all regulatory approvals, consents, filings or other matters required in connection with the Transactions, including, any filing, registration or recording fees and charges and including costs, fees and expenses incurred in connection with the Closing Date or the Transactions so long as such amounts are not incurred more than twelve (12) months after the Closing Date, (b) financing agreements and proposed financing agreements related to this Agreement and Senior Facilities Documents (including without limitation all fees and expenses paid to the agents thereunder and their respective counsel), and (c) the negotiation, preparation and consummation of the transactions contemplated and/or in connection with a Qualifying IPO, the Private Equity Issuance or any issuance of any Subordinated Indebtedness (other than Liberman Subordinated Debt) or any Holding Company Debt or any redemption, repurchase, refinancing, repayment or retirement of any Subordinated Indebtedness (other than Liberman Subordinated Debt) or Holding Company Debt (including the fees, costs, expenses and premiums paid in connection with such redemption, repurchase, refinancing, repayment or retirement of any such Subordinated Indebtedness or Holding Company Debt), including, without limitation, whether or not a Qualifying IPO, the Private Equity Issuance or any other such issuance of, or any such redemption, repurchase, refinancing, repayment or retirement of, such Indebtedness occurs, the nonrecurring out-of-pocket costs, fees and expenses (including attorney’s fees) incurred by Holdings and its Subsidiaries in connection with (i) the negotiation, preparation and/or consummation of a Qualifying IPO (including the payment of the underwriting discounts in connection therewith but excluding any periodic reports required by the Exchange Act, and the Qualifying IPO Funding Transactions (including the fees, costs, expenses and premiums paid in connection with the permitted redemptions, repayments and repurchases of Subordinated Indebtedness (other than Liberman Subordinated Debt) and the Media Holdings Discount Notes or other Holding Company Debt. The term “Transaction Costs” shall include the initial and the routine periodic rating agency fees related to the issuance of the Senior Subordinated Notes, the Media Holdings Discount Notes, and any other Subordinated Indebtedness and Holding Company Debt and the maintenance of the rating(s) thereon, but excluding any rating agency fees related to subsequent transactions unrelated to the Senior Subordinated Notes, the Media Holdings Discount Notes and any other Subordinated Indebtedness or other Holding Company Debt, and excluding any rating agency fees payable in connection with an Acquisition.

“Transactions” means with respect to each Credit Party and Holding Company, (i) the execution, delivery and performance by the Borrower or such other Credit Party of the Senior Facilities Documents, and the documents related thereto, the borrowing of Loans and the use of the proceeds thereof, the issuance of Letters of Credit hereunder, (ii) the issuance of the Senior Notes; and (iii) all transactions contemplated by or relating to the foregoing, including any contemplated amendment to the Senior Subordinated Note Indenture or repayment of the Media Holdings Discount Notes.

“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Adjusted Base Rate.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. Dollars” or “$” refers to lawful money of the United States of America.

“Voluntary Relocation” means with respect to any television Broadcast Station, any Relocation described in clause (1) of the definition of the term Relocation.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing 100% of the equity or ordinary voting power (other than directors’ qualifying shares) or, in the case of a partnership, 100% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Base Rate Loan” or a “LIBOR Loan”). In similar fashion, Borrowings may be classified and referred to by Type.

1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References in Articles 6 and 7 in respect of the affirmative and negative covenants to be performed by the Credit Parties shall be interpreted to mean, with respect to Article 6, that the Borrower will, and will cause each of the other Credit Parties to, comply with such covenant, and, with respect to Article 7, that the Borrower will not, and will not permit any of the other Credit Parties to, violate such covenant.

1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), the Administrative Agent and the Borrower shall negotiate in good faith to amend any such provision to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, further, however, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2

The Credits

2.1 Revolving Credit Commitments and Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Credit Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Loans exceeding such Lender’s Revolving Credit Commitment; provided that the total Revolving Credit Exposure (after giving effect to any requested Revolving Credit Borrowing and any repayment of Swing Loans effected by any requested Revolving Credit Borrowing) shall not at any time exceed the total Revolving Credit Commitments and provided further that until such time as the Specified Hedging Agreement has terminated and all amounts due thereunder have been paid in full, the Available Amount shall at no time be less than $3,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Credit Loans. The amount of each Lender’s Revolving Credit Commitment in effect on the Closing Date is set forth opposite its name on Schedule 2.1 and the aggregate amount of the Revolving Credit Commitments in effect on the Closing Date is $50,000,000.

2.2 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14 and except with respect to Swing Loans (which will be Base Rate Loans), each Borrowing shall be comprised entirely of Base Rate Loans or LIBOR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for a LIBOR Borrowing, such Borrowing shall be in an aggregate amount at least equal to $500,000 or any greater multiple of $100,000. At the time that each Base Rate Borrowing (other than a Swing Loan) is made, such Borrowing shall be in an aggregate amount that is at least equal to $100,000 or any greater multiple of $100,000; provided that (i) a Base Rate Borrowing of Revolving Credit Loans may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Credit Commitments, and (ii) a Base Rate Borrowing of Revolving Credit Loans may be in an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.4(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten LIBOR Borrowings outstanding.

2.3 Requests for Borrowings.

(a) To request a Borrowing (except requests for Swing Loan Borrowings which are subject to Section 2.8(b)), the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a LIBOR Borrowing, not later than 1:00 p.m., New York time, three Business Days before the date of the proposed Borrowing or (ii) in the case of a Base Rate Borrowing not later than 1:00 p.m., New York time, one Business Day before the date of the proposed Borrowing; provided that any such notice of a Base Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.4(e) may be given not later than 1:00 p.m., New York time, on the date of the proposed Borrowing; provided further that the Borrower shall use Swing Loan Borrowings to finance the reimbursement of an LC Disbursement except to the extent that such Borrowings would cause the aggregate principal balance of all Swing Loans outstanding to exceed the Swing Loan Commitment, in which case the Borrower may use Base Rate Revolving Credit Borrowings to finance such reimbursement, but only to the extent of such excess. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form of Exhibit C-1 attached hereto and signed by the Borrower.

(b) Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:

(i) the aggregate amount of such Borrowing;

(ii) the effective date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be a Base Rate Borrowing or a LIBOR Borrowing;

(iv) in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.5;

(vi) a calculation of the Revolving Facility Leverage Ratio after giving effect to the requested Borrowing;

(vii) a certification that, after giving effect to the requested Borrowing and the use of such proceeds, the Credit Parties shall not have cash on hand in an aggregate amount exceeding $7,500,000; and

(viii) at any time when the aggregate of the principal amount of all outstanding Loans and Senior Notes exceed the sum of (A) $260,000,000 (which amount shall be increased to $315,000,000 upon the execution and delivery of the Supplemental Indenture) minus the aggregate amount of all “Net Proceeds” of “Asset Sales” and “Relocations” applied by the Borrower or any of its “Restricted Subsidiaries” after the Closing Date to repay any term “Indebtedness” under any “Credit Facility” or to repay any revolving credit “Indebtedness” under any “Credit Facility” and effect a corresponding commitment reduction under a “Credit Facility” pursuant to Section 4.10 of the Senior Subordinated Note Indenture, Section 4.10 of the Media Holdings Discount Notes Indenture and Section 4.10 of the Senior Note Indenture plus (B) $10,000,000 minus the greatest aggregate amount of additional “Indebtedness” incurred and outstanding pursuant to Section 4.09(xv) of the Senior Subordinated Note Indenture, Section 4.09(xv) of the Media Holdings Discount Notes Indenture and Section 4.09(xv) of the Senior Note Indenture, as the case may be (all of the foregoing terms in quotation marks are used as defined in the Senior Subordinated Note Indenture, the Senior Note Indenture and the Media Holdings Discount Notes Indenture), (x) a certification that the Loans being incurred on such date, after giving effect to such Borrowing Request, are not incurred in violation of the Senior Subordinated Note Indenture, the Senior Note Indenture or the Media Holdings Discount Notes Indenture, including, to the extent relevant to such certification, a detailed calculation of the Leverage Ratio (as defined in the applicable indenture) demonstrating that such Leverage Ratio does not exceed 7.0 to 1 after giving effect to the Borrowing Request and (y) the Borrowing Request therefor must be in writing (and no telephonic Borrowing Requests shall be permitted).

(c) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be a Base Rate Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.3, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(d) Notwithstanding anything contained herein to the contrary, until such time as the Specified Hedging Agreement has terminated and all amounts due thereunder have been paid in full, the Available Amount shall at no time be less than $3,000,000.

2.4 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, in addition to the Revolving Credit Loans provided for in Section 2.1 and the Swing Loans provided for in

Section 2.8(a), the Borrower may request the issuance of Letters of Credit for its own account or for the account of any of its Subsidiaries which is a Guarantor by an Issuing Lender, in a form reasonably acceptable to such Issuing Lender, at any time and from time to time during the Availability Period. In addition to such form, at the time of such request, the Borrower shall also deliver to the Administrative Agent the information (if any) required to be delivered pursuant to, if applicable, Section 2.3(b)(viii) (assuming, for the calculation of the “Leverage Ratio,” the issuance of the requested Letter of Credit). Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments in amount equal to the face amount thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. For the avoidance of doubt, all “Letters of Credit” issued by an Issuing Lender hereunder and outstanding immediately prior to the Effective Time (which Letters of Credit are described on Schedule 2.4(b) hereof) shall continue to be maintained as Letters of Credit under and governed by this Agreement.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or send by telephonic facsimile (fax) (or transmit by electronic communication, if arrangements for doing so have been approved by such Issuing Lender) to an Issuing Lender and the Administrative Agent (two Business Days before the date of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, the date of issuance, amendment, renewal or extension, the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.4), the amount of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit is (i) if available from the Issuing Lender, a documentary or trade Letter of Credit or (ii) a standby Letter of Credit, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Lender, the Borrower also shall submit a letter of credit application on such Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure of the Issuing Lender (determined for these purposes without giving effect to the participations therein of the Revolving Credit Lenders pursuant to paragraph (d) of this Section 2.4) shall not exceed $5,000,000, (ii) the total Revolving Credit Exposure shall not exceed the total Revolving Credit Commitments and (iii) until such time as the Specified Hedging Agreement has been terminated and all amounts due thereunder shall have been paid in full, the Available Amount shall not be less than $3,000,000. If the Issuing Lender is not the Administrative Agent, the Issuing Lender shall notify the Administrative Agent promptly in writing of the issuance, amendment, renewal or extension of any Letter of Credit, with a summary of the pertinent terms thereof and shall provide the Administrative Agent with a copy of such Letter of Credit and related application and any other documentation related thereto. The Administrative Agent shall forward to each Lender a copy of each notice delivered by the Borrower under this Section 2.4(b). Notwithstanding anything to the contrary contained in this Section 2.4 or elsewhere in this Agreement, in the event that a Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue any Letter of Credit unless the Issuing Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Issuing Lender’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders (to the extent any such risk remains after the reallocation of such Defaulting Lender’s LC Exposure among Non-Defaulting Lenders in accordance with Section 2.9(e)), which arrangements may include by cash collateralizing each such Defaulting Lender’s pro rata percentage of each Letter of Credit issued while such Defaulting Lender remains a Defaulting Lender. The Borrower hereby acknowledges that Credit Suisse or its Affiliates, in its role as an Issuing Lender, cannot issue documentary or trade letters of credit.

(c) Expiration Date. Each Letter of Credit shall expire (without giving effect to any extension thereof by reason of an interruption of business) at or prior to the close of business on the earlier of (i) the date 365 days, in the case of standby Letters of Credit, or 180 days, in the case of documentary or trade Letters of Credit (if available), after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, 365 days or 180 days, as applicable, after such renewal or extension) provided that any such Letter of Credit may provide for automatic extensions thereof to a date not later than 365 days, in the case of standby Letters of Credit, or 180 days, in the case of documentary or trade Letters of Credit (if available), beyond its current expiration date, and (ii) the Maturity Date. Each Letter of Credit shall expire before, and no Letter of Credit may be extended beyond, the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by an Issuing Lender, and without any further action on the part of such Issuing Lender, such Issuing Lender hereby grants to each Revolving Credit Lender, and each Revolving Lender hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Lender, such Revolving Credit Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Lender and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.4, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment to the Administrative Agent, for the account of such Issuing Lender shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse (each a “Reimbursement Obligation”) such Issuing Lender in respect of such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement, provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with a Revolving Credit Base Rate Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Credit Base Rate Borrowing.

If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Credit Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Credit Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Credit Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.5 with respect to Revolving Credit Loans made by such Lender (and Section 2.5 shall apply to the payment obligations of the Revolving Credit Lenders, treating each such payment as a Loan for this purpose), and the Administrative Agent shall promptly pay to the applicable Issuing Lender the amounts so received by it from the Revolving Credit Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Lender or, to the extent that the Revolving Credit Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear. Any payment made by a Revolving Credit Lender pursuant to this paragraph to reimburse an Issuing Lender for any LC Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute.

(i) The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.4 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (A) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (B) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (C) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit and (D) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.4, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

(ii) Neither the Administrative Agent, any Lender nor Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in clause (f)(i) above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that nothing in this

Section 2.4 shall be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. Subject in all respects to the foregoing, the parties hereto expressly agree that:

(A) the Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(B) the Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to decline to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(C) this clause (f)(ii) shall establish the standard of care to be exercised by the Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(g) Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under any Letter of Credit. The Issuing Lender shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Revolving Credit Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Lender shall make any LC Disbursement in respect of any Letter of Credit, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Revolving Credit Base Rate Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.4, then interest calculated in accordance with Section 2.13(c) shall accrue on the unpaid amount thereof. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Revolving Credit Lender pursuant to paragraph (e) of this Section 2.4 to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If either (i) an Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, or (ii) the Borrower shall be required to provide cover for LC Exposure pursuant to Section 2.10(a) or 2.11(b), the Borrower shall immediately deposit with the Collateral Trustee an amount in cash equal to, in the case of an Event of Default, the LC Exposure as of such date plus any accrued and unpaid interest thereon and, in the case of cover pursuant to Section 2.10(a) or 2.11(b), the amount required under Section 2.10(a) or 2.11(b), as the case may be; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in clause (g) or (h) of Section 8.1. Such deposit shall be held by the Collateral Trustee as collateral for application in accordance with the Intercreditor Agreement, if applicable, and, after such application, in the first instance for the LC Exposure under this Agreement and thereafter for the payment of any other obligations of the Credit Parties hereunder in accordance with Section 2.18.

2.5 Funding of Borrowings.

(a) Each Lender shall make each Loan (other than a Swing Loan) to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York time to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans (other than Swing Loans) available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that (i) Revolving Credit Base Rate Loans made to finance the reimbursement of an LC Disbursement under any Letter of Credit as provided in Section 2.4(e) shall be remitted by the Administrative Agent to the Issuing Lender and (ii) Revolving Credit Base Rate Loans made to finance the refunding of Swing Loans as provided in Section 2.8(d)(i) shall be remitted by the Administrative Agent to the Swing Loan Lender.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (other than a Swing Loan Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.5 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender (and if the applicable Lender fails to pay immediately upon demand, the Borrower) agrees to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing in this Section 2.5 shall be deemed to relieve any Lender from its obligation to fulfill its Commitments to the extent required by this Agreement or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6 Interest Elections.

(a) Each Borrowing (other than a Swing Loan Borrowing) initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.6; provided however, that notwithstanding any other provision of this Section 2.6, no Swing Loan shall be converted from a Base Rate Borrowing to a LIBOR Borrowing. The Borrower may elect different options for continuations and conversions with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.6, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.3(a) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit C-2 attached hereto and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:

(i) the Borrowing to which such Interest Election Request applies and, if different options for continuations or conversions are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a LIBOR Borrowing; and

(iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.

(f) The Borrower shall not be obligated to deliver a Borrowing Request in connection with any election to convert any Borrowing to a different Type or to continue any Borrowing or, in the case of a LIBOR Borrowing, any election of an Interest Period therefor pursuant this Section 2.6.

2.7 Termination and Reduction of Commitments.

(a) Unless previously terminated in accordance with the terms hereof, the Revolving Credit Commitments shall terminate at the close of business on the Maturity Date.

(b) The Borrower may at any time or from time to time reduce the Revolving Credit Commitments or the Swing Loan Commitment; provided that (i) each reduction of the Revolving Credit Commitments or the Swing Loan Commitment shall be in an amount that is at least equal to $500,000 or any greater multiple of $100,000, and (ii) the Borrower shall not terminate or reduce (A) the Revolving Credit Commitments if, after giving effect to any concurrent repayment in accordance with Section 2.10 or prepayment in accordance with Section 2.11 of the Loans, the total Revolving Credit Exposure would exceed the total Revolving Credit Commitments, (B) the Swing Loan Commitment if, after giving effect to any concurrent repayment of the Swing Loans in accordance with Section 2.10 or prepayment of the Loans in accordance with Section 2.11, the aggregate principal amount of outstanding Swing Loans would exceed the Swing Loan Commitment, after giving effect to such termination or reduction or (C) the Revolving Credit Commitments if, after giving effect to such reduction, the Available Amount shall be less than $3,000,000 prior to the termination of the Specified Hedging Contract and payment in full of all amounts due thereunder.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments or the Swing Loan Commitment under paragraph (b) of this Section 2.7 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.7 shall be irrevocable; provided that a notice of termination of any Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied, provided that the Borrower shall reimburse the Administrative Agent and the Lenders for any fees, costs or expenses (including any breakage costs) incurred as a result of Borrower’s intention to terminate the Commitments. Any termination or reduction of Revolving Credit Commitments and/or Swing Loan Commitment shall be permanent. Each reduction of Revolving Credit Commitments shall be made ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments.

2.8 Swing Loan Facility.

(a) The Swing Loan. Subject to the terms and conditions hereinafter set forth, upon notice by the Borrower made to the Swing Loan Lender in accordance with Section 2.8(b)(i), the Swing Loan Lender hereby agrees to make loans (each a “Swing Loan”) to the Borrower from time to time on any Business Day during the period between the Closing Date and the Business Day immediately prior to the expiration of the Availability Period in an aggregate principal amount outstanding not to exceed the Swing Loan Commitment. The Swing Loans shall be payable with interest accrued thereon on the Business Day immediately prior to the expiration of the Availability Period. Amounts borrowed by the Borrower under this Section 2.8 may be repaid and reborrowed, subject to the conditions hereof. At the time that each Swing Loan Borrowing is made, such Borrowing shall be in an aggregate amount that is at least equal to $100,000 or any greater multiple of $100,000. Notwithstanding any other provisions of this Agreement and in addition to the Swing Loan Commitment limitation set forth above at no time shall (A) the sum of (i) the aggregate principal amount of all outstanding Swing Loans (after giving effect to all amounts requested and the application of the proceeds thereof) plus (ii) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to all amounts requested and the application of the proceeds thereof), plus (iii) the aggregate LC Exposure, exceed the aggregate amount of the Revolving Credit Commitments of all the Lenders or (B) until such time as the Specified Hedging Agreement has terminated and all amounts due thereunder have been paid in full, the Available Amount shall not be less than $3,000,000; provided, however, that subject to the limitations set forth in this Section 2.8(a) from time to time the ratio of (x) the sum of the aggregate Revolving Credit Exposure of the Swing Loan Lender (both in its capacity as the Swing Loan Lender and in its capacity as a Revolving Credit Lender) to (y) the sum of the aggregate Revolving Credit Exposure of all Lenders (including the Swing Loan Lender both in its capacity as the Swing Loan Lender and in its capacity as a Revolving Credit Lender) may exceed its Applicable Percentage.

(b) Requests for Swing Loans.

(i) When the Borrower desires the Swing Loan Lender to make a Swing Loan, it shall send to the Administrative Agent and the Swing Loan Lender a written request (or telephonic notice, if thereafter promptly confirmed in writing) (a “Swing Loan Request”), which request shall set forth (x) the principal amount of the proposed Swing Loan, and (y) the proposed date of Borrowing of such Swing Loan (which date shall be a Business Day). Each such Swing Loan Request must be received by the Swing Loan Lender not later than 1:00 p.m. (New York time) on the proposed date of Borrowing of the Swing Loan being requested. Each Swing Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to borrow the Swing Loan from the Swing Loan Lender on the proposed date of Borrowing.

(ii) Upon satisfaction of the applicable conditions set forth in this Agreement, at or before the close of business on the proposed date of Borrowing, the Swing Loan Lender shall make the Swing Loan available to the Borrower by crediting the amount of the Swing Loan to an account designated by the Borrower to the Swing Loan Lender; provided that Swing Loans made to finance the reimbursement of an LC Disbursement under any Letter of Credit as provided in Section 2.4(e) shall be remitted by the Administrative Agent to the Issuing Lender.

(iii) Notwithstanding the foregoing, the Swing Loan Lender shall not advance any Swing Loans after it has received notice from any Lender or any Credit Party that a Default has occurred and is continuing and stating that no new Swing Loans are to be made until such Default has been cured or waived in accordance with the provisions of this Agreement.

(iv) Notwithstanding anything to the contrary contained in this Section 2.8 or elsewhere in this Agreement, in the event that a Lender is a Defaulting Lender, the Swing Loan Lender shall not be required to make any Swing Loan unless the Swing Loan Lender has entered into arrangements satisfactory to it and the Borrower to eliminate the Swing Loan Lender’s risk with respect to the participation in Swing Loans by all such Defaulting Lenders (to the extent any such risk remains after the reallocation of such Defaulting Lender’s portion of such Swing Loans among Non-Defaulting Lenders in accordance with Section 2.9(e)), which arrangements may include by cash collateralizing each such Defaulting Lender’s pro rata percentage of each Swing Loan made while such Defaulting Lender remains a Defaulting Lender.

(c) Interest on Swing Loans. Each Swing Loan shall be a Base Rate Loan and shall bear interest for the account of the Swing Loan Lender thereof until repaid in full at the rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans. The Borrower promises to pay interest on the Swing Loans in arrears on each Interest Payment Date with respect thereto. All such interest payable with respect to the Swing Loans shall be payable for the account of the Swing Loan Lender.

(d) Refundings of Swing Loans; Participations in Swing Loans.

(i) The Swing Loan Lender, at any time in its sole and absolute discretion, may, on behalf of the Borrower (which hereby irrevocably directs the Swing Loan Lender to act on its behalf) request each Revolving Credit Lender, including the Swing Loan Lender, in its capacity as a Revolving Credit Lender, to make a Revolving Credit Loan in an amount equal to such Revolving Credit Lender’s Applicable Percentage of the amount of the Swing Loans (the “Refunded Swing Loans”) outstanding on the date such notice is given. Upon such request, unless any of the Events of Default described in Section 8.1(g) or (h) shall have occurred (in which event the procedures of Section 2.8(d)(ii) shall apply), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Administrative Agent, for the account of the Swing Loan Lender, at the Administrative Agent’s office prior to 11:00 a.m. New York time in funds immediately available on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Credit Loans shall be immediately applied to repay the Refunded Swing Loans.

(ii) If, prior to the making of a Revolving Credit Loan pursuant to Section 2.8(d)(i), an Event of Default described in Section 8.1(g) or (h) shall have occurred, each Revolving Credit Lender will, on the date such Revolving Credit Loan was to have been made, purchase an undivided participation interest in the Refunded Swing Loan in an amount equal to its Applicable Percentage of such Refunded Swing Loan. Each Revolving Credit Lender will immediately transfer to the Swing Loan Lender, in immediately available funds, the amount of its participation in such Refunded Swing Loan.

(iii) Whenever, at any time after the Swing Loan Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participation interest in a Refunded Swing Loan pursuant to Section 2.8(d)(ii) above, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Revolving Credit Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it as such payment is required to be returned by the Swing Loan Lender.

(iv) If any Revolving Credit Lender does not make available to the Swing Loan Lender any amounts for the purpose of refunding a Swing Loan pursuant to Section 2.8(d)(i) above or to purchase a participation interest in a Swing Loan pursuant to Section 2.8(d)(ii) above (any such amounts payable by any Revolving Credit Lender being referred to herein as “Refunding or Participation Amounts”) on the applicable due date with respect thereto, then the applicable Revolving Credit Lender shall pay to the Swing Loan Lender forthwith on demand such Refunding or Participation Amounts with interest thereon for each day from and including the date such amount is made available to the Swing Loan Lender but excluding the date of payment to the Swing Loan Lender, at the Federal Funds Effective Rate. If such Lender pays such amount to the Swing Loan Lender, then such amount shall constitute such Revolving Credit Lender’s Loan included in such refunding Borrowing or the consideration for the purchase of such participation interest, as the case may be.

(v) The failure or refusal of any Revolving Credit Lender to make available to the Swing Loan Lender at the aforesaid time and place the amount of its Refunding or Participation Amounts (x) shall not relieve any other Revolving Credit Lender from its several obligations hereunder to make available to the Swing Loan Lender the amount of such other Revolving Credit Lender’s Refunding or Participation Amounts and (y) shall not impose upon such other Revolving Credit Lender any liability with respect to such failure or refusal or otherwise increase the Revolving Credit Commitment of such other Revolving Credit Lender.

(vi) Each Revolving Credit Lender severally agrees that its obligation to make available to the Swing Loan Lender its Refunding or Participation Amount as described above shall (except to the extent expressly set forth in Section 2.8(d)(iv)) be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Swing Loan Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of any Default, the termination of the Revolving Credit Commitments or any other condition precedent whatsoever, (C) any adverse change in the condition (financial or otherwise) of any Credit Party or any other Person, (D) any breach of any of the Loan Documents by any of the Credit Parties or any other Lender, or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing; provided, however, that the obligation of each Revolving Credit Lender to make available to the Swing Loan Lender its Refunding or Participation Amount in respect of any Swing Loan is subject to the condition that the Swing Loan Lender believes in good faith that all conditions under Section 5.2 were satisfied at the time such Swing Loan was made; provided further that the Swing Loan Lender shall have been deemed to have believed in good faith that such conditions were satisfied unless, prior to the making of such Swing Loan, either (1) the Swing Loan Lender shall have received notice from any other Lender or any Credit Party that a Default existed as such time, or (2) the most recent Compliance Certificate received from the Borrower indicating that a Default has occurred and is continuing and, in either case, such Default had not been cured or waived at the time of the making of such Swing Loan.

2.9 Mitigation Obligations; Replacement of Lenders; Defaulting Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans or Letters of Credit hereunder, or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.4), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment in its sole discretion); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment is being assigned, the Issuing

Lender), which consents shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (and participations in LC Disbursements), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) If a Lender (any such Lender, a “Subject Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to Section 11.2, requires consent of 100% of the Lenders, so long as (i) no Event of Default shall have occurred and be continuing and the Borrower has obtained a written commitment from another Lender or an Eligible Assignee to purchase at par (plus accrued interest, fees and other amounts payable to the Subject Lender hereunder) the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements satisfactory to such Issuing Lender (such as a “back-to-back” letter of credit) are made), (iii) the Required Lenders have so consented and (iv) if applicable, the Subject Lender is unwilling to withdraw its refusal to consent within 2 Business Days after receipt by the Subject Lender and Administrative Agent of a written request to do so from the Borrower, the Borrower may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of Section 11.4, provided that, prior to or concurrently with such replacement, (1) the Borrower has paid or caused to be paid to the Subject Lender all amounts required to be paid to such Lender under this Agreement through the effective date of the assignment, (2) the processing fee required to be paid by Section 11.4(b)(iii) shall have been paid by the Borrower or the Assignee to Administrative Agent, (3) all of the requirements for such assignment contained in Section 11.4, including the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment and Acceptance Agreement (which each Subject Lender shall be obligated to provide with respect to its interest in the Loans in connection with the Borrower’s exercise of its rights under this subsection) and other supporting documents, have been fulfilled and (4) each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender refused to consent. Notwithstanding the foregoing no Subject Lender shall be obligated to assign its Loans unless such Subject Lender receives payment of the purchase price and all other amounts described in clause (i) above.

(d) Anything contained herein to the contrary notwithstanding, in the event that any Lender is a Defaulting Lender (each such default, a “Lender Default”), (other than at the direction or request of any regulatory agency or authority), then (i) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents; (ii) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (A) any voluntary prepayment of the Loans shall, if the Borrower so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding and the Revolving Credit Exposure of such Defaulting Lender were zero, and (B) any mandatory prepayment of the Loans shall, if the Borrower so directs at the time of making such mandatory prepayment, be applied to the Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that the Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (ii); (iii) such Defaulting Lender’s Revolving Credit Commitment and outstanding Loans and such Defaulting Lender’s Applicable Percentage of the LC Exposure shall be excluded for purposes of calculating the Revolving Credit Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Credit Commitment fee with respect to such Defaulting Lender’s Revolving Credit Commitment in respect of any Default Period with respect to such Defaulting Lender; and (iv) the Commitment Utilization Percentage as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. Except as expressly provided herein, no Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.9(d), performance by the Credit Parties of their obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of any Lender Default or the operation of this Section 2.9(d). The rights and remedies against a Defaulting Lender under this Section 2.9(d) are in addition to other rights and remedies which the Credit Parties may have against such Defaulting Lender with respect to any Lender Default and which the Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Lender Default.

(e) During the continuance of a Lender Default, the LC Exposure and the Swing Loan Exposure of such Defaulting Lender will automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments to the extent that the Revolving Credit Exposure of such Non-Defaulting Lender does not exceed its Revolving Credit Commitment. If the reallocation described in the first sentence of this clause (e) cannot, or can only partially, be effected, Borrower shall within three (3) Business Days following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s pro rata share of the Swing Loan and (y) second, cash collateralize such Defaulting Lender’s pro rata share of the LC Exposure (after giving effect in the case of clauses (x) and (y) to any partial reallocation pursuant to the first sentence of this clause (e) in accordance with Section 2.4(i) for so long as the LC Exposure are outstanding.

(f) In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender and the Borrower fails to take the actions specified under subsection (e) above, each of the Issuing Lender and the Swing Loan Lender is hereby authorized by the Borrower (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, notices of Borrowing pursuant to and subject to the requirements of Sections 2.3 and 5.2 in such amounts and in such times as may be required to (i) reimburse any outstanding LC Disbursements, (ii) repay any outstanding Swing

Loans, and/or (iii) cash collateralize the obligations of the Borrower in respect of outstanding Letters of Credit in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit.

(g) If the Borrower, the Administrative Agent, the Issuing Lender and the Swing Loan Lender agree in writing in their discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in clause (e) above), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Revolving Credit Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Revolving Credit Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

2.10 Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender the then unpaid principal amount of such Lender’s Revolving Credit Loans on the Maturity Date. In addition, if following any reduction in the Revolving Credit Commitments or at any other time the aggregate principal amount of the Revolving Credit Exposure shall exceed the aggregate Revolving Credit Commitment or, if at any time prior to the termination of the Specified Hedging Agreement, the Available Amount is less than $3,000,000, the Borrower shall first, repay the Swing Loans, second, repay the Revolving Credit Loans, and third, provide cover for LC Exposure as specified in Section 2.4(i), in an aggregate amount equal to such excess Revolving Credit Exposure or shortfall in the Available Amount. If at any time the aggregate principal amount of Swing Loans outstanding exceeds the Swing Loan Commitment, then the Borrower shall forthwith repay Swing Loans then outstanding in an amount equal to such excess, together with accrued interest.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent (or in the case of the Swing Loans, the Swing Loan Lender) shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each

Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) If so requested by any Lender by written notice to the Borrower, the Borrower shall prepare, execute and deliver to such Lender, a Revolving Credit Note in the principal amount of such Lender’s Revolving Credit Commitment. If so requested by the Swing Loan Lender by written notice to the Borrower, the Borrower shall prepare, execute and deliver to the Swing Loan Lender the Swing Loan Note in the principal amount of the Swing Loan Commitment.

2.11 Prepayment of Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing (including any Swing Loan Borrowing) in whole or in part, without premium or penalty (other than LIBOR Loan breakage costs as provided in Section 2.16), subject to prior notice in accordance with paragraph (d) of this Section 2.11 and provided that each such prepayment shall be in an amount that is at least equal to $500,000 or any greater multiple of $100,000 or any lesser amount remaining outstanding. Each prepayment of Loans shall be applied in accordance with paragraph (c) of this Section 2.11.

(b) Mandatory Prepayments. The Borrower shall make prepayments of the Revolving Credit Loans hereunder as follows:

(i) Sale of Assets. Without limiting the obligation of the Borrower to obtain the consent of the Required Lenders to any Disposition or Asset Swap not otherwise permitted hereunder:

(A) Notice. On the date of the consummation by any Credit Party of any Disposition or series of Dispositions or any Asset Swap or series of Asset Swaps other than Dispositions and Asset Swaps permitted under Section 7.4 (but without limiting the provisions of Section 7.4), the Borrower shall deliver to the Administrative Agent a statement certified by a Financial Officer of the Borrower, in form and detail reasonably satisfactory to the Administrative Agent setting forth the estimated amount of the Remaining Net Cash Payments of such Disposition or Asset Swap which was not permitted under Section 7.4 on the date of such Disposition or Asset Swap were received by any Credit Party in cash.

(B) Prepayment. On each Asset Sale Prepayment Date, the Borrower will prepay the Loans (and provide cover for LC Exposure) in an amount equal to the lesser of (1) the Remaining Net Cash Payments with respect thereto as of such date and (2) the Outstanding Amount as of such date; such prepayment to be effected in each case in the manner and to the extent specified in Section 2.11(c).

Notwithstanding anything herein to the contrary, the Revolving Credit Commitments hereunder shall only be automatically reduced in the amount of any prepayment of the Loans under this clause (b)(i) to the extent expressly required under clause (b)(iii) hereof.

(ii) Proceeds of Casualty Events. To the extent any Credit Party shall receive excess Net Cash Payments in respect of insurance, condemnation awards or other compensation in respect of any Casualty Event affecting any property of any Credit Party in excess of $1,000,000 in any fiscal year, then the Borrower may apply such excess Net Cash Payments, within 365 days after such receipt (or if any Credit Party has entered into a binding commitment within such 365 day period to repair, replace or restore such property or otherwise apply such Net Cash Proceeds in a manner permitted by this sentence, with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitments within such 365 day period, such period shall be extended to the date that is the 180th day after the date of such binding commitment), to the repair or replacement of such property or to Investments (excluding Permitted Investments), reinvestment in similar assets to those subject to the Casualty Event or in other assets used in a Permitted Line of Business or Capital Expenditures permitted hereunder, provided, however, that if the Credit Parties have determined not to repair, replace or restore such property or otherwise apply such Net Cash Proceeds in a manner permitted by this sentence, then such period above shall be reduced to the date that is 30 days following the date of such determination. Upon the expiration of such 365 day period (or upon any such earlier date or later date as described in the preceding sentence), the Borrower shall apply the lesser of (1) the Outstanding Amount as of such date and (2) such excess Net Cash Payments (to the extent not so reinvested or intended to be reinvested) to prepay the Loans (and provide cover for LC Exposure as specified in Section 2.4(i)), such prepayment to be effected in each case in the manner and to the extent specified in paragraph (c) of this Section 2.11, without a corresponding reduction in the Revolving Credit Commitment.

(iii) Proceeds Otherwise Required to Pay Indenture Debt. Notwithstanding anything herein to the contrary, in the event that any of the Credit Parties shall have consummated (A) any “Asset Sale” (as defined in the Senior Subordinated Note Indenture, the Media Holdings Discount Notes Indenture or the Senior Note Indenture), (B) any Disposition or similar term as defined in the documents governing any Holding Company Debt incurred in accordance with Section 7.15(a)(i) or (iv) or (C) any Disposition or similar term defined in the documents governing any other Subordinated Indebtedness that, in any such case, results in Net Cash Payments that would otherwise be required to be applied to any prepayment or redemption of the Senior Subordinated Notes pursuant to the Senior Subordinated Note Indenture, the Senior Notes pursuant to the Senior Note Indenture or any Holding Company Debt issued by any Holding Company pursuant to the Media Holdings Discount Notes Indenture or the documents governing such other Holding Company Debt or other Subordinated Indebtedness, respectively, the Borrower shall be required, no later than one Business Day prior to the date on which the Borrower would otherwise be required to prepay or redeem any such Indebtedness or warrants, to prepay, the Loans in an amount equal to the lesser of (1) 100% of the amount that the Senior Subordinated Note Indenture, the Senior Note Indenture, the Media Holdings Discount Notes Indenture or the documents governing such other Holding Company Debt or Subordinated Indebtedness would otherwise require to be applied to any prepayment or redemption of the applicable Obligations or warrants and (2) the Outstanding Amount on the date of prepayment; provided that, notwithstanding the foregoing, this clause (iii) shall not be applicable to the extent Borrower elects to prepay or redeem the Senior Notes in an aggregate principal amount not to exceed $60,000,000 during the term of the Loans. Any such prepayment under this Agreement (other than the amount provided to cover LC Exposure) shall be shared and applied ratably among the Revolving Credit Lenders in proportion to their respective Revolving Credit Commitments.

(iv) Proceeds of Indebtedness. On the date of the incurrence by any Credit Party of any Subordinated Indebtedness other than Subordinated Indebtedness permitted to be incurred under Section 7.1 (but without limiting the provisions of Section 7.1), the Borrower shall deliver to the Administrative Agent a statement certified by a Financial Officer, in form and detail reasonably satisfactory to the Administrative Agent, of the estimated amount of the Net Cash Payments from such incurrence of such Subordinated Indebtedness that will (on the date of such incurrence of Subordinated Indebtedness) be received by any Credit Party and such Credit Party will, at its option prepay the Loans hereunder (and provide cover for LC Exposure as specified in Section 2.4(i)), with no reduction of the Commitments hereunder, on the date of such incurrence of Subordinated Indebtedness, in an aggregate amount equal to the lesser of (A) 100% of the Net Cash Payments from such incurrence of Indebtedness received by such Credit Party and (B) the Outstanding Amount then in effect. Any such prepayment under this Agreement (other than the amount provided to cover LC Exposure) shall be shared and applied ratably among the Revolving Credit Lenders in proportion to their respective Revolving Credit Commitments (with no reduction to the Commitments).

(c) Application. The Borrower shall have the right at any time to cause voluntary prepayments pursuant to subsection (a) of this Section to be applied to prepay the Loans, and such prepayment shall be applied ratably among the Lenders in clauses (i) through (iii) below in proportion to their respective Commitments (with no reduction to the Commitments). Subject to the preceding sentence and subject to the prepayment made pursuant to subsections (b)(iii) and (iv) of this Section being applied in accordance with such subsections (with no reduction to the Commitments), in the event of any optional prepayment of Borrowings pursuant to subsection (a) of this Section, or any mandatory prepayment of Loans pursuant to subsection (b) of this Section, the proceeds shall be applied as follows:

(i) first, to the extent that a repayment of Swing Loans shall at such time be required pursuant to the last sentence of Section 2.10(a), to the repayment of Swing Loans, but only to such extent (with no reduction in the Commitments);

(ii) second, to the extent that Revolving Credit Exposure shall at such time exceed the total Revolving Credit Commitments, such prepayment shall be applied to the repayment of Revolving Credit Loans to be shared and applied ratably among the

Revolving Credit Lenders in proportion to their respective Revolving Credit Commitments (with no reduction to the Commitments); and

(iii) third, (A) the amount of any optional prepayment shall be applied first, to the repayment of Swing Loans and, second, to the repayment of Revolving Credit Loans, and (B) the amount of any mandatory prepayment shall be applied first, to the repayment of Swing Loans and, second, to the repayment of Revolving Credit Loans and, third, to provide cover for LC Exposure, and, in the case of mandatory prepayment pursuant to subsection (b)(i) and (iii), to the simultaneous permanent reduction of the Revolving Credit Commitments (but only to the extent of the amount of prepayment and cover for LC Exposure), in each case to be shared and applied ratably among the Revolving Credit Lenders in proportion to their respective Revolving Credit Commitments.

(d) Notification of Prepayments. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment under Sections 2.11(a) or 2.11(b) not later than 1:00 p.m., New York time, three Business Days before the date of prepayment, except that prepayments of Base Rate Loans pursuant to Section 2.11(a) may be made upon one Business Day’s notice. The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment of Swing Loans under Sections 2.11(a) or 2.11(b) not later than 1:00 p.m., New York time, on the date of such prepayment, which date shall be a Business Day. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of Revolving Credit Commitments as contemplated by Section 2.7(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.7. Promptly following receipt of any such notice relating to a Borrowing (other than a Swing Loan Borrowing), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing under paragraph (a) of this Section 2.11 (other than a Swing Loan Borrowing) shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.2.

(e) Prepayments Accompanied by Interest. Prepayments shall be accompanied by accrued interest to the extent required by Sections 2.8(c) or 2.13.

(f) Limitation. The Borrower will not be required to apply Remaining Net Cash Payments in respect of any Disposition or Asset Swap on any Asset Sale Prepayment Date in accordance with Section 2.11(b)(i) to the extent that the amount of such Remaining Net Cash Payments required to be applied as of such date exceeds the sum, as of such date, of the aggregate Revolving Credit Exposure.

2.12 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate per annum equal to 0.750% (the “Commitment Fee Rate”) of the daily unused amount of the respective Revolving Credit Commitment of such Lender (excluding with respect to the Swing Loan Lender the amount of any Swing Loans) during the period from and including the date on which the Effective Time shall occur to but excluding the date on which such Revolving Credit Commitment terminates.

(b) Accrued commitment fees shall be payable in arrears on each Quarterly Date and on the date such Commitments terminate, commencing on the first such date to occur after the Closing Date. All commitment fees shall be computed on the basis of a year of 365 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay with respect to Letters of Credit outstanding hereunder the following fees:

(i) to the Administrative Agent for the account of each Revolving Credit Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin then used in determining interest on Revolving Credit LIBOR Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Credit Commitment terminates and the date on which there shall no longer be any Letters of Credit outstanding hereunder, and

(ii) to the Issuing Lender (x) a fronting fee for its own account, equal to 0.25% per annum on the face amount of each Letter of Credit, payable in arrears on each Quarterly Date, and (y) the Issuing Lender’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.

Accrued participation fees shall be payable in arrears on each Quarterly Date and on the date the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof, provided that any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Borrower agrees to pay to the Agents, for their own accounts, fees payable in the amounts and at the times separately agreed in writing between the Borrower and each Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds. Fees paid shall not be refundable under any circumstances, absent manifest error in the determination thereof.

2.13 Interest.

(a) The Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to the Adjusted Base Rate plus the Applicable Margin.

(b) The Loans comprising each LIBOR Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, all amounts which are not paid when due shall bear interest until paid in full at the Post-Default Rate.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued at the Post-Default Rate shall be payable on demand, (ii) in the event of any repayment or prepayment of any LIBOR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest on all Loans shall be payable upon expiration of the Revolving Credit Commitments.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Adjusted Base Rate at times when the Adjusted Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(f) Notwithstanding anything to the contrary set forth herein, the aggregate interest, fees and other amounts required to be paid by the Borrower to the Lenders or any Lender hereunder are hereby expressly limited so that in no contingency or event whatsoever whether by reason of acceleration of maturity of the Indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Lenders or any Lender for the use or the forbearance of the Indebtedness evidenced hereby exceed the maximum permissible under applicable law. If under or from any circumstances whatsoever, fulfillment of any provision hereof or of any of the other Loan Documents at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law then the obligation to be fulfilled shall automatically be reduced to the limits of such validity and if under or from circumstances whatsoever the Lenders or any Lender should ever receive as interest any amount which would exceed the highest lawful rate, the amount of such interest that is excessive shall be applied to the reduction of the principal balance of the Indebtedness evidenced hereby and not to the payment of interest. This provision shall control every other provision of this Agreement and all provisions of every other Loan Document.

2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the affected Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and such Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any such Borrowing to, or continuation of any such Borrowing as, a LIBOR Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBOR Borrowing, such Borrowing shall be made as a Base Rate Borrowing.

2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued the Issuing Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender, or such Lender’s holding company, for any such reduction suffered; provided, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a Change in Law or compliance requirement enacted after the Closing Date regardless of the date actually enacted, adopted or issued.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive so long as it reflects a reasonable basis for the calculation of the amounts set forth therein and does not contain any manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is (i) retroactive and (ii) occurred within such six-month period, then the six-month period referred to above may be extended to include the period of retroactive effect thereof, but in no event any period prior to the Closing Date.

2.16 Break Funding Payments.

(a) In the event of (i) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (ii) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable and is revoked in accordance herewith) or (iv) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.9, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event; provided that if the occurrence of any event described in clause (iii) above shall occur solely as a result of any Lender’s failure to make available such Lender’s share of any LIBOR Borrowing, such Lender shall not be entitled to compensation under this Section 2.16(a) with respect to such event. Nothing in this Section 2.16 shall be deemed to relieve any Lender from its obligation to fulfill its Commitments to the extent required by this Agreement or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(b) In the case of a LIBOR Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of

(i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the

Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate for such Interest Period (or if such Lender does not accept deposits, then the Adjusted LIBO Rate for such Interest Period), over

(ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an Affiliate of such Lender) for U.S. dollar deposits from other banks in the LIBOR market at the commencement of such period.

(c) A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

2.17 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes; provided that if the Borrower shall be required to deduct any Taxes from such payments, then (i) if such Taxes are Indemnified Taxes or Other Taxes, the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law (to the extent not payable pursuant to Section 2.17(a)).

(c) Except to the extent already covered by Section 2.17(a), the Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) paid by the Administrative Agent or such Lender, as the case may be (and any penalties, interest and reasonable expenses arising therefrom or with respect thereto during the period prior to the Borrower making the payment demanded under this paragraph (c)), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Administrative Agent or a Lender (as the case may be) shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of any Indemnified Taxes or Other

Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid increased amounts pursuant to this Section 2.17, such Lender shall notify the Borrower of the availability of such refund claim and shall exercise reasonable efforts (at no cost to such Lender) to make the appropriate claim to such Governmental Authority for such a refund. In the event any such Indemnified Taxes or Other Taxes paid by the Borrower to the Administrative Agent or a Lender are refunded to such Administrative Agent, Lender or Issuing Lender, the Lender receiving such refund shall forthwith pay over such amount to the Administrative Agent and each such refunded amount shall be (i) applied to prepay interest payable on the Revolving Credit Loans, or to pay any other obligations of the Credit Parties then due hereunder, or (ii) in the event all obligations hereunder and under all of the Loan Documents have been indefeasibly paid in full, refunded to the Borrower.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority to the Borrower evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is a United States person (within the meaning of Section 7701(a)(30) of the Code) shall deliver to the Borrower (with a copy to the Administrative Agent), on or before such Lender becomes a party to this Agreement, at the time or times prescribed by applicable law and as reasonably requested by the Borrower, two executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of a jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or before such Foreign Lender becomes a party to this Agreement, at the time or times prescribed by applicable law and as reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(f) If a payment to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent such documentation reasonably requested by the Borrower (or the Administrative Agent) sufficient for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

2.18 Payments Generally: Pro Rata Treatment; Sharing of Set-Offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at such of its offices in New York as shall be notified to the relevant parties from time to time, except payments to be made directly to the Issuing Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 11.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof, and the Borrower shall have no liability in the event timely or correct distribution of such payments is not so made. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. dollars.

(b) If at any time funds are received by and available to the Administrative Agent (in its capacity as such) for application to the Obligations hereunder:

(i) except for funds that are subject to distribution by the Collateral Trustee pursuant to Section 3.4(a) of the Intercreditor Agreement after the occurrence and during the continuation of an Actionable Default (as such term is defined in the Intercreditor Agreement), as further provided therein such funds (other than funds specifically earmarked for payments made pursuant to Section 2.11 (which shall be applied as set forth in Section 2.11)) shall be distributed by the Administrative Agent in the following order:

(A) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties,

(B) second, to pay principal on the Revolving Credit Loans (without a corresponding reduction in the Revolving Credit Commitment unless required pursuant to Section 2.11(b)(i) or (iii)) and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties, and

(C) third, to other Obligations due to the Lenders and their Affiliates under the Loan Documents, ratably among the parties entitled thereto in accordance with the amounts due to such parties.

(ii) with respect to funds that are subject to distribution by the Collateral Trustee pursuant to Section 3.4(a) of the Intercreditor Agreement after the occurrence and during the continuation of any Actionable Default (at which time the funds available to the Administrative Agent (in its capacity as such) shall be determined in accordance with the Intercreditor Agreement):

(A) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties,

(B) second, (x) to pay principal on the Revolving Credit Loans and unreimbursed LC Disbursements then due hereunder and (y) to cash collateralize any undrawn amounts under Letters of Credit in accordance with Section 2.4(i), ratably among the parties entitled thereto in accordance with the amounts of principal, unreimbursed LC Disbursements, undrawn amounts under Letters of Credit then due to such parties,

(C) third, to other Obligations due to the Lenders and their Affiliates under the Loan Documents, ratably among the parties entitled thereto in accordance with the amounts due to such parties,

(D) fourth, upon satisfaction in full of all Obligations hereunder, to the Collateral Trustee for application in accordance with the Intercreditor Agreement.

(c) If any Revolving Credit Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of set-off or otherwise) on account of the Revolving Credit Loans made by it (other than pursuant to Sections 2.4, 2.8, 2.15 or 2.17), then, if there is any Reimbursement Obligation outstanding in respect of which the Issuing Lender has not received payment in full from such Revolving Credit Lender pursuant to Section 2.4(e) (the amount of such Reimbursement Obligation being such Revolving Credit Lender’s “LC Deficiency Amount”) or if there is any Swing Loan outstanding in respect of which, pursuant to Section 2.8(d)(i) or (ii), the Swing Loan Lender has not received payment in full from such Revolving Credit Lender pursuant to Section 2.8(d)(i) or (ii) (the amount of such Swing Loan being such Revolving Credit Lender’s “SL Deficiency Amount”), such Revolving Credit Lender shall both (a) purchase a participation in such Reimbursement Obligation in an amount equal to the amount obtained by multiplying the amount of such payment obtained by such Revolving Credit Lender (the “Payment Amount”) by a fraction, the numerator of which is such LC Deficiency Amount and the denominator of which is the sum of such LC Deficiency Amount plus such SL Deficiency Amount (such sum being the “Aggregate Deficiency” with respect to such Payment Amount), and (b) purchase a participation in such Swing Loan in an amount equal to the amount obtained by multiplying such Payment Amount by a fraction, the numerator of which is such SL Deficiency and the denominator of which is such Aggregate Deficiency. If, after giving effect to the foregoing, any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans (or participations in LC Disbursements) (other than pursuant to Sections 2.4, 2.8, 2.15 or 2.17), resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Loans (and participations in LC Disbursements) and accrued interest thereon than the proportion of such amounts received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans (and LC Disbursements) of the other Lenders to the extent necessary so that the benefit of such payments shall be shared by all the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans (and participations in LC

Disbursements); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans (or participations in LC Disbursements) to any assignee or participant, other than to any Credit Party or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders entitled thereto (the “Applicable Recipient”) hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Applicable Recipient the amount due. In such event, if the Borrower has not in fact made such payment, then each Applicable Recipient severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Applicable Recipient with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.4(d), 2.4(e), 2.5(b), 2.8(d)(i) or (ii) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Section until all such unsatisfied obligations are fully paid.

(f) Except to the extent otherwise provided herein: (i) each Borrowing of Revolving Credit Loans from the Lenders under Section 2.1 shall be made from the Lenders, each payment of commitment fees under Section 2.12 in respect of Commitments shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.7 shall be applied to the Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (ii) LIBOR Loans having the same Interest Period shall be allocated pro rata among the Lenders according to the amounts of their Commitments (in the case of the making of Loans) or their Loans (in the case of conversions and continuations of Loans); (iii) each payment or prepayment by the Borrower of principal of Loans shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by such Lenders, except as otherwise set forth in Section 2.11; (iv) each payment by the Borrower of interest on Loans shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the Lenders; and (v) each payment by the Borrower of participation fees in respect of Letters of Credit shall be made for the account of the Revolving Credit Lenders pro rata in accordance with the amount of participation fees then due and payable to the Revolving Credit Lenders, except as otherwise set forth in Section 2.11.

ARTICLE 3

Guarantee by Guarantors

3.1 The Guarantee. Each Guarantor hereby jointly and severally guarantees to each Lender, the Issuing Lender and the Administrative Agent and their respective successors and assigns the prompt payment and performance in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Borrower, all LC Disbursements and all other amounts from time to time owing to the Lenders, the Issuing Lender or the Administrative Agent by the Borrower hereunder or under any other Loan Document, and all other obligations of the Borrower to any Lender or Related Party hereunder or to any Lender or the affiliate of any Lender under any Hedging Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). Each Guarantor hereby further agrees that if the Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, each Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

3.2 Obligations Unconditional. The obligations of each Guarantor under Section 3.1 are absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 3.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to such Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions hereof or of the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

(iv) any lien or security interest granted to, or in favor of, the Administrative Agent, the Issuing Lender or any Lender or Lenders as security for any of the Guaranteed Obligations shall fail to be perfected or any Collateral is released or otherwise compromised or liquidated for less than fair value.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, notice of acceleration, notice of intent to accelerate, protest and all notices whatsoever (except as expressly required hereby) and any requirement that the Administrative Agent, the Issuing Lender or any Lender exhaust any right, power or remedy or proceed against the Borrower hereunder or under the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

3.3 Reinstatement. The obligations of each Guarantor under this Article 3 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each of the Guarantors agrees that it will indemnify the Administrative Agent, the Issuing Lender and each Lender on demand for all reasonable costs and expenses (including reasonable fees and expenses of counsel) incurred by the Administrative Agent or any Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

3.4 Subrogation. Until such time as the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives all rights of subrogation or contribution, whether arising by contract or operation of law (including any such right arising under the Federal Bankruptcy Code of 1978, as amended) or otherwise by reason of any payment by it pursuant to the provisions of this Article 3.

3.5 Remedies. Each Guarantor agrees that, as between such Guarantor and the Lenders, the obligations of the Borrower hereunder may be declared to be forthwith due and payable as provided in Section 8.1 or Section 2.4(i), as applicable (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.1 or Section 2.4(i), as applicable) for purposes of Section 3.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by such Guarantor for purposes of Section 3.1.

3.6 Continuing Guarantee. The guarantee in this Article 3 is a continuing irrevocable guarantee of payment and performance, and shall apply to all Guaranteed Obligations prior to the indefeasible payment in full of Borrower’s obligations hereunder.

3.7 Rights of Contribution. The Guarantors hereby agree, as between themselves, that if any Guarantor shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Guaranteed Obligations, each other Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Guaranteed Obligations. The payment obligation of a Guarantor to any Excess Funding Guarantor under this Section 3.7 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Guarantor under the other provisions of this Article 3 and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations.

For purposes of this Section 3.7, (i) “Excess Funding Guarantor” means, in respect of any Guaranteed Obligations, a Guarantor that has paid an amount in excess of its Pro Rata Share of such Guaranteed Obligations, (ii) “Excess Payment” means, in respect of any Guaranteed Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Guaranteed Obligations and (iii) “Pro Rata Share” means, for any Guarantor, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Guarantor (excluding any shares of stock of, or ownership interest in, any other Guarantor) exceeds the amount of all the debts and liabilities of such Guarantor (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder and any obligations of any other Guarantor that have been Guaranteed by such Guarantor) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Credit Parties exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder and under the other Loan Documents) of all of the Credit Parties, determined (A) with respect to any Guarantor that is a party hereto at the Effective Time, as of the Effective Time, and (B) with respect to any other Guarantor, as of the date such Guarantor becomes a Guarantor hereunder.

3.8 General Limitation on Guarantee Obligations. In any action or proceeding involving any state or non-U.S. corporate law, or any state or Federal or non-U.S. bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 3.1 would otherwise, taking into account the provisions of Section 3.7, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 3.1, then, notwithstanding any other provision hereof to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Lender, Agent or other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

3.9 Waivers. As used in this paragraph, any reference to “the principal” includes the Borrower, and any reference to “the creditor” includes the Administrative Agent and each of the Lenders. In accordance with Section 2856 of the California Civil Code (a) each Guarantor waives any and all rights and defenses available to such Guarantor by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, including without limitation any and all rights or defenses any Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations, or to any other guarantor of any of the Guaranteed Obligations with respect to any of such guarantor’s obligations under its guaranty, in either case pursuant to the antideficiency or other laws of the State of California limiting or discharging the principal’s indebtedness or such guarantor’s obligations, including without limitation Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure; and (b) each Guarantor waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guaranteed Obligation, has destroyed Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any other guarantor of any of the Guaranteed Obligations, has destroyed Guarantor’s rights of contribution against such other guarantor. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York. The foregoing waivers are included solely out of an abundance of caution, and do not affect or limit in any way the parties’ choice of New York law to govern this Agreement and the Guaranteed Obligations.

ARTICLE 4

Representations and Warranties

Each of the Credit Parties and Empire Burbank represents and warrants to the Lenders, the Issuing Lender and each Agent, as to itself and each other Credit Party and Empire Burbank that:

4.1 Organization; Powers. Each Credit Party and Empire Burbank has been duly formed or organized and is validly existing under the laws of its jurisdiction of organization. Each Credit Party and Empire Burbank has all requisite organizational power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to have such power or authority or to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.2 Authorization; Enforceability. The Transactions are within the organizational power and authority of each Credit Party and Empire Burbank to the extent such Credit Party or Empire Burbank, as applicable, is a party to the Loan Documents and have been duly authorized by all necessary organizational action on the part of such Credit Party or Empire Burbank, as applicable, to the extent such Credit Party or Empire Burbank, as applicable, is a party thereto. This Agreement, the Collateral Agreements and all other Loan Documents have been duly authorized, executed and delivered by each Credit Party or Empire Burbank, that is a party thereto and constitute legal, valid and binding obligations of such Credit Party or Empire Burbank, as applicable, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.3 Governmental Approvals; No Conflicts. As of the Closing Date except as set forth on Schedule 4.3, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Trustee for filing and/or recordation, and except that certain actions taken in furtherance of the rights under Article 8 may require prior consent of the FCC under the Communications Act, (b) will not violate any applicable law, policy or regulation or the organizational documents of any Credit Party or Empire Burbank that is a party to the Loan Documents or any order of any Governmental Authority where any violation would have a Material Adverse Effect, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon any Credit Party or Empire Burbank, or any assets, or give rise to a right thereunder to require any payment to be made by any Credit Party or Empire Burbank, where any such violation or default or right to payment would have a Material Adverse Effect, and (d) except for the Liens created by the Collateral Agreements, will not result in the creation or imposition of any material Lien on any asset of any Credit Party or Empire Burbank. Except as set forth therein, all consents, approvals, registrations, filings and other actions required as set forth in such Schedule 4.3 have been obtained on or before the Closing Date.

4.4 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore delivered to the Lenders the following financial statements:

(i) the audited consolidated balance sheet, statements of earnings, statements of stockholders’ equity, statements of cash flows and notes to consolidated financial statements of Holdings and the applicable Credit Parties and Empire Burbank as of and for the fiscal year ended December 31, 2010, accompanied by an opinion of Deloitte & Touche independent public accountants;

(ii) the pro forma unaudited consolidated balance sheet as of the Effective Time prepared by the Borrower under the assumption that the Transactions had been consummated; and

(iii) projected statements of cash flow for the Credit Parties and Empire Burbank for fiscal years 2011 through 2015, which, for fiscal year 2011, were prepared on a quarterly basis.

Such financial statements (except for any portion thereof which represents a projection or assumption as to future events of the date of such statement, including any financial projections and pro formas) in the Borrower’s opinion present fairly, in all material respects, the respective actual consolidated financial position and results of operations and cash flows of the respective entities as of such respective dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of such unaudited statements. Such pro forma statements were prepared by the Credit Parties in good faith and incorporate adjustments that were reasonable when made. Such projections were prepared by the Credit Parties in good faith and were based on assumptions that the Credit Parties believed were reasonable when made.

(b) Since December 31, 2010, there has been no change in the business, assets, operations or condition, financial or otherwise, of the Credit Parties and Empire Burbank taken as a whole from that set forth in the December 31, 2010 audited consolidated financial statements referred to in clause (i) of paragraph (a) above that has a Material Adverse Effect.

(c) None of the Credit Parties or Empire Burbank has on the date hereof any contingent liabilities, liabilities for taxes, long term leases or unusual forward or long-term commitments in each case that are material in relation to the Credit Parties and Empire Burbank taken as a whole, except as referred to or reflected or provided for in the balance sheet as at the end of the fiscal year ended in 2010 (or notes thereto), referred to above, as provided for in Schedule 4.4, or as otherwise expressly provided in this Agreement, or as referred to or reflected or provided for in the financial statements described in this Section 4.4.

4.5 Properties.

(a) Each of the Credit Parties has good, sufficient and legal title to, or valid, subsisting and enforceable leasehold interests in, all its Property material to its business, which shall include all Mortgaged Property, except where the failure to have such good and marketable title or leasehold or license interests could not reasonably be expected to have a Material Adverse Effect.

(b) As of the Closing Date, except as disclosed on Schedule 4.5(b), each of the Credit Parties owns, or is licensed to use, all trademarks, service marks, trade names, copyrights, patents and other intellectual property material to its business (including the call letters with respect to each Broadcast Station) (excluding rights related to software programs and copyrights with respect to the content of news and other programming broadcast or disseminated as part of the Permitted Lines of Business) as currently conducted except for those failure to own or license which would not reasonably be expected to have a Material Adverse Effect (the “Proprietary Rights”), and, to the Borrower’s knowledge, the use thereof by the Credit Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, all such trademark applications and registrations, trademarks, registered copyrights, patents and patent applications, together with the domain names, web sites, and web site registrations which are owned by or licensed to any Credit Party are listed on Schedule 4.5(b) (collectively “Registered Rights”). As of the Closing Date, except as set forth on Schedule 4.5, all of the Registered Rights have been duly registered in, filed in or issued by the PTO, the United States Register of Copyrights, a domain name registrar or other corresponding offices of other jurisdictions as identified on such schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States or in each such other jurisdiction, as applicable, except where the failure to so register, file, maintain or renew would not reasonably be expected to result in a Material Adverse Effect.

(c) As of the Closing Date, Schedule 4.5(c) contains a true, accurate and complete list of (i) all owned Real Property Assets and (ii) all material leases, subleases or assignments of leases (together with all material amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. As of the Closing Date, to the Borrower’s knowledge except as specified in clause (ii) of Schedule 4.5(c), each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and, to the Borrower’s knowledge, no material default has occurred and is continuing thereunder, and each such agreement constitutes the legal, valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.6 Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority which have been filed against or, to the Borrower’s knowledge, threatened against or affecting the Credit Parties or Empire Burbank (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents.

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Credit Parties or Empire Burbank (i) has failed to comply with any applicable laws (including Environmental Law) or (ii) is subject to or in default with respect to any final judgments, writs, decrees, rules or regulations of any court or any Governmental Authority.

(c) No Credit Party, any Subsidiary of a Credit Party nor any of their facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Liability, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Credit Party nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §9604) or any comparable state law the receipt of which could reasonably be expected to result in a Material Adverse Effect. There are and, to each of the Credit Parties’ and their Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against any Credit Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of the Borrower or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any facility, and none of the Borrower’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except as carried out in compliance with Environmental Law or except as could not reasonably be expected to result in a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to the Borrower or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.7 Compliance with Laws and Agreements. Except as set forth on Schedule 4.7, each of the Credit Parties is in compliance with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.8 Investment and Holding Company Status. No Credit Party nor Empire Burbank is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) a “bank holding company” as defined in, or subject to regulation under, the Bank Holding Company Act of 1956, as amended.

4.9 Taxes. Except as set forth on Schedule 4.9, each of the Credit Parties has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

4.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

4.11 Disclosure. The information, reports, financial statements, exhibits and schedules (other than projections) furnished in writing by or on behalf of the Credit Parties, Empire Burbank (to the extent required to be furnished) or the Holding Companies to the Administrative Agent or any Lender, both in connection with the negotiation, preparation or delivery of this Agreement and the other Loan Documents or included herein or therein or delivered pursuant hereto or thereto, prepared by the Administrative Agent in reliance on such information, when taken as a whole do not contain any untrue statement of material fact or omit to state any material fact (known to the Credit Parties, Empire Burbank (if applicable) or the Holding Companies, in the case of any document not furnished by the Credit Parties, Empire Burbank (if applicable) or the Holding Companies) necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect at the time made or delivered.

4.12 Ownership and Capitalization. As of the Closing Date, the capital structure and ownership of the Credit Parties and the Holding Companies is correctly described in Part I of Schedule 4.12. As of Closing Date after giving effect to the Transactions occurring on or prior to such date, the authorized, issued and outstanding capital stock of, and other equity interests in, each of the Credit Parties and the Holding Companies consists of the stock and interests described on Part I of Schedule 4.12, in each case all of which is duly and validly issued and outstanding, fully paid and nonassessable. As of Closing Date after giving effect to the Transactions occurring on or prior to such date, except as set forth in Part I of Schedule 4.12, (x) there are no outstanding Equity Rights with respect to any Credit Party and (y) there are no outstanding obligations of any Credit Party to repurchase, redeem, or otherwise acquire any shares of capital stock of or other interests in any Credit Party nor are there any outstanding obligations of any Credit Party to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the Fair Market Value or equity value of any Credit Party.

4.13 Subsidiaries. Except as disclosed in Part II of Schedule 4.12 (as updated by the Borrower from time to time in accordance with the terms hereof), (a) each Credit Party and its respective Subsidiaries owns, free and clear of Liens (other than Liens created pursuant to the Senior Facilities Documents), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Part II of Schedule 4.12 (as so updated), and (b) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable.

4.14 Material Indebtedness, Liens and Agreements.

(a) As of the Closing Date, Schedule 4.14(a) is a complete and correct list of all Material Indebtedness (other than intercompany loans between or among the Credit Parties and/or to or from Empire Burbank) to, or guarantee of any Material Indebtedness by, any Credit Party, Empire Burbank or Holding Company, and, to the extent specified therein, the aggregate principal or face amount outstanding or that may become outstanding with respect thereto is correctly described in Schedule 4.14(a).

(b) As of the Closing Date, Schedule 4.14(b) is a complete and correct list of each Lien securing Material Indebtedness of any Credit Party and covering any property of the Credit Parties, and the aggregate Material Indebtedness secured (or which may be secured) by such Liens in the aggregate and the Property covered by each such Lien is correctly described in the appropriate part of Schedule 4.14(b).

(c) As of the Closing Date, Schedule 4.14(c) is a complete and correct list of all Material Contracts.

True and complete copies of each agreement listed on the appropriate part of Schedule 4.14 have been delivered to the Administrative Agent or Special Counsel, together with all amendments, waivers and other modifications thereto. As of the Closing Date, all such agreements are valid, subsisting, in full force and effect, are currently binding and after the Transactions occurring on or prior to such date will continue to be binding upon Empire Burbank (as applicable) each Credit Party that is a party thereto, except where the failure to be so valid, subsisting, in full force and effect or binding would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the Credit Parties and Empire Burbank (as applicable) are not in default under any such agreements, except where such default would not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the licenses and other agreements to which any Credit Party is a party collectively entitle the Credit Parties to use all Proprietary Rights material to the conduct of the business of the Credit Parties as presently conducted and as proposed to be conducted after the Transactions occurring on or prior to such date, except where the failure to be so entitled would not reasonably be expected to have a Material Adverse Effect.

4.15 Permits and Licenses.

(a) Each of the Credit Parties has, and is in all respects in compliance with respect to, all licenses, permits, approvals and authorizations of Governmental Authorities necessary to conduct its business as presently conducted and to own or lease and operate its properties excluding FCC Licenses, except to the extent that could not reasonably be expected to result in a Material Adverse Effect.

(b) As of the Closing Date, Schedule 4.15 is a complete and correct list of each Material FCC License granted or assigned to any Credit Party, including those under which the Credit Parties have the right to operate their respective television and radio broadcast stations covered thereby (“Broadcast Stations”) (and includes, with respect to each such FCC License, the city of license and the call letters, frequency and expiration date thereof). As of the Closing Date, the FCC Licenses listed on Schedule 4.15 with respect to any Broadcast Station owned or operated by the Credit Parties include all material authorizations, licenses and permits issued by the FCC (other than auxiliary services licenses) that are required by the Communications Act or necessary for the operation of such Broadcast Station and conduct of the business of the Credit Parties with respect to such Broadcast Station, as now conducted or proposed to be conducted. Except as disclosed in Schedule 4.15(b) or as could not reasonably be expected to result in a Material Adverse Effect, the operation and ownership of each Broadcast Station by the Credit Parties complies with the Communications Act. Except as disclosed in Schedule 4.15(b), as of the Closing Date, the FCC Licenses listed on Schedule 4.15 are validly issued and in full force and effect. Except as disclosed in Schedule 4.15(b), as of the Closing Date, the Credit Parties have fulfilled all of their obligations with respect thereto (including the filing of all registrations, applications, reports, and other documents as required by the FCC or other Governmental Authority), and have paid all fees and other amounts required to be paid by them under all applicable FCC Regulations, in each case, except where the failure to do so would not result in termination, suspension or material diminution in scope of a Material FCC License. Except as disclosed in Schedule 4.15(b), to the Borrower’s knowledge, no rights of any Credit Party under any Material FCC License conflict with the valid rights of any other Person in any material respect. Except as disclosed in Schedule 4.15(b), to the Borrower’s knowledge, as of the Closing Date no event has occurred that would be reasonably likely to result in the revocation, termination or material adverse modification of any Material FCC License, or any FCC enforcement proceeding against the Borrower, any Subsidiary or any FCC License including any notice of violation, any notice of apparent liability for forfeiture or any forfeiture that could reasonably be expected to have a Material Adverse Effect, and none of the Credit Parties has any reason to believe that any Material FCC License will not be renewed in the ordinary course of business other than because of FCC policies affecting the industry generally.

(c) Except as described on Schedule 4.15(c), as of the Closing Date, no Credit Party knows of any application currently pending before, or to be filed with, the FCC, the grant of which application would result in the authorization of a new or modified station whose authorized transmissions would materially and impermissibly interfere with any of the operations, signals, transmission or receptions of any Credit Party (as such impermissible interference is described in the FCC’s rules, regulations and policies, including, without limitation, the FCC’s rules relating to Receiver Induced Third Order Intermodulation Effect, Blanketing, Antenna Separation, Desired-to-Undesired Signal Ratios, and Prohibited Contour Overlap) so as to cause a Material Adverse Effect.

(d) The Credit Parties have obtained and hold all authorizations required by the FCC for delivery of programming to foreign broadcast stations pursuant to Section 325(c) of the Communications Act to the extent required by their respective businesses and operations. All of such authorizations are in effect, and, to the Borrower’s knowledge, there is no reason to believe that any such authorization would not be renewed in the ordinary course.

(e) The Credit Parties are in compliance with the provisions of Section 310(b) of the Communications Act relating to the interests of non-U.S. persons in broadcast licensees.

4.16 Federal Reserve Regulations. No Credit Party nor Empire Burbank is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The making of the Loans hereunder, the use of the proceeds thereof or of any Letter of Credit as contemplated hereby and the security arrangements contemplated by the Loan Documents will not violate or be inconsistent with any of the provisions of Regulation U, T or X of the Board of Governors of the Federal Reserve System.

4.17 Labor and Employment Matters. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against the Borrower or any of its Subsidiaries, or to the best knowledge of the Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrower or any of its Subsidiaries or to the best knowledge of the Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving the Borrower or any of its Subsidiaries, and (c) to the best knowledge of the Borrower, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries and, to the best knowledge of the Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.18 Senior Indebtedness. The obligations of the Credit Parties hereunder and under the other Loan Documents constitute “Senior Debt” and “Designated Senior Debt” under and as defined in the Senior Subordinated Note Indenture. The provisions of Article 10 of the Senior Subordinated Note Indenture are enforceable by each Lender and each other holder of any obligations of the Credit Parties under the Loan Documents in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.19 Patriot Act. Each Credit Party and Empire Burbank is in compliance, in all material respects, with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001, Title III of Pub. L. 107-56 (signed into law October 26, 2001), the “Patriot Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE 5

Conditions

5.1 Effective Time. The obligations of the Lenders to make Revolving Credit Loans, of the Swing Loan Lender to make Swing Loans and of the Issuing Lender to issue Letters of Credit, hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.2):

(a) Counterparts of Agreement. The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Notes. The Administrative Agent shall have received a duly completed and executed Revolving Credit Note or Swing Loan Note for each Lender (or the Swing Loan Lender, if applicable) that has requested a note in accordance with Section 2.10(e), unless waived by the Lender which would otherwise receive any such note.

(c) Organizational Structure. The organizational structure, capitalization and ownership of the Credit Parties, after giving effect to the Transactions occurring on or prior to the Closing Date, shall be as set forth on Schedule 4.12. The Administrative Agent shall have had the opportunity to review, and shall be reasonably satisfied with, the Credit Parties’ state and federal tax assumptions and the capital, organization and structure of the Credit Parties, after giving effect to the Transactions occurring on or prior to the Closing Date.

(d) Existence and Good Standing. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or Special Counsel may reasonably request relating to the organization, existence and good standing of Empire Burbank, each Credit Party and Holding Company, the authorization of the Transactions occurring on the Closing Date and any other legal matters relating to Empire Burbank (to the extent contemplated by this Agreement) the Credit Parties or Holding Companies, this Agreement, the other Loan Documents or the Transactions occurring on the Closing Date, all in form and substance reasonably satisfactory to the Administrative Agent and Special Counsel.

(e) Security Interests. The Administrative Agent and Collateral Trustee (as applicable) shall have received evidence satisfactory to it that the Credit Parties shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the opinion of the Administrative Agent, desirable in order to create in favor of the Collateral Trustee, for the benefit of the Secured Parties, a valid and perfected First Priority security interest in the entire personal and mixed property Collateral (other than such actions which any of the Loan Documents expressly provide may be accomplished following the Effective Time); provided, however, that to the extent that the Administrative Agent in its reasonable discretion after good faith consultation with the Borrower shall determine that the costs of obtaining a security interest in any item of Collateral is excessive in relation to the value of the security to be afforded thereby, the Administrative Agent may waive such requirement with respect to such item, so long as the Credit Parties covenant that such item shall not become subject to any Liens other than Permitted Liens. Such actions shall include the following:

(i) Collateral Agreements. Delivery to the Collateral Trustee of the Pledge Agreement, the Security Agreement and all other Collateral Agreements required by this Agreement, duly executed by the parties thereto, together with accurate and complete schedules to all such Collateral Agreements;

(ii) Lien Searches and UCC Termination Statements. Delivery to the Administrative Agent of (A) the results of recent searches, by one or more Persons satisfactory to the Administrative Agent, as set forth in Schedule 5.1(e)(ii) with respect to UCC financing statements and judgment and tax lien filings which may have been made with respect to any personal or mixed property of the Credit Parties, together with copies of all such filings disclosed by such search, and UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings encumbering the assets of the Credit Parties (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement); and

(iii) Control Agreements. Delivery to the Administrative Agent of a Control Agreement, in form and substance reasonably satisfactory to the Administrative Agent, for the deposit accounts and securities accounts listed on Schedule 5.1(e)(iii) other than those accounts noted on such schedule as not being subject to a Control Agreement; provided that if any such Control Agreement or reasonably requested amendment to an existing Control Agreement has not previously been delivered to the Administrative Agent in connection with the Original Closing or otherwise, the Credit Parties shall deliver such new Control Agreement within 60 days of the Effective Time.

(f) Intercreditor Agreement. The Administrative Agent shall have received from each party to the Intercreditor Agreement either an original or photocopied counterpart of the Intercreditor Agreement signed on behalf of such party.

(g) Repayment of Indebtedness. At or prior to the Effective Time, the Borrower shall have repaid in full the obligations under that certain Term Loan Agreement by and among the Credit Parties and Administrative Agent (in its role as term loan agent) and shall have delivered evidence to Administrative Agent that all liens securing such obligations have been or will be terminated simultaneously with such repayment on the Closing Date (other than such liens which will remain outstanding to secure the Obligations and the other Senior Debt Obligations (as such term is defined in the Intercreditor Agreement)).

(h) Evidence of Insurance. The Administrative Agent shall have received a certificate from the Credit Parties’ insurance broker or other evidence satisfactory to them that all insurance required to be maintained pursuant to Section 6.5 is in full force and effect and that the Administrative Agent and Collateral Trustee on behalf of the Lenders and Secured Parties has been named as additional insured, mortgagee and loss payee thereunder to the extent required under Section 6.5.

(i) Material Contracts. The Administrative Agent shall have received copies of (i) any and all agreements among any of the holders of capital stock of or other equity interests in the Credit Parties or the Holding Companies, (ii) any stock option plans, phantom stock incentive programs and similar arrangements provided by the Credit Parties to any Person, in each case as such will be in effect from and after the Closing Date and (iii) the employment agreements with Eduardo Leon, dated January 1, 2010, Mike Reid, dated December 30, 2009, John Heffron dated November 29, 2010, Jose Garza, dated January 16, 2011, Wisdom Lu, dated February 27, 2008, and Winter Horton, dated December 28, 2009, and the stock option agreement with Wisdom Lu, dated December 12, 2008 (which constitute all material employment agreements with senior executives of the Credit Parties on the Closing Date).

(j) Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc. The Credit Parties have obtained all permits, licenses, authorizations or consents from all Governmental Authorities (including the FCC) and all consents of other Persons with respect to Material Indebtedness, Liens and agreements listed on Schedule 4.14 (and so identified thereon), in each case that are necessary in connection with the Transactions contemplated by the Loan Documents and occurring on the Closing Date, and the continued operation of the Broadcast Stations operated and business conducted, and proposed to be conducted, by the Credit Parties, in substantially the same manner as conducted by the Credit Parties prior to the Closing Date, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

(k) Financial Statements. The Administrative Agent shall have received from the Credit Parties the certified financial statements, operating projections and budgets referred to in Section 4.4 hereof, and the same shall be reasonably satisfactory to the Administrative Agent and the Lenders and shall not be materially inconsistent with the information previously provided to the Administrative Agent.

(l) Solvency Assurances. The Administrative Agent shall have received a certificate, substantially in the form of Exhibit G, from a Financial Officer of the Borrower to the effect that, as of the Effective Time and after giving effect to the initial Loans hereunder (if any) and to the other Transactions occurring on the Closing Date:

(i) the aggregate value of all properties of the Credit Parties at their present fair saleable value on a going concern basis (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for such properties within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceed the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Credit Parties;

(ii) the Credit Parties will not, on a consolidated basis, have unreasonably small capital with which to conduct their business operations as heretofore conducted; and

(iii) the Credit Parties will have, on a consolidated basis, sufficient cash flow to enable them to pay their debts as they mature.

Such certificate shall include a statement to the effect that the financial projections and underlying assumptions contained in such analysis are, fair and reasonable in the opinion of such Financial Officer at the time when made.

(m) Senior Note Documents. At the Effective Time, (A) the Borrower concurrently herewith or immediately following the Effective Time on the Closing Date shall issue the Senior Notes in an aggregate maximum principal amount of $220,000,000, provided that such amount may be increased to an aggregate maximum principal amount of $240,000,000 upon receipt by the Administrative Agent of the Supplemental Indenture, (B) the Administrative Agent shall have received copies of the Senior Note Documents and the same shall be satisfactory to the Administrative Agent and Special Counsel, and (C) the Administrative Agent shall have received a certificate from a Financial Officer of the Borrower in form reasonably satisfactory to the Administrative Agent confirming the events set forth in clause (A) above.

(n) Permitted Incurrence of Loans. The Administrative Agent shall have received from a Financial Officer of the Borrower a certificate, in form and substance satisfactory to the Administrative Agent, to the effect that (A) the Loans under this Agreement as in effect on the Closing Date (assuming $50,000,000 of such Loans were incurred on the date hereof) (the “Original Revolving Credit Loans”), are permitted to be incurred under, clause (i) of the second paragraph of Section 4.09 of each of the Senior Note Indenture, the Senior Subordinated Note Indenture and the Media Holdings Discount Notes Indenture, (B) the Original Revolving Credit Loans are permitted to be secured by the assets of the Credit Parties under

Section 4.12 of, and clause (1) of the definition of “Permitted Liens” in Section 1.01 of, each of the Senior Note Indenture, the Senior Subordinated Note Indenture and the Media Holdings Discount Notes Indenture, (C) the Original Revolving Credit Loans constitute “Designated Senior Debt” and “Senior Debt” subject to the benefits of Article 10 of the Senior Subordinated Note Indenture and (D) this Agreement, as in effect on the Closing Date, constitutes a “Credit Agreement” as defined in each such indenture.

(o) No Material Adverse Effect. Since December 31, 2010, there shall have occurred no Material Adverse Effect (in the reasonable judgment of the Administrative Agent) with respect to the Credit Parties taken as a whole.

(p) Opinions. The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of (i) O’Melveny & Myers LLP, special counsel to the Credit Parties, substantially in the form of Exhibit J and (ii) Wiley Rein LLP, special FCC counsel to the Credit Parties substantially in the form of Exhibit K (and each Credit Party hereby requests each such counsel to deliver such opinions).

(q) Fees and Expenses. The Administrative Agent and the Issuing Lender shall have received all reasonable fees and other amounts due and payable to such Persons and Special Counsel at or prior to the Effective Time, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(r) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or any Lender or Special Counsel shall have reasonably requested and the same shall be satisfactory to each of them and Special Counsel.

5.2 Each Extension of Credit. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Lender to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) Representations and Warranties. The representations and warranties of each Credit Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, both before and after giving effect thereto and to the use of the proceeds thereof (or, if any such representation or warranty is expressly stated to have been made as of an earlier date, such representation or warranty shall have been true and correct in all material respects as of such earlier date, and to the extent any representation or warranty makes reference to one or more of the Schedules to this Agreement, the Credit Parties and, if applicable, Empire Burbank, shall make revisions to the Schedules, reasonably acceptable to the Administrative Agent, to take into account the consummation of any Acquisitions permitted hereunder and other transactions permitted hereunder).

(b) No Defaults. At the time of and immediately after giving effect to such Borrowing, or (as applicable) the date of issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing.

ARTICLE 6

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of the Credit Parties covenants and agrees with the Lenders that:

6.1 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) commencing with the fiscal year ending December 31, 2011, as soon as available and in any event no later than the earlier of (x) 95 days after the end of each fiscal year of the Credit Parties and (y) five days after the date the financial statements for the Borrower and its Subsidiaries referred to in clause (i) below are required to be filed pursuant to Section 13 or 15(d) of the Exchange Act with the Securities and Exchange Commission (after giving effect to any extensions):

(i) consolidated statements of income and consolidated statements of retained earnings and cash flows of the Credit Parties and Empire Burbank for such fiscal year and the related consolidated balance sheet of the Credit Parties and Empire Burbank as at the end of such fiscal year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year (provided that, if the report of the Borrower filed with the Securities and Exchange Commission on Form 10-K fulfills the foregoing requirements for the furnishing of annual financial statements, the Borrower may fulfill such requirement by delivering to the Administrative Agent such report of the Borrower on Form 10-K for the applicable fiscal year), and

(ii) an opinion of independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except to the extent that the Borrower can provide evidence reasonably satisfactory to the Administrative Agent that such qualification or exception is solely a result of the maturity of the Media Holdings Discount Notes)) stating that said consolidated financial statements referred to in the preceding clause (i) fairly present in all material respects the consolidated financial condition and results of operations of the Credit Parties as at the end of, and for, such fiscal year in accordance with GAAP, and a statement of such accountants that, in connection with their audit, nothing came to their attention that caused them to believe that the Credit Parties failed to comply with the terms, covenants, provisions or conditions of Section 7.10, insofar as they relate to accounting matters,

(b) as soon as available and in any event within no later than the earlier of (x) 50 days after the end of each quarterly fiscal period (including the fourth fiscal period) of each fiscal year of the Credit Parties and (y) five days after the date the financial statements for the Borrower and its Subsidiaries referred to in clause (i) below are required to be filed with the Securities and Exchange Commission (after giving effect to any extensions):

(i) consolidated statements of income of the Credit Parties and Empire Burbank for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet of the Credit Parties and Empire Burbank as at the end of such period, together with a comparison against amounts set forth in the budget for statements of income for such period (provided that, if the report of the Borrower filed with the Securities and Exchange Commission on Form 10-Q fulfills the foregoing requirements for the furnishing of quarterly financial statements, the Borrower may fulfill such requirement by delivering to the Administrative Agent such report of the Borrower on Form 10-Q for the applicable fiscal quarter), and

(ii) a certificate of a Financial Officer of the Credit Parties and Empire Burbank, which certificate shall state that said consolidated financial statements referred to in the preceding clause (i) fairly present, in all material respects, the consolidated financial condition and results of operations of the Credit Parties and Empire Burbank in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments and the omission of footnotes);

(c) commencing with the financial statements delivered under clause (b) above for the fiscal quarter ending March 31, 2011, concurrently with any delivery of financial statements under clauses (a) and (b) above, a Compliance Certificate;

(d) promptly upon the mailing thereof to the holders of any Indebtedness with an outstanding principal amount of not less than $2,500,000 of the Credit Parties or any Holding Company generally, copies of all financial statements, regular reports and other statements so mailed;

(e) commencing with the fiscal year beginning on January 1, 2012, as soon as available and in any event no later than 60 days after the commencement of each fiscal year, a budget for the Credit Parties for such fiscal year;

(f) promptly after the same become publicly available, copies of all regular and periodic reports and all registration statements and prospectuses filed by any Holding Company or any Credit Party with the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of said Commission or with any national securities exchange or market quotation system and copies of all press releases made available generally by the Holding Company or any Credit Party to the public concerning material developments in the business of the Holding Company or any Credit Party, including, to the extent not included in the foregoing, any regular periodic and other reports and statements provided by any Holding Company or any Credit Party to the holders of Subordinated Indebtedness (other than Liberman Subordinated Debt) or the holders of the Media Holdings Discount Notes or other Holding Company Debt; provided, however, that, except for any information required to be delivered pursuant to subsection 6.1(a) or (b) above, so long as the Borrower files any such material with the Securities and Exchange Commission pursuant to the requirements of the Exchange Act, the requirements of this paragraph shall be deemed satisfied by such filings; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of this Agreement, as the Administrative Agent or the Required Lenders may reasonably request.

6.2 Notices of Material Events. The Credit Parties, promptly upon obtaining knowledge thereof, will furnish to the Administrative Agent for distribution to each Lender written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or other Affiliate thereof for which there is a reasonable possibility of a determination that would have a Material Adverse Effect;

(c) a final judgment or judgments for the payment of money in excess of $2,500,000 in the aggregate (regardless of insurance coverage), shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Credit Party;

(d) the occurrence of any ERISA Event related to the Plan of any Credit Party or knowledge after due inquiry of any ERISA Event related to a Plan of any other ERISA Affiliate that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Credit Parties in an aggregate amount exceeding $2,500,000;

(e) the receipt by any Credit Party from the FCC or any other Governmental Authority of (i) any order or notice of the FCC or any other Governmental Authority or any court of competent jurisdiction which designates any Material FCC License or any other material license, permit or authorization of the Credit Parties, or any application therefore, for a hearing, or which refuses renewal or extension of, or revokes, materially modifies, terminates or suspends any Material FCC License or other material license, permit or authorization now or hereafter held by any Credit Party, or (ii) any notice of any competing application filed with respect to any Material FCC License or other material license, permit or authorization now or hereafter held by any Credit Party, or any material citation, material notice of violation or material order to show cause issued by the FCC or any other Governmental Authority with respect to any Credit Party;

(f) copies of its federal income tax returns, California income tax returns, and summaries of all financial information used to calculate the Permitted Shareholder Tax Distributions and Permitted Holdings Tax Distributions; and

(g) on the date of the occurrence thereof, notice that (i) any Event of Default has occurred under the Senior Note Documents, (ii) any or all of the obligations under the Senior

Subordinated Note Indenture, the Media Holdings Discount Notes Indenture or any or all of the obligations under any other Subordinated Indebtedness or Holding Company Debt have been accelerated, or (iii) that trustee or required holders of the Senior Subordinated Notes, the Media Holdings Discount Notes, any other Subordinated Indebtedness or Holding Company Debt has been given notice that any or all such obligations are to be accelerated.

Each notice delivered under this Section 6.2 shall be accompanied by a statement of a Financial Officer or other executive officer of the Credit Parties setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

6.3 Existence; Conduct of Business. Each of the Credit Parties will do or cause to be done all things necessary in the exercise of its reasonable business judgment to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits and franchises material to the conduct of the business of the Credit Parties taken as a whole; provided that (i) the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 7.4 and (ii) no Credit Party shall be required to preserve any such existence, right, franchise, license or permit if the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

6.4 Payment of Obligations. Each of the Credit Parties will pay its obligations, including Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Credit Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

6.5 Maintenance of Properties; Insurance. Each of the Credit Parties will (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted (other than obsolete, worn out or surplus equipment), and (b) maintain insurance, with financially sound and reputable insurance companies, as may be required by law, and such other insurance in such amounts and against such risks as are customarily maintained by companies of established reputation engaged in the same or similar businesses operating in the same or similar locations, including business interruption insurance and media perils insurance, in each case, in such amounts (after giving effect to self-insurance) with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such companies. Without limiting the generality of the foregoing, the Credit Parties will maintain or cause to be maintained (or provide evidence reasonably acceptable to the Administrative Agent that such insurance is not available at a reasonable cost) (i) replacement value property insurance on the Collateral under such policies of insurance and (ii) the earthquake coverage which exists as of the Effective Date for so long as such coverage is generally available at commercially reasonable rates. Such policies of insurance with respect to the Credit Parties shall (x) name the Collateral Trustee and Administrative Agent as additional insureds thereunder as their interests may appear and (y) in the case of each business interruption and property insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to the Administrative Agent that names the Collateral Trustee for the benefit of the Secured Parties as the loss payee thereunder (except with respect to losses of less than $3,000,000 per occurrence, which may be paid directly to Borrower provided no Default is continuing) and provides for at least 30 days’ prior written notice to the Administrative Agent and Collateral Trustee of any modifications or cancellation of such policy except that only 10 days’ prior written notice shall be required for cancellation for non-payment of premium. Administrative Agent may, upon the failure of the Credit Parties to do so in accordance with the Loan Documents, purchase insurance on any Collateral and pay for the repair, maintenance or preservation thereof, and each Credit Party agrees to reimburse the Administrative Agent within ten (10) Business Days after written demand for any payments or expenses incurred by the Administrative Agent, the Collateral Trustee or the other Lenders pursuant to the foregoing authorization and any unreimbursed amounts shall constitute Obligations for all purposes hereof.

6.6 Books and Records; Inspection Rights. Each of the Credit Parties will keep proper books of record and account in which entries are made of all material dealings and transactions in relation to its business and activities which fairly record such transactions in all material respects and activities consistent with past practice. Each of the Credit Parties will permit any representatives designated by the Administrative Agent, the Collateral Trustee or any Lender upon reasonable notice and at reasonable times during normal business hours to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with Jose Liberman, Lenard Liberman or the Borrower’s chief financial officer and Borrower’s independent accountants; provided the Borrower may choose to be present at or participate in any of such discussions. The Credit Parties, in consultation with the Administrative Agent, if requested by the Administrative Agent, will arrange for a meeting to be held at least once every year with the Lenders and the Administrative Agent hereunder at which the business and operations of the Credit Parties are discussed.

6.7 Fiscal Year. None of the Credit Parties will change its fiscal year or the method of determining the last day of the first three fiscal quarters in each of its fiscal years without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld but which may be conditioned on amendments to Section 7.10.

6.8 Compliance with Laws, Maintenance of FCC Licenses. Each of the Credit Parties and (to the extent required by this Agreement) Empire Burbank will comply with (i) all laws, rules, regulations and orders of any Governmental Authority (excluding all Environmental Laws which are addressed in Section 6.12) and (ii) the terms of all FCC Licenses, except, in the case of clause (i) or clause (ii), where the failure to do so individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party shall file or cause to be filed all necessary applications for renewal of, and shall preserve in full force and effect all, Material FCC Licenses; provided, however, that any failure to preserve any Material FCC License in full force and effect which results either from (x) a Relocation or (y) any asset sale, Asset Swap or other Disposition permitted hereunder shall not constitute a breach of this Section 6.8.

6.9 Use of Proceeds. The proceeds of the Loans and the Letters of Credit will be used only for (a) Transaction Costs, (b) so long as no Event of Default exists and is continuing or would be caused thereby, redemption of the Media Holdings Discount Notes, (c) Permitted

Acquisitions pursuant to Section 7.4, (d) Capital Expenditures permitted hereunder, (e) closing costs for the Transactions, (f) the Qualifying IPO Funding Transactions, to the extent permitted hereunder, and (g) general corporate (or company) and working capital purposes of the Credit Parties. No part of the proceeds of any Loan or the Letters of Credit will be used, whether directly or indirectly, to purchase or carry any margin stock or for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U, T and X.

6.10 Certain Obligations Respecting Guarantors and Collateral Security.

(a) Additional Subsidiaries. In the event that any Credit Party shall form or acquire any new Subsidiary after the date hereof, such Credit Party will cause such new Subsidiary, within ten Business Days after such formation or acquisition:

(i) to execute and deliver to the Administrative Agent the following documents: (1) a counterpart to this Agreement (and thereby to become a party to this Agreement, as a “Guarantor” hereunder) and (2) a counterpart to the Pledge Agreement and a counterpart to the Security Agreement (and thereby to become a party to each such agreement);

(ii) to take such action (including delivering such shares of stock and executing and delivering such UCC financing statements) as shall be necessary to create and perfect valid and enforceable First Priority Liens on all assets and property of such Subsidiary, subject only to Permitted Liens, consistent with the provisions of the applicable Collateral Agreements; provided that no Credit Party shall be required to create or perfect any Liens on any Real Property Assets except for a Mortgaged Property in accordance with Section 6.13; and

(iii) to deliver such proof of organizational action, incumbency of officers and other documents as is consistent with those delivered by each Credit Party pursuant to Section 5.1 at the Effective Time or as the Administrative Agent shall have reasonably requested.

Notwithstanding the provisions of this Section 6.10(a), (i) no Foreign Subsidiary shall be required to execute and deliver a counterpart to this Agreement, the Pledge Agreement or the Security Agreement or any other Collateral Agreement, and (ii) no capital stock of a Foreign Subsidiary shall be required to be pledged pursuant to the provisions of the Pledge Agreement, except to the extent such Foreign Subsidiary is a disregarded entity for United States Tax purposes, provided that nothing in this paragraph shall limit the requirement of the Credit Parties to provide a pledge of 65% of the voting stock and 100% of the non-voting stock of any Foreign Subsidiary.

(b) Ownership of Subsidiaries. Subject to Section 7.4, no Credit Party shall sell, transfer or otherwise dispose of any shares of stock or other equity interests in any Subsidiary owned by it, nor issue or permit any Subsidiary, to issue, any shares of stock of any class or other equity interests whatsoever to any Person, except that (i) the Borrower may issue stock or equity to any Holding Company and (ii) any Credit Party may issue stock or equity to another Credit Party provided such stock or equity is pledged to the Administrative Agent as set forth below. Subject to Section 7.4, each of the Credit Parties will cause each of its Subsidiaries to take such action from time to time as shall be necessary to ensure that the percentage of the equity capital of any class or character owned by such Credit Party in any Subsidiary on the date hereof (or, in the case of any newly formed or newly acquired Subsidiary, on the date of formation or acquisition) is not at any time decreased, other than by reason of transfers to another Credit Party. In the event that any additional shares of stock or other equity interests shall be issued by any Credit Party (other than issuance by the Borrower of its capital stock to any Holding Company), the respective holder of such shares of stock or other equity interests shall forthwith deliver to the Administrative Agent pursuant to the Pledge Agreement the certificates evidencing such shares of stock, accompanied by undated stock powers executed in blank, and shall take such other action as the Administrative Agent shall request to perfect the security interest created therein pursuant to such pledge agreement.

6.11 ERISA. Except where a failure to comply with any of the following, individually or in the aggregate, would not or could not reasonably be expected to result in a Material Adverse Effect, (i) to the extent applicable, the Credit Parties will maintain, and cause each ERISA Affiliate to maintain, each Plan of any Credit Party or any ERISA Affiliate in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and (ii) the Credit Parties will not and, to the extent they have the authority to do so, will not permit any of the ERISA Affiliates to (a) engage in any transaction with respect to any Plan which would subject any Credit Party to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, any of the Credit Parties or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Pension Plan or (c) fail to make any payments to any Multiemployer Plan that any of the Credit Parties or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

6.12 Environmental Matters; Reporting. The Credit Parties will observe and comply with, and cause each Affiliate to observe and comply with all Environmental Laws and other laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could, individually or in the aggregate, have a Material Adverse Effect. The Credit Parties will give the Administrative Agent prompt written notice of any violation as to any environmental matter by any Credit Party or Affiliate and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse result would have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by any Credit Party or Affiliate which are material to the operations of such Credit Party or Affiliate, or (b) which will, or is likely to, have a Material Adverse Effect on such Credit Party or Affiliate to any Person or which will require a material expenditure by such Credit Party or Affiliate to cure any alleged problem or violation.

6.13 Real Estate Assets.

(a) Within sixty (60) days of the Closing Date (which may be extended in the reasonable discretion of Administrative Agent), Borrower shall deliver to the Administrative Agent (i) Mortgages for each of the Burbank Studio Property, Dallas Studio Property and Houston Studio Property (the “Closing Date Mortgaged Properties”), (ii) a mortgagee’s title insurance policy reasonably acceptable to the Administrative Agent (it being understood that such title policy shall not be required to include a survey endorsement) insuring a First Priority lien with respect to each Closing Date Mortgaged Property, (iii) to the extent reasonably available to the Credit Parties as of the Closing Date, (A) surveys, (B) phase one environmental reports, (C) appraisals; and (D) other material due diligence reasonably requested by the Administrative Agent, in each case related to the Closing Date Mortgaged Properties, and (iv) a customary opinion of local counsel relating to the enforceability of the Mortgages.

(b) If after the Closing Date (i) any Credit Party acquires, or (ii) at the time any Person becomes a Subsidiary after the Closing Date (other than a Subsidiary that is not required to become a Guarantor), such Person holds, any Material Leasehold Property, the Credit Party or such Person shall use commercially reasonable efforts (which shall not include the payment of money) to cause such Material Leasehold Property to be a Conforming Leasehold Interest but excluding any Material Leasehold Property where, in the Administrative Agent’s reasonable discretion, the costs of causing such property to become a Conforming Leasehold Interest is excessive in relation to the value of the benefit to be afforded to the Lenders thereby or where such property is not material to the business and operations of such Credit Party or such Person.

(c) If after the Closing Date (i) any Credit Party acquires, or (ii) at the time any Person becomes a Subsidiary after the Closing Date (other than a Subsidiary that is not required to become a Guarantor), such Person holds, a fee ownership interest in any Real Property Asset with a Fair Market Value as of the date of such acquisition or the date such Person becomes a Subsidiary in excess of $2,500,000, the Credit Party or such Person shall execute and deliver as soon as practicable thereafter a Mortgage with respect thereto, together with a title insurance policy described in Section 6.13(a)(ii) with respect to such Mortgaged Property, the documents listed in Section 6.13(a), (iii) that are reasonably available to the Credit Parties as of the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and a customary local counsel legal opinion with respect to the Mortgage for such Mortgaged Property listed in Section 6.13(a)(iv).

6.14 Qualifying IPO Funding Transactions. The Borrower shall:

(a) cause the applicable Holding Company to apply the applicable portions of the net proceeds of any Qualifying IPO in accordance with clauses (b) and (d) of the definition of Qualifying IPO Funding Transactions (it being understood that amounts which any Holding Company intends to use within 15 months of the consummation of such Qualifying IPO for purposes described in clause (a) or (c) of such definition may be held (subject to clauses (b) and (c) below) by such Holding Company);

(b) cause the applicable Holding Company to apply substantially all of the net proceeds of any Qualifying IPO not applied pursuant to clause (a) or (b) of the definition of Qualifying IPO Funding Transactions as of the date fifteen months after the consummation of such Qualifying IPO to a contribution to Media Holdings on such date; and

(c) cause Media Holdings and any other applicable Holding Company to contribute substantially all of the net proceeds of any Qualifying IPO not applied pursuant to clause (a), (b), (c) or (d) of the definition of Qualifying IPO Funding Transactions as of the date fifteen months after the consummation of such Qualifying IPO to a contribution to the Borrower on such date.

ARTICLE 7

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Credit Parties covenant and agree with the Administrative Agent and the Lenders that:

7.1 Indebtedness. The Credit Parties and their Subsidiaries shall not create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created under the Loan Documents;

(b) Indebtedness existing on the date hereof which is set forth in Schedule 4.14 and has been designated on such schedule as Indebtedness that will remain outstanding following the funding of the initial Loans, and any extension, renewal, refunding or replacement of any such Indebtedness that does not increase the principal amount thereof;

(c) Unsecured Indebtedness of any Credit Party to any other Credit Party;

(d) Indebtedness of Empire Burbank under the Empire Burbank Loan Documents; provided that the outstanding principal amount of Indebtedness under the Empire Burbank Loan does not exceed $4,000,000;

(e) On or after the Qualifying IPO Closing Date, unsecured Indebtedness of the Borrower to any Holding Company pursuant to the LBI Media Intercompany Note so long as the LBI Media Intercompany Note matures after the Maturity Date or, if sooner, if substantially all of the amount repaid prior to the Maturity Date is used for the purposes described in clause (a) or (c) of the definition of Qualifying IPO Funding Transactions;

(f) Indebtedness to Jose and/or Lenard Liberman (or their spouses, lineal descendants, or heirs and devises or any trusts controlled by them) but only to the extent such indebtedness is subordinated to the Loans (or any Credit Party’s obligations to the Lenders and the Administrative Agent) pursuant to subordination agreements substantially identical to the Liberman Subordination Agreements; provided that the aggregate Indebtedness of the Credit Parties under this Section 7.1(f) shall not exceed $5,000,000 at any one time outstanding;

(g) Indebtedness (determined on a consolidated basis without duplication in accordance with GAAP) consisting of Capital Lease Obligations or Indebtedness, as applicable, secured by Liens permitted under Sections 7.2(i) or 7.2(q) and/or in connection with the acquisition of real property (other than any real property received or acquired in any Acquisition or Relocation) in an aggregate principal amount not exceeding (i) prior to the Qualifying IPO Closing Date, $10,000,000 at any one time outstanding or (ii) thereafter, $25,000,000 at any one time outstanding;

(h) Indebtedness (i) under any Hedging Agreement or (ii) for bank overdrafts in the ordinary course of business that are promptly repaid;

(i) Indebtedness arising from guaranties of Indebtedness of any Credit Party or any of their Subsidiaries permitted hereunder or other agreements of any Credit Party or any of their Subsidiaries providing for indemnification, adjustment of purchase price or similar customary obligations, in each case incurred or assumed in connection with the acquisition or disposition of any business or assets of any Credit Party or any of their Subsidiaries permitted by this Agreement;

(j) Indebtedness in respect of the Senior Notes in an aggregate principal amount not exceeding $220,000,000, provided that such amount may be increased to a maximum aggregate principal amount of $240,000,000 upon receipt by the Administrative Agent of the Supplemental Indenture;

(k) Unsecured Indebtedness in respect of the Senior Subordinated Notes in an aggregate principal amount not to exceed $228,775,000;

(l) In addition to the Indebtedness permitted under clauses (f) and (k), Subordinated Indebtedness; provided that (i) such Subordinated Indebtedness is unsecured, (ii) no such Subordinated Indebtedness shall have scheduled maturity or scheduled amortization of principal earlier than twelve months after the Maturity Date, (iii) no agreement or instrument executed with respect to such Subordinated Indebtedness shall have any financial covenants, cross defaults or terms which conflict with, or covenants which are more restrictive in any material respect than the terms of the Loan Documents (it being understood that if such provisions relating to mandatory prepayment requirements are not more restrictive in any material respect than the Senior Note Indenture, such provisions shall be acceptable under this clause (iii)), and the Borrower shall have delivered to the Administrative Agent copies of all such agreements and instruments prior to the execution thereof, (iv) the terms of subordination of such Subordinated Indebtedness shall (A) in the case of Subordinated Indebtedness in an aggregate principal amount together with clause (k) of up to $228,775,000, be substantially consistent with the subordination terms governing the Senior Subordinated Notes and (B) in the case of any Subordinated Indebtedness of such amount, be reasonably satisfactory to the Administrative Agent and (v) no Default shall have occurred or be continuing or would result from the incurrence of such Subordinated Indebtedness, and the Borrower shall have delivered a pro forma Compliance Certificate to the Administrative Agent demonstrating such compliance;

(m) Indebtedness required to be incurred in connection with any incentive bonus which may become payable pursuant to any Management Incentive Contract;

(n) Guarantees (including Guarantees of Subordinated Indebtedness by Subsidiaries of the Borrower that have Guaranteed the Obligations) of Indebtedness or Guarantees, in each case permitted under this Section 7.1 except that no Credit Party will Guarantee the Empire Burbank Loan; and

(o) In addition to the foregoing, unsecured Indebtedness in an aggregate principal amount not exceeding (i) prior to the Qualifying IPO Closing Date, $10,000,000 at any time outstanding or (ii) thereafter, $25,000,000 at any time outstanding; provided that no Indebtedness to any holder of Indebtedness of Holdings shall be permitted to be incurred under this subsection (o) unless such Indebtedness is subject to a subordination agreement satisfactory in form and substance to the Administrative Agent.

7.2 Liens. No Credit Party or Subsidiary will create, incur, assume or permit to exist any Lien in favor of any other Person on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (the following being called “Permitted Liens”):

(a) Liens in favor of the Collateral Trustee created under the Senior Facilities Documents;

(b) any Lien on any property or asset of any Credit Party or Subsidiary existing on the date hereof and set forth in Schedule 7.2(b); provided that (i) such Lien shall not apply to any other property or asset of any Credit Party and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) Liens for Taxes if the conditions set forth in Section 6.4 are satisfied or the obligations with respect to such Taxes are not delinquent or remain payable without penalty;

(d) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (including pre-judgment attachments) but only to the extent of such judgment, for an amount and for a period not resulting in an Event of Default under Section 8.1(j) hereof;

(e) pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance agreements;

(f) pledges and deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions,

easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not and will not materially interfere with the ordinary conduct of the business of any Credit Party;

(h) Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letter of credit drawings;

(i) Liens on tangible property, including real or personal property (other than Mortgaged Property), acquired, constructed or improved by any Credit Party, provided that (A) such Liens secure Indebtedness (including Capital Lease Obligations) permitted by Section 7.1(g), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (D) such security interests shall not apply to any other property or assets of any Credit Party or Subsidiary;

(j) Liens created by (i) the Empire Burbank Mortgage; provided that such Liens shall apply only to the Burbank Office Property and any other property of Empire Burbank referred to in such Empire Burbank Mortgage on the date the Empire Burbank Loan was funded and (ii) the Empire Burbank Lease;

(k) Uniform Commercial Code financing statement filings with respect to Property leased by the Credit Parties;

(l) Assignments of uncollectible accounts receivable to collection agencies in the ordinary course of business;

(m) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property

(n) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(o) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(p) licenses of patents, trademarks and other intellectual property rights granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

(q) Liens existing on any Property at the time of its acquisition (or on the property of any Person at the time of acquisition of such Person) and not created in anticipation of such acquisition so long as such Liens do not extend to any other assets;

(r) Liens securing any Hedging Agreement with any Lender or the affiliate of any Lender;

(s) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreements and similar arrangements;

(t) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; and

(u) other Liens securing obligations in an aggregate amount not to exceed $1,000,000 at any time outstanding.

If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the obligations under the Senior Facilities Documents will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Required Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

7.3 [Reserved].

7.4 Fundamental Changes; Asset Sales. No Credit Party will enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). No Credit Party will effect any Disposition or Relocation or acquire any business or property from, or capital stock of, or other equity interests in, or be a party to any acquisition (including any Acquisition) of, any Person except for purchases by any Credit Party of property to be used in the ordinary course of business, Investments permitted hereunder, Capital Expenditures permitted hereunder, and Acquisitions permitted hereunder. No Credit Party will convey, sell, lease, transfer or otherwise dispose (including any Disposition) of, in one transaction or a series of transactions, any part of its business or property, whether now owned or hereafter acquired (including receivables and leasehold interests); provided that a Credit Party may (1) lease or sublease real property to the extent such lease or sublease would not materially interfere with the operation of the businesses of the Credit Parties and (2) enter into any sale, lease, transfer or other disposition described clauses (a) through (j) of the definition of Disposition. The Lenders and the Administrative Agent (as the case may be) at the Borrower’s expense hereby agree to complete, execute and deliver to the Borrower, upon reasonable prior written notice to the Administrative Agent and upon provision by the Borrower of a draft of such instrument, any release or termination of security interest required to permit the applicable Credit Party conveying, selling, leasing, transferring or otherwise disposing of any part of its property pursuant to and in accordance with this Agreement to convey, sell, lease, transfer or otherwise dispose of such property free and clear of any Lien under the Collateral Agreements.

Notwithstanding the foregoing provisions of this Section 7.4:

(a) any Credit Party (other than the Borrower or any License Subsidiary) may be merged or consolidated with or into the Borrower or any other Credit Party, and any Subsidiary that is not a Credit Party may be merged into any Credit Party (with the Credit Party as the surviving entity); provided that if any such transaction shall be between a Subsidiary and the Borrower or a Wholly Owned Subsidiary, the Borrower or such Wholly Owned Subsidiary, as applicable, shall be the continuing or surviving entity;

(b) any Credit Party (other than the Borrower or any License Subsidiary) may sell, lease, transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to any other Credit Party;

(c) the capital stock of, or other equity interests in, any Credit Party may be sold, transferred or otherwise disposed of to the Borrower or any other Credit Party;

(d) any Credit Party may enter into Acquisitions to acquire all or substantially all of the assets or any division, business or broadcast station or capital stock of, or other equity interests in (including acquisitions by purchase of assets, purchase of stock, merger or otherwise or by an Asset Swap), any Person (collectively, “Permitted Acquisitions”), subject to satisfaction of the following conditions:

(i) immediately prior to such Acquisition and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(ii) to the extent that the Permitted Acquisition is structured as an Acquisition of capital stock, such capital stock shall be held by a Credit Party and the Subsidiary so acquired shall comply with the provisions of Section 6.10;

(iii) immediately following the proposed Acquisition after giving effect to such Acquisition on a pro forma basis incorporating such pro forma assumptions as are satisfactory to the Administrative Agent in its reasonable discretion, the Credit Parties shall be in compliance with the Revolving Facility Leverage Ratio set forth in Section 7.10 and the Administrative Agent shall have received a pro forma Compliance Certificate to such effect;

(iv) the aggregate consideration paid or exchanged by the Borrower and its Subsidiaries in connection with any such individual Acquisition shall not exceed (A) prior to the Qualifying IPO Closing Date, $50,000,000 or (B) thereafter, $125,000,000, in each case, without the consent of Required Lenders, such consent not to be unreasonably withheld;

(v) the business so acquired shall be located in (A) prior to the Qualifying IPO Closing Date, the United States or (B) thereafter, the United States or any state or territory thereof or Mexico; provided that the aggregate consideration paid or exchanged by the Borrower and its Subsidiaries after the date hereof in connection with all acquisitions of businesses located in Mexico shall not exceed $50,000,000;

(vi) the Credit Parties have delivered such financial information with respect to the business to be acquired as the Administrative Agent shall have reasonably requested; and

(vii) any individual Permitted Acquisition of properties or assets located in the United States for aggregate consideration of $25,000,000 or greater shall be also conditioned on delivery to the Administrative Agent or the Collateral Trustee of (1) all material documents reasonably requested by the Administrative Agent or the Collateral Trustee to insure that the Secured Parties have a First Priority Lien in, and assignment of, all personal property assets and interests acquired, including consents of third parties if reasonably requested and (2) if such Permitted Acquisition is of a television or radio property and the aggregate consideration therefor is $40,000,000 or greater, an opinion of FCC counsel to the Borrower in form and substance reasonably satisfactory to the Administrative Agent.

(e) The Credit Parties shall be permitted to sell, lease or assign:

(i) obsolete or worn-out property (including leasehold interests), tools or equipment no longer used or useful in its business,

(ii) any inventory or other property sold or disposed of in the ordinary course of business and on ordinary business terms,

(iii) interests in real property by lease entered into in the ordinary course of business,

(iv) the surrender of waiver of contractual rights or the settlement, release or surrender of contracts or tort claims in the ordinary course of business,

(v) Dispositions; provided (1) the consideration received for such assets shall be in an amount at least equal to the Fair Market Value thereof (determined in good faith by the senior management of the Borrower), and (2) no less than 75% thereof shall be paid in cash or Cash Equivalents (it being understood that cash received by a Credit Party as consideration for such Disposition within 180 days of the date of such Disposition shall be deemed to have been paid in cash or Cash Equivalents); provided further that the aggregate amount of Dispositions in any fiscal year pursuant to this clause (v) shall not exceed $30,000,000;

(vi) Asset Swaps, so long as (A) such Asset Swap is made on an arm’s-length basis and the Borrower or such Credit Party, as the case may be, receives consideration at the time of the Asset Swap at least equal to the Fair Market Value of the assets or capital stock issued or sold or otherwise disposed of, (B) the Borrower or such Subsidiary complies with Sections 6.10 and 6.13 with respect to any assets acquired and (C) any Asset Swap of any Broadcast Station shall only be in exchange for another television and/or radio broadcast station(s) and like assets, and assets related to the operation of such stations, cash and Indebtedness, or Investments in respect of Indebtedness, evidenced by notes;

(vii) Dispositions in connection with operations or divisions discontinued or to be discontinued;

(viii) Investments made in accordance with Section 7.5; and

(ix) sales or other dispositions of assets that do not constitute a Disposition.

(f) The Credit Parties shall be permitted to effect any Relocation, provided that the following conditions have been satisfied:

(i) Such Voluntary Relocation shall not, as determined on the date of the consummation of such Voluntary Relocation, have a material adverse effect on the business, assets, operations or financial condition of the Credit Parties, taken as a whole;

(ii) The Credit Parties shall give 30 days’ prior written notice to the Administrative Agent of the proposed Relocation, which notice shall include a description of all material aspects of the Relocation including the consideration to be received by any Credit Party in connection therewith;

(iii) To the extent any representation or warranty herein makes reference to one or more of the Schedules to this Agreement, the Credit Parties shall make revisions to such Schedules, in each case as of the date of the consummation of any Relocation and notwithstanding that such representation or warranty may expressly state that it is made as of an earlier date, reasonably acceptable to the Administrative Agent, solely to take into account the consummation of such Relocation; and

(iv) In connection with any Involuntary Relocation the Credit Parties shall use their best efforts to receive only cash consideration therefor.

(g) Upon 30 days’ prior written notice to the Administrative Agent and with the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), the Borrower may merge with an Affiliate incorporated solely for the purpose of reincorporating the Borrower in another jurisdiction to realize tax or other benefits. The Administrative Agent shall give prompt notice thereof to the Lenders; and

(h) Upon 10 days’ prior written notice to the Administrative Agent, Media Holdings, the Borrower or any of its Subsidiaries may convert from a corporation to a limited liability company for the sole purpose of realizing tax or other benefits, provided that prior to such conversion, the Borrower shall provide such documents, agreements, certificates and opinions as the Administrative Agent may reasonably request to cause such successor entity to (and to evidence that such successor entity shall) continue to be subject to the Loan Documents to the same extent as the predecessor entity.

7.5 Investments; Hedging Agreements. No Credit Party will make or permit to remain outstanding any Investment, except in the case of any Credit Party

(a) Investments by the Credit Parties in capital stock of, and other equity interests in, their Subsidiaries to the extent outstanding at the Effective Time and as set forth on Schedule 4.12 or 4.14(a) hereto, Investments consisting of deferred payment obligations in connection with permitted sales of assets, advances by any Credit Party to any other Credit Party (which advances, whether existing on the Closing Date or made thereafter, may be cancelled or forgiven by such Credit Party) and capital contributions by any Credit Party to any other Credit Party;

(b) advances, loans and extensions of credit to any director, officer or employee of a Credit Party or any other Person, Investments by the Credit Parties in connection with the satisfaction of accounts receivable or other Indebtedness due from a customer of a Credit Party or claims due and owing to the Credit Parties or otherwise for the benefit of the business of the Credit Parties; provided that the maximum aggregate principal amount of any Investments permitted under this subsection (b) shall not exceed $5,000,000 at any time outstanding, and, so long as no Default shall have occurred and be continuing and no Default shall be caused thereby, the Credit Parties may forgive or cancel any such advance, loan or extension of credit;

(c) Permitted Investments;

(d) Investments (i) in any deferred payment obligations or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors or in satisfaction of judgments and (ii) resulting from deposits, prepayments and other credits to suppliers, or otherwise made in connection with workers compensation, utility, leases and similar deposits, in any case, made in the ordinary course of business;

(e) extensions of trade credit in the ordinary course of business;

(f) Investments constituting non-cash consideration received by the Borrower or any Subsidiary in connection with any Disposition (or other disposition not constituting a Disposition) otherwise permitted hereunder;

(g) Investments arising in connection with Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which any Credit Party is exposed in the conduct of its business or the management of its liabilities and not for speculation;

(h) Checking and deposit accounts used in the ordinary course of business maintained with the Administrative Agent or other depository institutions who have executed Control Agreements except for (A) bank accounts established solely for the purpose of funding payroll, payroll taxes, withholding taxes, workman’s compensation and other compensation and benefits to employees, (B) bank accounts with amounts on deposit that, when aggregated with the amounts on deposit in all other bank accounts for which Control Agreements have not been obtained (other than those specified in clause (A)), do not exceed $250,000 individually and $500,000 in the aggregate at any time, (C) the deposit accounts maintained with Wells Fargo Bank, N.A., so long as the Borrower maintains an agreement to sweep the daily balances in such accounts at the end of each Business Day on which such daily balances exceed a specified balance, not to exceed $400,000 to (1) an account at Union Bank of California, N.A. described on Schedule 1 of the Control Agreement delivered in connection with the Original Credit Agreement (the “Existing Control Agreement”) or (2) an account covered by a new Control Agreement obtained pursuant to Section 5.1(e)(iii) or otherwise, (D) the securities accounts and deposit accounts maintained with Union Bank of California, N.A. for which Control Agreements will not be obtained as described on Schedule 5.1(e)(iii), and (E) checking and deposit accounts for which a Control Agreement is not yet required to be delivered in accordance with Section 5.1(e)(iii);

(i) escrow deposits made pursuant to Acquisitions permitted hereunder;

(j) the Borrower and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.5 annexed hereto and the Borrower may own intercompany loans made to Holdings prior to the Closing Date and the Borrower may forgive or cancel such loans;

(k) the Borrower may acquire and hold obligations of one or more officers or other employees of the Credit Parties in connection with such officers’ or employees’ acquisition of shares of Holdings’ common stock, so long as no cash is actually advanced by any Credit Party to such officers or employees or any Holding Company in connection with the acquisition of any such obligations and, so long as no Default shall have occurred and be continuing and no Default shall be caused thereby, the Credit Parties may forgive or cancel any such advance, loan or extension of credit;

(l) the Credit Parties may accept promissory notes, debt or equity securities or other Investments as consideration in any Relocation, the aggregate amount of which received after the Closing Date shall not exceed $10,000,000; provided, that the Credit Parties may accept promissory notes, debt or equity securities or other Investments as consideration in an Involuntary Relocation in excess of such amount so long as the receipt of such excess Investments would not result in a Material Adverse Effect; and

(m) The following Investments:

(i) with respect to any period during which Holdings is an S Corporation or a substantially similar pass-through entity for federal income tax purposes and a QSSS Election is in effect for the Borrower, the Borrower may make loans to Media Holdings, Holdings or the shareholders of Holdings in an amount (together with dividend payments made pursuant to Section 7.6(a)) not in excess of the Permitted Holdings Tax Distributions and the Permitted Shareholder Tax Distributions,

(ii) the Borrower may use cash on hand, the proceeds of a Qualifying IPO and proceeds of the Loans to make loans (together with dividend payments made pursuant to Section 7.6(e)(i)) to Media Holdings in an amount equal to the scheduled payments of interest on the Media Holdings Discount Notes to the extent required to be paid in cash pursuant to the Media Holdings Discount Notes Indenture, but only to the extent permitted under the applicable subordination terms thereof, provided, that, in any fiscal year, the aggregate amount of cash loans made pursuant to this clause (ii) during such fiscal year (together with the amount of cash distributions made pursuant to Section 7.6(e)(i) during such fiscal year) shall not exceed the aggregate amount of scheduled payments of interest on the Media Holdings Discount Notes pursuant to the Media Holdings Discount Notes Indenture during such fiscal year,

(iii) the Borrower may make loans to enable Media Holdings or any other Holding Company to redeem, repurchase or otherwise acquire (but not in any open market transaction) Holding Company Debt (other than the Media Holdings Discount Notes) and to pay any interest, premium, fees, costs, expenses and other amounts owing thereunder; provided that in the case of each payment under this clause (iii): (A) no Default or Event of Default shall have occurred and be continuing or be caused thereby (including under Section 7.10, on a pro forma basis after giving effect to such payment, the application of the proceeds thereof and the incurrence of any Indebtedness in connection therewith), as set forth in a certificate of a Financial Officer certifying as to and providing a reasonably detailed calculation of the same, together with the financial statements required to be delivered by Section 6.1(b), (B) if such Investment is made other than with proceeds of the issuance of Subordinated Indebtedness incurred under Section 7.1(l) or (o), the Total Leverage Ratio on a pro forma basis after giving effect to the payment of any such Investment, the application of the proceeds thereof and the incurrence of any Indebtedness in connection therewith is not greater than 5.50 to 1.00 (and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer certifying as to and providing a reasonably detailed calculation of such Total Leverage Ratio after giving effect to the payment of such Restricted Junior Payment), and (C) the Revolving Facility Debt shall not exceed $5,000,000 at the time or as a result of such loan,

(iv) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Borrower may make loans to any Holding Company (A) to pay administrative expenses and other costs and expenses, provided, that the amount of cash loans made pursuant to this clause (iv) (together with the amount of cash distributions made pursuant to Section 7.6(i)(i)) shall not exceed (1) prior to the Qualifying IPO Closing Date, $3,000,000 and (2) thereafter, $5,000,000, in each case, in any fiscal year and (B) to pay indemnity claims arising under, or amounts required to be paid to third parties pursuant to, the Private Equity Issuance Documents in an aggregate amount not to exceed during the term of this Agreement (together with the amount of cash distributions made pursuant to Section 7.6(i)(ii)) the amount of proceeds of the Private Equity Issuance actually contributed to the Borrower pursuant to Section 6.15(c) of the Existing Credit Agreement,

(v) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, any Credit Party may make loans to Holdings to enable Holdings to make the payments with respect to any portion of any incentive bonus which may become payable pursuant to (A) the employment agreement of Winter Horton dated December 28, 2009, as amended from time to time, respectively, and (B) any other Management Incentive Contracts or, in each case, with respect to any notes issued with respect thereto; provided that the aggregate amount of such loans (together with the aggregate amount of dividends made pursuant to Section 7.6(l)) shall not exceed (x) the amount of such bonuses required to be paid under such employment agreements, in the case of clause (A) above, or (y) $12,500,000, in the case of clause (B) above (including, in each case, any amounts required to be paid under any such notes),

(vi) the Borrower may make loans to any Holding Company to permit such Holding Company to make the Qualifying IPO Funding Transaction payments; provided that the aggregate amount of such loans together with all payments made pursuant to Section 7.6(b) shall not exceed the aggregate amount of permitted Qualifying IPO Funding Transaction payments;

(vii) the Borrower may use cash on hand and the proceeds of a Qualifying IPO (but not proceeds of the Loans) to make loans to Holdings or Media Holdings to permit Holdings or Media Holdings to (A) redeem, repurchase or otherwise acquire Holdings’ capital stock in open market transactions or otherwise (including redemptions) or (B) pay dividends or other distributions to any holders of the capital stock of Holdings; provided that in the case of each loan under this clause (vii): (x) no Default or Event of Default shall have occurred and be continuing or be caused thereby, after giving effect to any such loan, (y) the Total Leverage Ratio is less than 5.50 to 1 (on a pro forma basis after giving effect to such loan and the application of proceeds thereof) for the fiscal quarter most recently completed at such time as set forth in a certificate of a Financial Officer certifying as to and providing a reasonably detailed calculation of the same after giving effect to such loan and payment together with the financial statements required to be delivered by Section 6.1(b); and (z) the Revolving Facility Debt shall not exceed $5,000,000 at the time or as a result of such loan;

(viii) the Borrower may use cash on hand, the proceeds of a Qualifying IPO and proceeds of the Loans to make loans to Media Holdings or any other Holding Company to permit Media Holdings or such other Holding Company to redeem, repurchase or otherwise acquire the Media Holdings Discount Notes and to pay any interest, premium, fees, costs, expenses and other amounts owing thereunder; provided that in the case of each loan made under this clause (viii), no Event of Default shall have occurred and be continuing or be caused thereby;

(ix) any Credit Party may make loans to Holdings (including through Media Holdings) to be used for, and in an amount equal to, the amount of any dividends or distributions paid or loans made by Holdings to, or the repurchase of any equity interests of Holdings from, the Principal Investors or any Class B Permitted Transferees, provided that the aggregate amount of all such loans (together with the aggregate amount of Restricted Junior Payments made pursuant to Section 7.6(o)) shall not exceed $1,000,000 in any calendar year, provided that in the case of each loan made under this clause (ix), no Event of Default shall have occurred and be continuing or be caused thereby;

(x) any Credit Party may make loans to any Holding Company (including through another Holding Company) to effect the purchase, acquisition or retirement of the Borrower’s or any Holding Company’s equity interests, in each case that are held by any future, present or former director, employee or consultant of any Credit Party or any Holding Company pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided, that the aggregate price paid for all such purchased, redeemed, acquired or retired equity interests (together with the aggregate price paid for all such purchases, redemptions, acquisitions or retirements made pursuant to Section 7.6(p)) may not exceed the sum of $1,500,000 in any calendar year plus any unused amounts under this clause from prior calendar years; and

(xi) the Borrower may forgive or cancel any of the loans made pursuant to clauses (i) through (x) above;

(n) Investments in the ordinary course of business consisting of endorsements for collection or deposit; and

(o) additional Investments not referred to in any other clause of this Section 7.5, provided that (i) the aggregate amount of such Investments at any time outstanding made on or after the Closing Date (net of any returns of capital with respect thereto) shall not exceed (A) prior to the Qualifying IPO Closing Date, $10,000,000 or (B) thereafter, $20,000,000 and (ii) at the time of making any such Investment, no Default shall have occurred or be continuing or would result therefrom and the Administrative Agent shall have received a pro forma Compliance Certificate to such effect.

7.6 Restricted Junior Payments. No Credit Party will declare or make any Restricted Junior Payment at any time; provided, however, that

(a) with respect to any period during which Holdings is an S Corporation or a substantially similar pass-through entity for federal income tax purposes and a QSSS Election is in effect for the Borrower, the Borrower may declare and make dividend payments to Media Holdings in an amount (together with loans made pursuant to Section 7.5(m)(i)) not in excess of the Permitted Holdings Tax Distributions and the Permitted Shareholder Tax Distributions;

(b) the Borrower may make the Qualifying IPO Funding Transaction payments or make dividends to Holding Companies (including through any other Holding Company) in amounts to permit Holding Companies to make Qualifying IPO Funding Transaction payments (provided that the aggregate amount of such payments together with payments made pursuant to Section 7.5(m)(vi) shall not exceed the aggregate amount of permitted Qualifying IPO Funding Transaction payments);

(c) the Borrower may make Restricted Junior Payments (i) (A) in an amount equal to the scheduled payments of interest on the Senior Subordinated Notes to the extent required to be paid in cash pursuant to the Senior Subordinated Note Indenture, and subject to the applicable subordination terms thereof, provided that, in any fiscal year, the aggregate amount paid pursuant to this clause (c)(i)(A) during such fiscal year, shall not exceed the aggregate amount of scheduled payments of interest on the Senior Subordinated Notes pursuant to the Senior Subordinated Note Indenture during such fiscal year, and (B) in an amount equal to scheduled payments of interest on other Subordinated Indebtedness permitted to be incurred under Section 7.1(l) to the extent required by the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, and subject to the applicable subordination terms thereof; and (ii) use cash on hand and the proceeds of a Qualifying IPO (but not the Loans or other Indebtedness) to redeem, repurchase or otherwise acquire the Senior Subordinated Notes at a price not greater than 100% of the principal amount thereof plus accrued and unpaid interest; provided that in the case of each Restricted Junior Payment made under this clause (ii), (x) no Default or Event of Default shall have occurred and be continuing or be caused thereby, after giving effect to any such Restricted Junior Payment and (y) the Revolving Facility Debt shall not exceed $5,000,000 at the time or as a result of such Restricted Junior Payment;

(d) the Borrower may use cash on hand and the proceeds of a Qualifying IPO (but not the Loans) to redeem, repurchase or otherwise acquire the Senior Notes and to pay any premium, fees, costs, expenses and other amounts owing thereunder; provided that in the case of any Restricted Junior Payment made under this clause (d), (x) no Default or Event of Default shall have occurred and be continuing or be caused thereby, after giving effect to any such Restricted Junior Payment and (y) the Revolving Facility Debt shall not exceed $5,000,000 at the time or as a result of such Restricted Junior Payment;

(e) the Borrower may use cash on hand, the proceeds of a Qualifying IPO and proceeds of the Loan to declare and make dividends (together with loans made pursuant to Section 7.5(m)(ii)) to Media Holdings (i) in an amount equal to the scheduled payments of interest on the Media Holdings Discount Notes to the extent required to be paid in cash pursuant to the Media Holdings Discount Notes Indenture, and subject to the applicable subordination terms thereof, provided that, in any fiscal year, the aggregate amount paid pursuant to this clause (e)(i) during such fiscal year (together with the aggregate amount of loans made pursuant to Section 7.5(m)(ii) during such fiscal year), shall not exceed the aggregate amount of scheduled payments of interest on the Media Holdings Discount Notes pursuant to the Media Holdings Discount Notes Indenture during such fiscal year, and (ii) to redeem, repurchase or otherwise acquire the Media Holdings Discount Notes and to pay any interest, premium, fees, costs, expenses and other amounts owing thereunder; provided that in the case of each Restricted Junior Payment made under this clause (ii), no Event of Default shall have occurred and be continuing or be caused thereby;

(f) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Borrower may make dividends (together with loans made pursuant to Section 7.5(m)(iii)) to any Holding Company (including through any other Holding Company) in an amount equal to the scheduled payments of interest on Holding Company Debt incurred in accordance with Section 7.15(a)(i) or (iv) to the extent required to be paid in cash pursuant to the documentation governing such Holding Company Debt, provided, that, in any fiscal year, the aggregate amount of dividends made pursuant to this clause (f) during such fiscal year (together with the amount of loans made pursuant to Section 7.5(m)(iii) during such fiscal year) shall not exceed the aggregate amount of scheduled payments of interest on such Holding Company Debt to the extent required to be paid in cash during such fiscal year;

(g) the Borrower may declare and make dividends using cash on hand and the proceeds of a Qualifying IPO (but not proceeds of the Loans) in order for Holdings or Media Holdings to (A) redeem, repurchase or otherwise acquire Holdings’ capital stock in open market transactions or otherwise (including redemptions) or (B) pay dividends or other distributions to any holders of the capital stock of Holdings; provided that in the case of each Restricted Junior Payment under this clause (g): (x) no Default or Event of Default shall have occurred and be continuing or be caused thereby, after giving effect to any such Restricted Junior Payment, (y) the Total Leverage Ratio is less than 5.50 to 1 (on a pro forma basis after giving effect to such Restricted Junior Payment and the application of proceeds thereof) for the fiscal quarter most recently completed at such time as set forth in a certificate of a Financial Officer certifying as to and providing a reasonably detailed calculation of the same after giving effect to such Restricted Junior Payment and payment together with the financial statements required to be delivered by

Section 6.1(b); and (z) the Revolving Facility Debt shall not exceed $5,000,000 at the time or as a result of such Restricted Junior Payment;

(h) the Borrower may declare and make dividends in order for Media Holdings or any other Holding Company to redeem, repurchase or otherwise acquire (but not in any open market transaction) Holding Company Debt (other than the Media Holdings Discount Notes) and to pay any interest, premium, fees, costs, expenses and other amounts owing thereunder; provided that in the case of each payment under this clause (h): (i) no Default or Event of Default shall have occurred and be continuing or be caused thereby (including under Section 7.10, on a pro forma basis after giving effect to such payment, the application of the proceeds thereof and the incurrence of any Indebtedness in connection therewith), as set forth in a certificate of a Financial Officer certifying as to and providing a reasonably detailed calculation of the same, together with the financial statements required to be delivered by Section 6.1(b), (ii) if such Restricted Junior Payment is made other than with proceeds of the issuance of Subordinated Indebtedness incurred under Section 7.1(l) or (o), the Total Leverage Ratio on a pro forma basis after giving effect to the payment of any such Restricted Junior Payment, the application of the proceeds thereof and the incurrence of any Indebtedness in connection therewith is not greater than 5.50 to 1.00 (and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer certifying as to and providing a reasonably detailed calculation of such Total Leverage Ratio after giving effect to the payment of such Restricted Junior Payment), and (iii) the Revolving Facility Debt shall not exceed $5,000,000 at the time of or as a result of such Restricted Junior Payment;

(i) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby the Borrower may declare and make Restricted Junior Payments to any Holding Company (i) to pay administrative expenses and other costs and expenses; provided that the amount of cash distributions made pursuant to this clause (i) (together with the amount of loans made pursuant to Section 7.5(m)(iv)(A)) shall not exceed (A) prior to the Qualifying IPO Closing Date, $3,000,000 and (B) thereafter, $5,000,000, in each case, in any fiscal year and (ii) to pay indemnity claims arising under, or amounts required to be paid to third parties pursuant to the Private Equity Issuance Documents in an aggregate amount not to exceed during the term of this Agreement (together with the amount of loans made pursuant to Section 7.5(m)(iv)(B)) the amount of proceeds of the Private Equity Issuance actually contributed to the Borrower pursuant to Section 6.15(c) of the Existing Credit Agreement;

(j) the Credit Parties may pay their obligations to Empire Burbank to the extent required to be paid under the Empire Burbank Lease;

(k) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, LBCI, or any successor entity thereto, may make the payments described in clause (vi) of the definition of Restricted Junior Payment or make the payments with respect to any notes issued under the employment agreement described in such clause (vi);

(l) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, any Credit Party may make dividend payments to

Holdings (through another Holding Company, if applicable), to enable Holdings to make the payments with respect to any portion of any incentive bonus which may become payable pursuant to (A) the employment agreement of Winter Horton dated December 28, 2009, as amended from time to time, respectively, and (B) any other Management Incentive Contracts or, in each case, with respect to any notes issued with respect thereto; provided that the aggregate amount of such dividends (together with the aggregate amount of loans made pursuant to Section 7.5(m)(v)) shall not exceed (x) the amount of such bonuses required to be paid under such employment agreements, in the case of clause (A) above, or (y) in the case of clause (B) above, $12,500,000 (including, in each case, any amounts required to be paid under any such notes);

(m) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Borrower may make payments of interest on the Liberman Subordinated Debt to the extent such payments of interest are permitted to be made under the Liberman Subordination Agreements;

(n) the Borrower may make Restricted Junior Payments to redeem, repurchase or otherwise acquire (but not in any open market transaction) Subordinated Indebtedness (other than Liberman Subordinated Debt) and to pay any interest, premium, fees, costs, expenses and other amounts owing thereunder; provided that in the case of each payment under this clause (n): (i) no Default or Event of Default shall have occurred and be continuing or be caused thereby (including under Section 7.10, on a pro forma basis after giving effect to such payment, the application of the proceeds thereof and the incurrence of any Indebtedness in connection therewith), as set forth in a certificate of a Financial Officer certifying as to and providing a reasonably detailed calculation of the same, together with the financial statements required to be delivered by Section 6.1(b) and, (ii) if such Restricted Junior Payment is made other than with proceeds of the issuance of Subordinated Indebtedness incurred under Section 7.1(l) or (o) or Holding Company Debt, the Total Leverage Ratio on a pro forma basis after giving effect to the payment of any such Restricted Junior Payment, the application of the proceeds thereof and the incurrence of any Indebtedness in connection therewith is not greater than 5.50 to 1 (and the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer certifying as to and providing a reasonably detailed calculation of such Total Leverage Ratio after giving effect to the payment of such Restricted Junior Payment);

(o) any Credit Party may make Restricted Junior Payments to Holdings (including through Media Holdings) to be used for, and in an amount equal to, the amount of any dividends or distributions paid or loans made by Holdings to, or the repurchase of any equity interests of Holdings from, the Principal Investors or any Class B Permitted Transferees, provided that the aggregate amount of all such Restricted Junior Payments (together with the aggregate amount of loans made pursuant to Section 7.5(m)(ix)) shall not exceed $1,000,000 in any calendar year, provided that in the case of each loan made under this clause (o), no Event of Default shall have occurred and be continuing or be caused thereby;

(p) any Credit Party may purchase, redeem or otherwise acquire or retire for value any equity interests of Borrower or any Holding Company, or make any Restricted Junior Payment to any Holding Company (including through another Holding Company) to effect the purchase, acquisition or retirement of the Borrower’s or any Holding Company’s equity interests, in each case that are held by any future, present or former director, employee or consultant of any Credit Party or any Holding Company pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided, that the aggregate price paid for all such purchased, redeemed, acquired or retired equity interests (together with the aggregate price paid for all such purchases, redemptions, acquisitions or retirements made pursuant to Section 7.5(m)(x)) may not exceed the sum of $1,500,000 in any calendar year plus any unused amounts under this clause from prior calendar years; and

(q) the Borrower may make regularly scheduled payments pursuant to the Specified Hedge Agreement.

Nothing herein shall be deemed to prohibit the making of any dividend or distribution, or other payment constituting a Restricted Junior Payment under clauses (ii) or (iii) of the definition thereof by any Subsidiary to any Credit Party. Notwithstanding anything herein to the contrary, if part or all of a Permitted Holdings Tax Distribution or a Permitted Shareholder Tax Distribution is made in the form of a loan (rather than a dividend or other form of distribution), then (i) the terms of such loan shall be determined in the sole discretion of the Borrower, and (ii) the subsequent cancellation or forgiveness of such loan shall not be treated as a Restricted Junior Payment and shall not reduce the amount of subsequent Permitted Holdings Tax Distributions or Permitted Shareholder Tax Distributions.

Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, each Agent and each Lender hereby consents to (i) the Stockholder Voting Agreement, the Qualifying IPO, and the Qualifying IPO Funding Transactions, and (ii) the payments permitted under the last paragraph of Section 2.11(b), and nothing herein or therein shall be deemed to prohibit any payments described in clauses (a), (c) or, subject to the subordination provisions of the Senior Subordinated Note Indenture or of the indenture relating to other Subordinated Indebtedness (other than Liberman Subordinated Debt), as applicable, (e) of the definition of Qualifying IPO Funding Transactions made within fifteen months after the consummation of the Qualifying IPO.

Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, with respect to any period during which Holdings is not an S Corporation or a substantially similar pass-through entity for federal income tax purposes, any Credit Party will be permitted to make payments to any other Credit Party or any Holding Company (whether in the form of loans, dividends, distributions, contributions or otherwise) to permit such other Credit Party or such Holding Company to pay any federal, state, foreign or local tax liability of any Credit Party or any federal, state, foreign or local tax liability of any Holding Company attributable to the Credit Parties (including tax liabilities determined under Section 1552 of the Code and the consolidated return regulations promulgated under the Code); provided that any amount, not used to pay such tax liability, and refunds which are received by any Holding Company which are attributable to any Credit Party or otherwise attributable to the amounts so distributed shall be returned promptly by such Holding Company to the Credit Parties. Neither Section 7.5 nor this Section 7.6 shall prohibit any payment permitted to be made by the last paragraph of Section 2.11(b) or any loan or dividend to Media Holdings or any other Holding Company promptly applied in the manner contemplated thereby.

7.7 Transactions with Affiliates. Except as expressly permitted by this Agreement (including pursuant to any of the Sections of Articles 6 or 7), no Credit Party will directly or indirectly (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with an Affiliate, or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate), in each case for clauses (a) through (d), other than on fair and reasonable terms substantially as favorable to such Credit Party as those that might reasonably be obtained at the time from a Person who is not such an Affiliate; provided that the foregoing restriction shall not apply to the following:

(i) any Affiliate who is an individual may serve as a director, officer, employee or consultant of any Credit Party, receive compensation for his or her services in such capacity and benefit from Investments to the extent specified in Section 7.5(b);

(ii) the Credit Parties may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 7.7, and in other similar transactions or transactions entered in the ordinary course of business, provided that the terms of such similar transactions or such ordinary course transactions are not less favorable to the Credit Parties than the terms of a commercially reasonable, arms’ length transaction between non-affiliated parties; provided, further that with respect to any such transaction involving the payment by a Credit Party of consideration in excess of $5,000,000, the Credit Parties shall provide adequate documentary and other evidence reasonably satisfactory to the Administrative Agent that the terms of such transaction satisfy the immediately preceding proviso; and

(iii) the Credit Parties may make the payments permitted by Sections 6.9(f) and (g); and

(iv) the Borrower may issue the LBI Media Intercompany Note to Media Holdings or any other Holding Company, borrow funds thereunder and repay such note, in each case, subject to the restrictions and conditions set forth herein.

7.8 Restrictive Agreements. No Credit Party will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than this Agreement, the Senior Note Indenture, the Senior Subordinated Note Indenture and the documents related thereto, the Media Holdings Discount Notes Indenture and the documents related thereto, any documents governing any Holding Company Debt incurred in accordance with Section 7.15(a)(i) or (iv) and any other Indebtedness permitted to be incurred hereunder) that prohibits, restricts or imposes any condition upon (a) the ability of any Credit Party to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or other equity interests or to make or repay loans or advances to any other Credit Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law, this Agreement, the Senior Note Documents, the Senior Note Indenture, the Senior Subordinated Note Indenture and the documents related thereto, the Media Holdings Discount Notes Indenture and the documents related thereto or any documents governing any Holding Company Debt permitted to be incurred pursuant to Section 7.15(a)(i) or (iv) or any Indebtedness permitted hereunder, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 7.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary, its assets or other Dispositions or Asset Swaps pending such sale or Disposition or Asset Swap; provided such restrictions and conditions apply only to the Subsidiary or assets that are to be sold or Disposed of, as the case may be, and such sale or Disposition or Asset Swap is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement, (v) the foregoing shall not apply to restrictions in agreements evidencing Indebtedness permitted by Section 7.1(g) that impose restrictions on the property so acquired, (vi) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements relating solely to the securities, assets and revenues of such joint venture, and (vii) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

7.9 Sale-Leaseback Transactions. No Credit Party will, directly or indirectly, enter into any arrangements with any Person (other than another Credit Party; provided the Administrative Agent receives prior written notice of such transaction, copies of all documents and an opportunity to comment thereon) whereby such Credit Party shall sell or transfer (or request another Person to purchase) any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property from any Person.

7.10 Revolving Facility Leverage Ratio. The Credit Parties will not permit the Revolving Facility Leverage Ratio at the end of any fiscal quarter to exceed 3.50 to 1.00. The Revolving Facility Leverage Ratio shall be measured at the end of each fiscal quarter of the Credit Parties, based on the four immediately preceding fiscal quarters of the Credit Parties.

7.11 Lines of Business; Restrictions on the Borrower. No Credit Party shall engage to any substantial extent in any line or lines of business activity other than (i) the Permitted Lines of Business, and (ii) such other lines of business as may be consented to by the Required Lenders and the Administrative Agent. The Borrower shall not acquire any assets in connection with any Acquisitions except for equity interests of Subsidiaries, cash and cash equivalents, and Investments permitted hereunder and other assets acquired through Subsidiaries.

7.12 [Reserved].

7.13 Modifications of Certain Documents. No Credit Party will consent to any modification, supplement or waiver of any of the provisions of any agreements, instruments or documents in respect of the Senior Note Documents or any Subordinated Indebtedness, the effect of which is to (i) increase principal, interest, fees, reimbursements or other amounts payable with respect thereto or create any additional payment obligations thereunder, (ii) accelerate any scheduled or otherwise required payments of principal, interest, fees, reimbursements or other amounts, (iii) cause any covenants or other agreements to be more restrictive upon, or burdensome to the Credit Parties in any material respect, (iv) alter any event of default provisions contained in any Senior Note Documents or Subordinated Indebtedness in a manner materially adverse to the Credit Parties, (v) modify any of the subordination provisions thereof, (vi) designate any Indebtedness (other than the Loans, the Senior Notes and the other obligations of the Credit Parties under the Senior Facilities Documents) as “Designated Senior Debt” for purposes of the Senior Subordinated Note Indenture, or (vii) make any other change which could reasonably be expected to have a Material Adverse Effect, in each case, without the prior consent of the Required Lenders or the Administrative Agent on their behalf. Without limiting the generality of the foregoing except as expressly permitted by this Agreement, no Credit Party will Guarantee any Subordinated Indebtedness or any Holding Company Debt or any other Indebtedness of any Holding Company without the prior consent of the Required Lenders and the Administrative Agent.

7.14 Empire Burbank.

(a) Empire Burbank shall not (i) amend, modify or change, or consent or agree to any amendment, modification or change to, the Empire Burbank Loan Documents in a manner which materially adversely affects the Administrative Agent or the Lenders or (ii) amend, modify or change, or consent or agree to any amendment, modification or change to, the Empire Burbank Lease in a manner which materially adversely affects the Administrative Agent or the Lenders (it being understood that no amendment or modification to the last sentence of Section 5.2 of the Empire Burbank Lease (regarding the rights of creditors to enter the premises to exercise rights and remedies regarding personal property of LBCI) shall be permitted without the prior written consent of the Administrative Agent) without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed. Notwithstanding anything to the contrary in this Agreement or any of the other Loan Documents, so long as no Default shall have occurred and be continuing and no Default shall be caused thereby, Empire Burbank may at any time pay or prepay in full or in part the obligations owing under the Empire Burbank Loan Documents (whether or not such payment or prepayment is made with the proceeds of a Permitted Refinancing).

(b) The Borrower agrees to deliver to the Administrative Agent prompt written notice of any written declaration of default made by the lender under the Empire Burbank Loan Documents.

(c) Empire Burbank shall not own any assets other than the Burbank Office Property and any additions to such Property, its interests under the Empire Burbank Lease and the Empire Burbank Sublease and certain production and related equipment for use by third parties in connection with the subleasing of such sound stages and studios and additional assets necessary or advisable for the conduct of its business in the ordinary course.

7.15 Holding Company Restrictions.

(a) The Holding Companies shall not create, incur, assume or permit to exist any Indebtedness which requires the payment in cash of any principal or interest in respect thereof prior to the date that is six months after the Maturity Date, without the written consent of the Required Lenders, except for (i) the Indebtedness incurred or to be incurred by Media Holdings pursuant to the Media Holdings Discount Notes Indenture and any Refinancing

Indebtedness thereof, (ii) intercompany Indebtedness incurred by any Holding Company and owing to the Borrower or any other Credit Party or any other Holding Company, (iii) the Indebtedness which may be required to be incurred by Holdings under the employment agreements described in Section 5.1(i) and any other Management Incentive Contracts to the extent that payments under the phantom stock incentive provisions of such agreements are not permitted by this Agreement or any other document to be made in cash and any Refinancing Indebtedness, and (iv) in addition to any of the foregoing clauses (i), (ii) and (iii), non-cash Indebtedness incurred by any Holding Company after the repayment and retirement in full of the Media Holdings Discount Notes (and any Refinancing Indebtedness) so long as (1) no Default exists at the time of such incurrence or would result therefrom, (2) no installments of principal of such Holding Company Debt shall be payable (whether by sinking fund payments, mandatory redemptions or repurchases or otherwise) earlier than the date six months after the Maturity Date (other than mandatory prepayments and mandatory offers to purchase that are no more burdensome on the Holding Companies, in any material respect, than the Media Holdings Discount Notes) and such Holding Company Debt may permit the payment of interest in kind or the accrual of cash interest (but shall not require interest to be paid in cash) through the date which is six months after the Maturity Date, (3) the covenants, events of default and mandatory prepayment requirements (whether by sinking fund payments, mandatory redemptions or repurchases or otherwise), of such Holding Company Debt are not more restrictive in any material respect on the Borrower and its Subsidiaries than the covenants, events of default and mandatory prepayment requirements in the Loan Documents, (4) the aggregate principal amount of all such Holding Company Debt plus Indebtedness incurred under clause (i) above does not exceed $100,000,000 (valuing any Indebtedness issued at a discount at the amount of gross proceeds of the issuance thereof, and excluding, at any date of determination, the amount of any increase in the outstanding principal amount of such Indebtedness over the amount of such gross proceeds (i.e., accreted value) as a consequence of such Indebtedness being issued at discount) at any one time outstanding, (5) no Liens are created by the Borrower or any Subsidiary to secure such Indebtedness, (6) no Credit Party shall guaranty any such Holding Company Debt, and (7) the Borrower furnishes to the Administrative Agent on the date of such incurrence a certificate of a Financial Officer demonstrating in reasonable detail compliance with the foregoing conditions; provided that notwithstanding anything in the foregoing clause (iv) to the contrary, such Holding Company Debt incurred under this clause (iv) may permit the payment of interest thereon to be paid in kind or accrued (but not paid) in cash through the issuance of additional debt for the period from the date of issuance of such Holding Company Debt through the date that is six months after the Maturity Date.

(b) Except for (x) the Qualifying IPO Funding Transactions, (y) the execution, delivery and performance of agreements in connection therewith and (z) transactions permitted by Sections 7.1, 7.5, 7.6, 7.7 and 7.15(a) (including the application of proceeds contemplated by such transactions) and any purchase, redemption, retirement, refinancing or other acquisition for value or payment or prepayment of the principal of, or interest on, or any other amount owing in respect thereof with the proceeds of Holding Company Debt, no Holding Company will purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any payment or prepayment of the principal of, or interest on, or any other amount owing in respect of, the Media Holdings Discount Notes, except (A) to the extent required by the

Media Holdings Discount Notes Indenture or (B) if no Default shall have occurred and be continuing, permitted by the Media Holdings Discount Notes Indenture.

(c) Except for (x) the Qualifying IPO Funding Transactions, (y) the execution, delivery and performance of agreements in connection therewith and (z) transactions permitted by Sections 7.1, 7.5, 7.6, 7.7 and 7.15(a) (including the application of proceeds contemplated by such transactions) and in connection with any purchase, redemption, retirement, refinancing or other acquisition for value or payment or prepayment of the principal of, or interest on, or any other amount owing in respect thereof with the proceeds of Holding Company Debt, no Holding Company will consent to any modification, supplement or waiver of any of the provisions of the Media Holdings Discount Notes Indenture or any document relating to any other Holding Company Debt permitted hereunder, the effect of which is to (i) increase principal, interest, fees, reimbursements or other amounts payable with respect thereto or create any additional payment obligations thereunder, (ii) accelerate any scheduled or otherwise required payments of principal, interest, fees, reimbursements or other amounts, (iii) cause any amount of interest payable “in kind” to be payable in cash, (iv) cause any covenants or other agreements to be more restrictive upon, or burdensome to, such Holding Company, in any respect materially adverse to the Credit Parties, (v) alter any event of default provisions contained in the Media Holdings Discount Notes Indenture in any material respect, or (vi) make any other change which could reasonably be expected to have a Material Adverse Effect, in each case, without the prior written consent of the Required Lenders or the Administrative Agent on their behalf.

(d) Media Holdings shall not conduct any business or own any assets other than holding all of the equity interests issued by the Borrower or any other Holding Company, holding cash and cash equivalents, making any loans to or from any other Holding Company or any Credit Party, or any loans to any shareholder of Holdings, forgiving or canceling any such loans or any other loans to its Affiliates, making distributions or loans to its shareholders, performing managerial functions relating to the businesses of the Credit Parties, entering into and performing its obligations under the Media Holdings Discount Notes Indenture, the LBI Media Intercompany Note, any documents relating to any other Holding Company Debt permitted hereunder, the Senior Facilities Documents to which it is a party, the Qualifying IPO Funding Transactions and any transactions permitted by Sections 7.1, 7.5, 7.6, 7.7 and 7.15(a) (including the application of proceeds contemplated by such transactions) and any purchase, redemption, retirement, refinancing or other acquisition for value or payment or prepayment of the principal of, or interest on, or any other amount owing in respect thereof with the proceeds of Holding Company Debt, and any activities reasonably incident to any the foregoing of this subsection (d).

(e) Holdings shall not conduct any business or own any assets other than holding all of the equity interests issued by Media Holdings (or, if a new Holding Company is created after the Closing Date, all of the equity interests of such Holding Company to the extent applicable), holding cash and cash equivalents, making any loans to or from any other Holding Company or any Credit Party or any loans to any shareholder of Holdings, forgiving or canceling any such loans or any other loans to its Affiliates, making distributions or loans to its shareholders, performing managerial functions relating to the businesses of the Credit Parties and the other Holding Companies, performing all activities in connection with (and entering into and performing any agreements in respect of) the LBI Media Intercompany Note, any Holding Company Debt and any other permitted Indebtedness of any Holding Company, the key employee agreements to which it is or will be a party (and service agreements with any Credit Party relating to such employment agreements), any stock incentive plans or other employee benefit plans for the issuance of equity or any interests in its equity, any transactions relating to Holdings’ equity or any interests in its equity, including any transactions pursuant to which Holdings issues its equity or any interests in its equity as consideration for acquisitions and other transactions (but excluding any such transaction that results in Holdings owning, directly or indirectly, any operating asset, other than those owned by the Borrower and its Subsidiaries), a Qualifying IPO, the Qualifying IPO Funding Transactions and transactions permitted by Sections 7.1, 7.5, 7.6, 7.7 and 7.15(a) (including the application of proceeds contemplated by such transactions) and any purchase, redemption, retirement, refinancing or other acquisition for value or payment or prepayment of the principal of, or interest on, or any other amount owing in respect thereof with the proceeds of Holding Company Debt, and engaging in all activities entered into (and entering into and performing any agreements related thereto) in order to perform its roles and functions as may be necessary or desirable as a publicly traded holding company, and performing such roles and functions as may be necessary or desirable as a publicly traded holding company and any activities reasonably incident to any the foregoing of this subsection (e).

(f) Media Holdings shall not pledge, encumber or hypothecate any of the capital stock of the Borrower. Holdings shall not pledge, encumber or hypothecate any of the capital stock of Media Holdings.

7.16 License Subsidiaries.

(a) Other than ancillary FCC Licenses owned by Empire Burbank (none of which are Material FCC Licenses), the Credit Parties will cause each FCC License which is owned or acquired by any Credit Party to be held in a License Subsidiary at all times.

(b) The Credit Parties shall not allow any License Subsidiary to (i) own any right, franchise or other asset except for FCC Licenses transferred to it by a Credit Party and FCC Licenses acquired by it directly or (ii) engage in any business or make any Investment other than holding such FCC Licenses and activities incidental thereto; provided that nothing herein shall prohibit any License Subsidiary from (x) entering into and performing under management agreements in form reasonably acceptable to the Administrative Agent with one or more Credit Parties pursuant to which such License Subsidiary licenses to such Credit Parties for royalty payments the FCC Licenses owned by such License Subsidiary and pursuant to which such Credit Parties agree to operate their stations in accordance with policies established by such License Subsidiary and in accordance with FCC Regulations and (y) engaging in business incidental thereto. The rights of each License Subsidiary and each operating Subsidiary under each such management agreement shall constitute Collateral and at the request of the Administrative Agent upon the occurrence and during the continuation of an Event of Default and upon the occurrence and during the continuance of any event allowing the License Subsidiary the authority to terminate such agreement, the License Subsidiary shall cause such termination to occur.

(c) Notwithstanding the foregoing, no License Subsidiary shall be permitted, under any circumstances, to create, incur, assume or suffer to exist:

(i) any Indebtedness, other than Indebtedness to the Credit Parties or under the Loan Documents and the Indebtedness as a guarantor under the Senior Note Indenture and the Senior Subordinated Note Indenture or any other obligations and Indebtedness permitted hereunder;

(ii) any Lien, other than Liens created under the Loan Documents or Liens permitted pursuant to clauses (a), (b), (c), (d), (h), (p), (q), (r) and (s) of Section 7.2; and

(iii) any Guarantee, other than the Guarantee of the Loans, the Guarantee of the Senior Note Indenture and the Senior Notes, the Guarantee of the Senior Subordinated Note Indenture and the Senior Subordinated Notes or other obligations and Indebtedness permitted hereunder (including any Subordinated Indebtedness).

ARTICLE 8

Events of Default

8.1 Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a) the Credit Parties or Empire Burbank (in its capacity as a Guarantor) shall fail to pay to the Administrative Agent, the Collateral Trustee or the Lenders (i) any principal of any Loan or any Reimbursement Obligation in respect of any LC Disbursement, on the due date thereof, (ii) any interest on any Loan, within three Business Days after the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, or (iii) any other amount payable by a Credit Party under this Agreement or the Intercreditor Agreement or any fee payable by a Credit Party under this Agreement, the Intercreditor Agreement or any other agreement, within five Business Days after the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration of such due or prepayment date, or otherwise;

(b) any representation or warranty made or deemed made by or on behalf of any Credit Party or Empire Burbank in or in connection with this Agreement or any amendment or modification hereof or of any Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or of any Loan Document, shall prove to have been incorrect when made or deemed made in any material respect;

(c) (i) any Credit Party or Empire Burbank (to the extent applicable) shall fail to observe or perform any covenant, condition or agreement contained in Sections 6.2(a) or 6.3 or in Article 7, (ii) any Holding Company shall fail to observe or perform any covenant, condition or agreement contained in Section 7.15, or (iii) any Credit Party or Empire Burbank (to the extent applicable) shall fail to observe or perform any other covenant, condition or agreement contained in Article 6 and such failure described in this clause (iii) shall continue unremedied for a period of 30 days after the earlier of (x) actual knowledge by a Financial Officer of any Credit Party or (y) notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(d) (i) any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clauses (a), (b) or (c) of this Section) or any other Loan Document or (ii) Empire Burbank shall fail to observe or perform any covenant, condition or agreement contained in Section 7.14, and such failure described in clause (i) or (ii) shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;

(e) any Credit Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (other than obligations under the Loan Documents) of any Credit Party, when and as the same shall become due and payable, after giving effect to any grace period with respect thereto;

(f) (i) any Credit Party or any of their respective Subsidiaries shall default in any payment of principal or interest, regardless of the amount, due in respect of Material Indebtedness (other than the Obligations under the Loan Documents) beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created, and whether or not such default has been waived by the holders of such Material Indebtedness; or (ii) breach or default by any Credit Party with respect to any other material term of (x) one or more items of such Material Indebtedness or (y) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Material Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Material Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Material Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Credit Party or Holding Company or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or Holding Company or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Credit Party or Holding Company shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or Holding Company or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i) any Credit Party or Holding Company shall become unable, admit in writing or fail generally to pay its debts as they become due;

(j) a final judgment or judgments for the payment of money in excess of $10,000,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has acknowledged coverage in respect of such judgment (it being understood that an insurer may assert a reservation of rights under applicable policies)) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Credit Party and the same shall not be vacated or discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the relevant Credit Party shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l) any Change of Control as defined in this Agreement shall have occurred or a “Change of Control” (as defined in the Senior Note Indenture, the Senior Subordinated Note Indenture or the Media Holdings Discount Note Indenture);

(m) any of the following shall occur: (i) the Liens created by the Collateral Agreements shall at any time (other than by reason of the Administrative Agent relinquishing such Lien) cease in any material respect to constitute valid and perfected Liens on the Collateral intended to be covered thereby; (ii) except for expiration in accordance with its respective terms, any Collateral Agreement shall for whatever reason be terminated, or shall cease to be in full force and effect; or (iii) the enforceability of any Collateral Agreement shall be contested in writing by any Credit Party;

(n) any Credit Party or Empire Burbank shall assert in writing that its obligations hereunder or under the Collateral Agreements shall be invalid or unenforceable;

(o) (i) any Holding Company shall default in any payment of principal or interest, regardless of the amount, due in respect of Holding Company Debt aggregating $10,000,000 or greater beyond the period of grace, if any, provided in the instrument or agreement under which such Holding Company Debt was created, and whether or not such default has been waived by the holders of such Holding Company Debt; or (ii) breach or default by any Holding Company with respect to any other material term of (x) one or more items of Holding Company Debt in the principal amounts referred to in clause (i) above, or (y) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Holding Company Debt, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Holding Company Debt (or a trustee on behalf of such holder or holders), to cause, that Holding Company Debt to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be;

(p) other than as a result of a sale or other Disposition permitted hereunder or from the conversion of any Broadcast Station to digital television or in connection with any Relocation, except any such conversion or Relocation which causes a Material Adverse Effect, any Credit Party shall (i) lose, fail to keep in force, suffer the termination, suspension or revocation of, or terminate or forfeit, any Material FCC License(s), or (ii) suffer any adverse amendment to any FCC License(s) if, in the case of this clause (ii), the same could reasonably be expected to result in a Material Adverse Effect; or

(q) any Credit Party shall permit its on-the-air broadcast operations to be interrupted at any time for more than seven days, whether or not consecutive, during any period of ten consecutive days, if such interruption is likely to have a Material Adverse Effect (after giving effect to any applicable business interruption insurance) unless (and only so long as), substantially all damages, liabilities and other effects of such interruption of service (including any adverse effect on the Credit Parties’ ability to perform its obligations under this Agreement) are fully covered by business interruption insurance;

then, and in every such event (other than an event described in clause (g) or (h) of this Section 8.1), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Credit Parties, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties. Upon the occurrence of any such event, the Administrative Agent may, and at the request of the Required Lenders shall, direct the Collateral Trustee to exercise all of the rights hereunder or under the Collateral Agreements or applicable law, including the rights as secured party and mortgagee under the Collateral Agreements; and in case of any event described in clause (g) or (h) of this Section 8.1, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Credit Parties accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties, and the Administrative Agent and the Collateral Trustee shall be permitted to exercise (or the Administrative Agent shall direct the Collateral Trustee to exercise) such rights hereunder or under the Collateral Agreements or applicable law, including the rights as secured party and mortgagee under the Collateral Agreements to the extent permitted by applicable law.

Notwithstanding anything to the contrary contained in this Agreement, in the event of any Event of Default under Section 7.10, any equity contribution (in the form of common equity or other equity having terms reasonably acceptable to the Administrative Agent) made directly or indirectly to the Borrower after the first day of any fiscal quarter and on or prior to the day that is 10 Business Days after the day on which financial statements are required to be delivered for that fiscal quarter will, at the request of the Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with Section 7.10 at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) the Borrower shall not be permitted to so request that a Specified Equity Contribution be included in the calculation of EBITDA with respect to any fiscal quarter unless, after giving effect to such requested Specified Equity Contribution, there will be at least two fiscal quarters in the Relevant Four Fiscal Quarter period in which no Specified Equity Contribution has been made, (b) the amount of any Specified Equity Contribution will be no greater than the amount required to cause Borrower to be in compliance with the financial covenants, (c) all Specified Equity Contributions will be disregarded for all other purposes under the Loan Documents (including calculating EBITDA for purposes of determining basket levels and other items governed by reference to EBITDA) and (d) there shall be no more than four Specified Equity Contributions made in the aggregate after the Closing Date. For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Equity Contribution, the four fiscal quarter period ending on (and including) the fiscal quarter in which EBITDA will be increased as a result of such Specified Equity Contribution.

ARTICLE 9

The Administrative Agent and the Collateral Trustee

9.1 Appointment and Authorization.

(a) Each of the Lenders and the Issuing Lender hereby irrevocably appoints (i) the Administrative Agent as its administrative agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such actions and powers as are reasonably incidental thereto, and (ii) the Collateral Trustee as its Collateral Trustee and authorizes the Collateral Trustee to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Trustee by the terms of this Agreement and the other Senior Facilities Documents, together with such actions and powers as are reasonably incidental thereto. The Collateral Trustee hereby agrees to act as representative and bailee with respect to the Collateral for the benefit of the Administrative Agent and the Secured Parties upon the terms of this Agreement and the other Loan Documents.

(b) Each Lender authorizes and directs the Collateral Trustee to enter into the Collateral Agreements. Any action taken by the Collateral Trustee in accordance with the terms of this Agreement or the other Senior Facilities Documents relating to the Collateral, and the exercise by the Collateral Trustee of its powers set forth herein or therein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Secured Parties.

9.2 Administrative Agent’s and Collateral Trustee’s Rights as Lender. The bank or other financial institution serving as the Administrative Agent, Collateral Trustee or the Issuing Lender hereunder shall have the same rights and powers in its capacity as a Lender hereunder as any other Lender and may exercise the same as though it were not the Administrative Agent, the Collateral Trustee or the Issuing Lender, and such institution and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate of any thereof as if it were not the Administrative Agent, the Collateral Trustee or the Issuing Lender hereunder.

9.3 Duties As Expressly Stated. Neither the Administrative Agent, the Collateral Trustee nor the Issuing Lender shall have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent, the Collateral Trustee and the Issuing Lender shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent, the Collateral Trustee and the Issuing Lender shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by this Agreement and the other Loan Documents that the Administrative Agent, the Collateral Trustee or the Issuing Lender, as the case may be, is required to exercise pursuant to a written direction from the Required Lenders or, in the case of the Collateral Trustee, the Administrative Agent, as applicable (or such other number or percentage of the Secured Parties as required by the Intercreditor Agreement), (c) except as expressly set forth herein and in the other Loan Documents, the Administrative Agent, the Collateral Trustee and the Issuing Lender shall not have any duty to disclose, or shall be liable for the failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries that is communicated to or obtained by the financial institution serving as the Administrative Agent, the Collateral Trustee or the Issuing Lender or any of its Affiliates or Approved Funds in any capacity, and (d) the Collateral Trustee shall have no obligation whatsoever to the Administrative Agent or any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by the Credit Parties or is cared for, protected or insured or has been encumbered, or that the Liens granted to the Collateral Trustee under the Collateral Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner, or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Trustee in this Agreement or in any of the other Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Trustee may act in any manner it may deem appropriate, in its discretion, exercised in good faith, and that the Collateral Trustee shall have no duty or liability whatsoever to the Administrative Agent or any Lender, except for any liability to the Administrative Agent or a Lender as a result of any action or inaction by the Collateral Trustee that is determined to constitute gross negligence or willful misconduct pursuant to a final, non-appealable order of a court of competent jurisdiction. The Administrative Agent, the Collateral Trustee and the Issuing Lender shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders, or, in the case of the Collateral Trustee, the Administrative Agent, as applicable (or such other number or percentage of the Secured Parties as required by the Intercreditor Agreement), or all of the Lenders if expressly required, or in the absence of its own gross negligence or willful misconduct. The Administrative Agent, the Collateral Trustee and the Issuing Lender shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent, the Collateral Trustee or the Issuing Lender by the Borrower or a Lender, and each of the Administrative Agent and the Collateral Trustee shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in, or in connection with, this Agreement or the other Loan Documents, (ii) the contents of any certificate, report or other document delivered hereunder or under any of the other Loan

Documents or in connection herewith of therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or in any other Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, the other Loan Documents or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent, the Collateral Trustee or the Issuing Lender or, in the case of the Collateral Trustee, to inspect the properties, books or records of any Credit Party. The Administrative Agent, the Collateral Trustee and the Issuing Lender shall not, except to the extent the Collateral Trustee is expressly instructed pursuant to the Intercreditor Agreement with respect to collateral security under the Senior Facilities Documents, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; provided, however, that neither Agent shall be required to take any action which exposes such Agent to personal liability or which is contrary to the Loan Documents or applicable law.

9.4 Reliance By Administrative Agent and the Collateral Trustee. The Administrative Agent, the Collateral Trustee and the Issuing Lender shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent, the Collateral Trustee and the Issuing Lender also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent, the Collateral Trustee and the Issuing Lender may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent, the Collateral Trustee and the Issuing Lender shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive written advice or concurrence of the Required Lenders, in the case of the Collateral Trustee, the Administrative Agent, as applicable (or such other number or percentage of the Secured Parties as required by the Intercreditor Agreement), as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action (it being understood that this provision shall not release the Administrative Agent or the Collateral Trustee from performing any action with respect to the Borrower expressly required to be performed by it pursuant to the terms hereof) under this Agreement. The Administrative Agent, the Collateral Trustee and the Issuing Lender shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, or, in the case of the Collateral Trustee, the Administrative Agent, as applicable (or such other number or percentage of the Secured Parties as required by the Intercreditor Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Action Through Sub-Agents. Each of the Administrative Agent, the Collateral Trustee and the Issuing Lender may perform any and all of its duties, and exercise its rights and powers, by or through any one or more sub-agents appointed by the Administrative Agent, the Collateral Trustee or the Issuing Lender. The Administrative Agent, the Collateral Trustee and the Issuing Lender and any such sub-agent may perform any and all its duties and exercise its rights and powers through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent, the Collateral Trustee and

the Issuing Lender and any such sub-agent, and shall apply to its activities in connection with the syndication of the credit facilities provided for herein as well as activities of the Administrative Agent, the Collateral Trustee or the Issuing Lender.

9.6 Resignation of Administrative Agent and Collateral Trustee and Appointment of Successor Administrative Agent and Collateral Trustee. The Administrative Agent or Collateral Trustee may at any time give notice of its resignation to the Lenders, the Issuing Lender and the Borrower. Upon receipt of any such notice of resignation, (i) in the case of a resignation of the Administrative Agent, the Required Lenders shall have the right, with the prior written consent of the Borrower (which shall not be unreasonably withheld or delayed and shall not be required during the continuance of an Event of Default), to appoint a successor Administrative Agent, which shall be a bank with an office in Los Angeles, California or New York, New York, or an Affiliate of any such bank with an office in Los Angeles, California or New York, New York, and (ii) in the case of a resignation of the Collateral Trustee, to appoint a successor Collateral Trustee in accordance with the Intercreditor Agreement. If no such successor Administrative Agent or Collateral Trustee shall have been so appointed by the Required Lenders, with the consent of the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent or retiring Collateral Trustee, as the case may be, gives notice of its resignation, then the retiring Administrative Agent or retiring Collateral Trustee, as the case may be, may, on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent or successor Collateral Trustee, as applicable, meeting the qualifications set forth above; provided that, in the case of the retiring Administrative Agent, if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (2) all payments, communications and determinations provided hereunder to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Lender directly, until such time as the Required Lenders with the consent of the Borrower appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Trustee hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Trustee, as the case may be, and the retiring Administrative Agent or Collateral Trustee, as the case may be, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph and except that the resigning Collateral Trustee shall, at the expense of the Credit Parties, without representation, warranty or recourse, execute and deliver such documents, instruments and agreements as are reasonably necessary to effect an assignment of the rights and obligations of the retiring Collateral Trustee to the successor Collateral Trustee and deliver all Collateral then in its possession to the successor Collateral Trustee). Any resignation of the Collateral Trustee shall not affect in any way the validity or perfection of the Liens under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent or a successor Collateral Trustee shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.

After the retiring Administrative Agent’s or retiring Collateral Trustee’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Trustee, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent or while the retiring Collateral Trustee was acting as Collateral Trustee.

9.7 Lenders’ Independent Decisions. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Trustee, the Issuing Lender or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Trustee, the Issuing Lender or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement and the other Loan Documents, any related agreement or any document furnished hereunder or thereunder. Except as explicitly provided herein, the Administrative Agent, the Collateral Trustee and the Issuing Lender do not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter. Neither the Administrative Agent, the Collateral Trustee nor the Issuing Lender shall be deemed a trustee or other fiduciary on behalf of any party. The Collateral Trustee shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Credit Party of any term or provision of this Agreement or any other Loan Document or to inspect the properties or books of the Borrower or any other Credit Party.

9.8 Indemnification. Each Lender agrees to indemnify and hold harmless the Agents, the Lead Arranger and the Issuing Lender (to the extent not reimbursed under Section 11.3, but without limiting the obligations of the Borrower under Section 11.3), ratably in accordance with the aggregate principal amount of the respective Commitments of and/or Loans and LC Exposure held by the Lenders (or, if all of the Commitments shall have been terminated or expired, ratably in accordance with the aggregate outstanding amount of the Loans and LC Exposure held by the Lenders), for any and all liabilities (including pursuant to any Environmental Law), obligations, losses, damages, penalties, actions, judgments, deficiencies, suits, costs, expenses (including reasonable attorney’s fees) or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agents, the Lead Arranger or the Issuing Lender (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of any Loan Document or any other documents contemplated by or referred to therein for any action taken or omitted to be taken by the Administrative Agent, the Collateral Trustee, the Lead Arranger or the Issuing Lender under or in respect of any of the Loan Documents or other such documents or the transactions contemplated thereby (including the costs and expenses that the Borrower is obligated to pay under Section 11.3, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they are determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the party to be indemnified. The agreements set forth in this Section 9.8 shall survive the payment of all Loans and other obligations hereunder and shall be in addition to and not in lieu of any other indemnification agreements contained in any other Loan Document.

9.9 Consents Under Other Loan Documents. Except as otherwise provided in this Agreement and the other Loan Documents, the Administrative Agent may, with the prior consent of the Required Lenders (but not otherwise), consent to any modification, supplement or waiver under any of the other Loan Documents.

ARTICLE 10

Special Provisions Governing Collateral

10.1 Pari Passu. Each of the Collateral Trustee, the Administrative Agent and each Lender acknowledges that the Collateral is being granted by the Credit Parties to the Collateral Trustee for the benefit of the Secured Parties on a pari passu basis in all respects and at all times as set forth in the Intercreditor Agreement without any priority of one Secured Party over any other with respect to such Collateral, except as specifically set forth in the Intercreditor Agreement.

10.2 Turnover of Collateral. If any Lender acquires custody, control or possession of any assets of the Credit Parties or proceeds therefrom, whether by set-off, counterclaim or otherwise (other than deposit accounts of the Credit Parties and amounts on deposit therein), other than pursuant to the terms of this Agreement or the other Loan Documents, such Lender shall promptly cause such assets or proceeds to be delivered to or put in the custody, possession or control of the Collateral Trustee or, if the Collateral Trustee shall so designate, an agent of the Collateral Trustee (which agent may be a branch or affiliate of the Collateral Trustee or any Lender) in the same form of payment received, with appropriate endorsements for distribution in accordance with the Intercreditor Agreement. Until such time as the provisions of the immediately preceding sentence have been complied with, such Lender shall be deemed to hold such Collateral and proceeds in trust for the Collateral Trustee.

10.3 Right to Enforce Agreement.

(a) The Collateral Trustee shall have the exclusive right to manage, perform and enforce the terms of the Collateral Agreements with respect to the Collateral, to exercise and enforce all privileges and rights thereunder in respect of the Collateral according to its discretion exercised in good faith (notwithstanding any Default under the Senior Facilities Documents), including, without limitation, the exclusive right to administer, take or retake control or possession of any Collateral, to hold, prepare for sale, process, sell, lease, dispose of, or liquidate any Collateral, to foreclose or forbear from foreclosure in respect of any Collateral, seeking or not seeking relief from any stay against foreclosure or other remedies in any insolvency proceeding in respect of any Collateral and the acceptance of any Collateral in full or partial satisfaction of any indebtedness. Subject to Section 11.12, only the Collateral Trustee, acting as directed by an Act of Instructing Debtholders (as defined in the Intercreditor Agreement) and in accordance with the Senior Facilities Documents, shall have the right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of Collateral, in each case in connection with enforcement of foreclosure remedies under the Loan Documents. Any costs and expenses or other amounts paid or to be paid by the Collateral Trustee may be paid by the Lenders and shall constitute part of the Secured Obligations secured by the Collateral.

(b) Promptly upon the request of the Collateral Trustee, the Administrative Agent will, at the expense of Credit Parties, join in enforcement, collection, execution, levy or foreclosure proceedings with respect to the Collateral and otherwise cooperate fully in the maintenance of such proceedings by the Collateral Trustee, including, without limitation, by executing and delivering all such directions, consents, pleadings, releases and other documents and instruments as the Collateral Trustee may reasonably request in connection therewith, it being understood that the conduct of such proceedings shall at all times be under the exclusive control of the Collateral Trustee.

ARTICLE 11

Miscellaneous

11.1 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telephonic facsimile (fax), as follows:

(a) if to any Credit Party, to LBI Media, Inc., 1845 West Empire Avenue, Burbank, CA 91504, Attention: Chief Financial Officer (fax no. (818) 558-4244), with copies to: O’Melveny & Myers LLP, 400 South Hope Street, Los Angeles, CA 90071, Attention: Joseph K. Kim (fax no. (213) 430-6407);

(b) if to the Administrative Agent or the Collateral Trustee, to Credit Suisse AG, Attn: Sean Portrait - Agency Manager, One Madison Avenue, New York, NY 10010, Fax: 212-322-2291, with a copy to Edwards Angell Palmer & Dodge LLP, 111 Huntington Avenue, Boston, Massachusetts 02199, Attention: George Ticknor (fax no. (617) 227-4420);

(c) if to Credit Suisse in its role as Issuing Lender: Credit Suisse AG, One Madison Ave., 2nd Floor, New York, NY 10010, Phone: 212-538-1370, Fax: 212-325-8315; and

(d) if to any Lender, to it at its address (or fax number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or fax number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

11.2 Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Lender or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Lender and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Credit Party or Subsidiary therefrom shall in any event be effective unless the same shall be permitted by Section 11.2(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except to the extent this Agreement or any other Loan Document provides for revisions to the schedules hereto or thereto with the approval of the Administrative Agent or except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the written consent of the Required Lenders and the Administrative Agent; provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 5.2 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of Commitments shall not constitute an increase of any Commitment of any Lender);

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby;

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement other than mandatory prepayments of the Loans required under Section 2.11(b), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, change the maturity date of any Loan, or postpone the scheduled date of expiration of any Commitment, or postpone the ultimate expiration date of any Letter of Credit beyond the Maturity Date, without the written consent of each Lender affected thereby (it being understood that a waiver of any condition precedent set forth in Section 5.2 or the waiver of any Default or Event of Default, mandatory prepayment or mandatory reduction of Commitments shall not constitute a change in the scheduled date of payment of any Letter of Credit or Commitment of any Lender);

(iv) change Section 2.11(c) in a manner that would alter the application of prepayments thereunder, or change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without in each case the written consent of each Lender;

(v) change any of the provisions of this Section 11.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written consent of each Lender;

(vi) release all or substantially all of the Guarantors from their obligations in respect of its Guarantee under Article 3 or release all or substantially all of the Collateral (or terminate any Lien with respect thereto), except as expressly permitted in the Loan Documents, without the written consent of each Lender; or

(vii) waive any of the conditions precedent specified in Section 5.1 without the consent of each Lender and the Administrative Agent;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swing Loan Lender or the Issuing Lender hereunder without the prior written consent of such Agent, the Swing Loan Lender or the Issuing Lender, as the case may be.

(c) Waivers, amendments and modifications of Loan Documents are subject to the requirements specified in Section 11.2(b) and, unless and until the Intercreditor Agreement shall terminate in accordance with its terms, Section 3 of the Intercreditor Agreement.

(d) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, no Lender consent is required to effect any amendment or supplement to the Intercreditor Agreement (i) that is for the purpose of adding the holders of Refinancing Indebtedness (or a senior representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Intercreditor Agreement (it being understood that any such amendment or supplement may make such other changes to the Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided, that such other changes are not adverse, in any material respect, to the interests of the Lenders) or (ii) that is expressly contemplated by the Intercreditor Agreement; provided further that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(e) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, guarantees, collateral security documents and related documents executed by Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent (and, if applicable, the Collateral Trustee) and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent (and, if applicable, the Collateral Trustee) at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local requirements of law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement or any other Loan Documents.

11.3 Expenses; Indemnity; Damage Waiver.

(a) The Credit Parties jointly and severally agree to pay, or reimburse the Administrative Agent, the Collateral Trustee, the Lead Arranger or the Lenders, as applicable, for paying, (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Trustee, the Lead Arranger and their Affiliates, including the reasonable fees, charges and disbursements of Special Counsel, any FCC counsel or local counsel, in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Collateral Trustee which the Collateral Trustee may incur in connection with (x) the administration of this Agreement and the Collateral Agreements, or (y) the custody or preservation of, the sale of , collection from, or other realization upon, any of the Collateral, (iii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iv) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Trustee, the Issuing Lender, the Lead Arranger or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, Collateral Trustee, the Issuing Lender, the Lead Arranger or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.3, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any insolvency proceeding, workout, restructuring or negotiations in respect thereof, and (v) all Other Taxes levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents or any other document referred to herein or therein and all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by any Collateral Agreement or any other document referred to therein.

(b) The Credit Parties jointly and severally agree to indemnify the Agents, the Lead Arranger, the Issuing Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee and settlement costs, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby (excluding fees, charges and disbursements of counsel to the Lenders in connection with the execution and delivery by such Indemnitee of the Loan Documents), the performance or failure to perform by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any of their Subsidiaries, or any Environmental Liability related in any way to any Credit Party or any of their Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing (including in connection with any insolvency proceeding), whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (as determined by a court of competent jurisdiction by final and nonappealable judgment to have) resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Credit Parties fail to pay any amount required to be paid by them to the Administrative Agent, the Collateral Trustee, the Lead Arranger or the Issuing Lender under paragraph (a) or (b) of this Section 11.3, each Lender severally agrees to pay to the Administrative Agent, the Collateral Trustee, the Lead Arranger or the Issuing Lender, as applicable, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Trustee, the Lead Arranger or the Issuing Lender, as applicable, in its capacity as such.

(d) To the extent permitted by applicable law, none of the Credit Parties shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 11.3 shall be payable promptly after written demand therefor.

11.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and the Administrative Agent (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) and may assign Revolving Credit Commitment and Revolving Credit Loans; provided that:

(i) the Administrative Agent, the Swing Loan Lender and the Issuing Lender and, except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the Borrower, each must give its prior written consent to such assignment (which consent shall not be unreasonably withheld, delayed or conditioned), provided that Borrower’s consent to an assignment shall be deemed to be given if the Administrative Agent has not received a written objection to such assignment within fifteen (15) Business Days of Borrower’s receipt of such request for consent;

(ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or Approved Fund with respect to a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans or Commitment, the amount of the Loans or Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than the lesser of $5,000,000, unless the Borrower and the Administrative Agent otherwise consent; provided that for such purposes, the amount of outstanding Loans and unused Commitments shall be determined without regard to any Swing Loans then outstanding and provided further that simultaneous assignments to two or more Approved Funds which are Affiliates shall be deemed to be a single assignment for purposes of this clause (ii);

(iii) the parties to each assignment (other than an assignment to a Lender, an Affiliate of a Lender or Approved Fund with respect to a Lender) shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (which may be waived by Administrative Agent in its sole discretion), provided that in the case of contemporaneous assignments by a Lender to more than one Approved Fund with respect to a Lender managed by the same investment adviser (which funds are not then Lenders), only a single such $3,500 fee shall be payable for all such contemporaneous assignments, and

(iv) the assignee shall be an Eligible Assignee and shall deliver to the Administrative Agent an Administrative Questionnaire;

provided further that any consent of the Borrower otherwise required under this paragraph shall not be required (i) if an Event of Default has occurred and is continuing, or (ii) in the event of an assignment to an existing Lender.

Notwithstanding the foregoing, the restrictions of Section 11.4(b)(ii) shall not apply until the date on which the primary syndication of the Commitments has been completed.

(c) Upon acceptance and recording pursuant to paragraph (e) of this Section 11.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 11.3 with respect to matters described therein occurring or accruing prior to the effective date of any such Assignment and Acceptance). Notwithstanding anything therein to the contrary, no Approved Fund shall be entitled to receive any greater amount pursuant to Sections 2.15, 2.16 and 2.17 than the transferor Lender would have been entitled to receive in respect of the assignment effected by such transferor Lender had no assignment occurred. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with paragraph (b) of this Section 11.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York or Los Angeles, California a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, the identity of the Swing Loan Lender and the amount of the Swing Loan Commitment and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary (absent manifest error). The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender or the Administrative Agent, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 11.4 and any written consent to such assignment required by paragraph (b) of this Section 11.4, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(f) Any Lender may, without the consent of or notice to the Borrower, the Administrative Agent or the Issuing Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.2(b), or Section 11.2(c), that affects such Participant.

Subject to paragraph (g) of this Section 11.4, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 11.4.

(g) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(i) Anything in this Section 11.4 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to any Credit Party or any of its Affiliates or Subsidiaries without the prior consent of each Lender and the Administrative Agent.

(j) A Lender may furnish any information concerning any Credit Party, Holding Company or Subsidiary in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) subject, however, to and so long as the recipient agrees in writing to be bound by, the provisions of Section 11.13. In addition, the Administrative Agent may furnish any information concerning any Credit Party or any of its Subsidiaries or Affiliates in the Administrative Agent’s possession to any Affiliate of the Administrative Agent, subject, however, to the provisions of Section 11.13. The Credit Parties shall assist any Lender in effectuating any assignment or participation pursuant to this Section 11.4 (including during syndication) in whatever manner such Lender reasonably deems necessary, including participation in meetings with prospective transferees.

(k) Each Lender listed on the signature pages hereof hereby agrees that it is an Eligible Assignee described in the definition thereof. Each Lender that becomes a party hereto pursuant to an Assignment and Acceptance shall be deemed to agree that the agreements of such Lender contained in Section 3 of such Assignment and Acceptance are incorporated herein by this reference.

11.5 Survival. All covenants, agreements, representations and warranties made by the Credit Parties and Subsidiaries herein and in the other Loan Documents, and in the certificates or other instruments delivered in connection with or pursuant to this Agreement and the other Loan Documents, shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the

Issuing Lender or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect so long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or the other Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 11.3 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

11.6 Counterparts; Integration; References to Agreement; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent or its counsel and to certain other lenders constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Whenever there is a reference in any Collateral Agreement or UCC Financing Statement to the “Credit Agreement” to which the Administrative Agent, the Lenders and the Credit Parties are parties, such reference shall be deemed to be made to this Agreement among the parties hereto. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.7 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

11.8 Right of Setoff. Subject to Section 2.18, if an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 11.8 are in addition to any other rights and remedies (including other rights of setoff) that such Lender may have.

11.9 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and all issues arising with respect hereto, including the validity or enforceability of any agreement contained herein and the issue of usury with respect to the transactions contemplated hereby, shall be construed in all respects in accordance with and governed by the law of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of State of New York and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York court (or, to the extent permitted by law, in such Federal court). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Lender or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Credit Party or Subsidiary or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section 11.9. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

11.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

11.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

11.12 Release of Collateral and Guarantees. The Administrative Agent, the Collateral Trustee and the Lenders (as the case may be) agree that if all of the capital stock of or other equity interests in, or any assets of, any Subsidiary that is owned by the Credit Parties is sold to any Person as permitted by the terms of this Agreement and the Collateral Agreements, or if any Subsidiary is merged or consolidated with or into any other Person as permitted by the terms of this Agreement and such Subsidiary is not the continuing or surviving corporation, the Administrative Agent and the Collateral Trustee shall, upon request of the Borrower (and upon the receipt by the Administrative Agent of such evidence as the Administrative Agent or any Lender may reasonably request to establish that such sale, designation, merger or consolidation is permitted by the terms of this Agreement), terminate the Guarantee of such Subsidiary under Article 3 and authorize the Collateral Trustee to release the Lien created by the Collateral Agreements on any capital stock of or other equity interests in such Subsidiary and on any assets of such Subsidiary.

11.13 Confidentiality. Each Lender agrees to keep confidential information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender’s customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (a) to such Lender’s employees, representatives, directors, officers, accountants, attorneys, auditors (including any external auditors), agents, professional advisors, trustees or Affiliates who are advised of the confidential nature of such information or to any direct or indirect contractual counter party in swap agreements or such contractual counter party’s professional advisor (so long as such auditors, contractual counterparty or professional advisor to such contractual counter party agrees to be bound by the provisions of this Section 11.13), (b) to the extent such information presently is or hereafter becomes available to such Lender on a non-confidential basis from any source of such information that is in the public domain at the time of disclosure (so long as such information does not become publicly available as a result of a breach of this Section 11.13), (c) to the extent disclosure is required by law (including applicable securities law), regulation, subpoena or judicial order or process (provided that notice of such requirement or order shall be promptly furnished to the Borrower unless such notice is legally prohibited) or requested or required by bank, securities, insurance or investment company regulators or auditors or any administrative body or commission (including the Securities Valuation Office of the National Association of Insurance Commissioners) to whose jurisdiction such Lender or its Affiliates may be subject, (d) to any rating agency to the extent required in connection with any rating to be assigned to such Lender, (e) to assignees or participants or prospective assignees or participants who agree to be bound by the provisions of this Section 11.13, (f) to the extent required in connection with any litigation between any Credit Party and any Lender with respect to the Loans or this Agreement and the other Loan Documents or (g) with the Borrower’s prior written consent.

11.14 Continued Effectiveness; No Novation. Notwithstanding anything contained herein, the terms of this Agreement are not intended to and do not serve to effect a novation of the obligations, liabilities or indebtedness of the Credit Parties under the Existing Credit

Agreement. Instead, it is the express intention of the parties hereto to reaffirm, amend and restate the obligations, liabilities and indebtedness created under or otherwise evidenced by the Existing Credit Agreement that is evidenced by the Loan Documents and the notes provided for therein and secured by the collateral contemplated thereby and hereby (it being understood that it was the intention of the parties to the Existing Credit Agreement to reaffirm, amend and restate the obligations, liabilities and indebtedness created under or otherwise evidenced by the Prior Credit Agreements that is evidenced by the notes provided for therein and secured by the collateral contemplated thereby). The Credit Parties acknowledge and confirm that the liens and security interests granted pursuant to the Loan Documents secure the obligations, liabilities and indebtedness of the Credit Parties to the Lenders under the Existing Credit Agreement, as amended and restated hereby, and that the term “Secured Obligations” used in certain of the Loan Documents (or any other term used herein to describe or refer to the obligations, liabilities and indebtedness of the Credit Parties) describes and refers to the Credit Parties’ obligations, liabilities and indebtedness hereunder and under the Existing Credit Agreement, as amended and restated hereby, as the same had been amended, modified, supplemented or restated prior to the date hereof and as the same may be further amended, modified, supplemented or restated from time to time. The Loan Documents and all agreements, documents and instruments executed and delivered in connection with any of the foregoing shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Agreement. Cross-references in the Loan Documents to particular section or subsection numbers in any Prior Credit Agreement shall be deemed to be cross-references to the corresponding sections or subsections, as applicable, of this Agreement.

11.15 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act, and the Borrower agrees to provide such information from time to time to any Lender upon reasonable request.

11.16 Commitments. Upon the effectiveness hereof, the Administrative Agent shall reallocate the commitments and Loans of the Lenders hereunder and shall notify the Lenders of any payments required to be made so that the commitments and Loans of the Lenders are in accordance with Schedule 2.1. Upon receipt of such notice, each Lender shall make the payments specified therein.

(The next page is the signature page.)

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER

LBI MEDIA, INC., a California corporation

By:	/s/ Wisdom Lu
	Name:	Wisdom Lu
	Title:	Chief Financial Officer

GUARANTORS

LIBERMAN TELEVISION OF HOUSTON LLC

KZJL LICENSE LLC

LIBERMAN TELEVISION LLC

KRCA TELEVISION LLC

KRCA LICENSE LLC

LIBERMAN BROADCASTING OF CALIFORNIA LLC

LBI RADIO LICENSE LLC

LIBERMAN BROADCASTING OF HOUSTON LICENSE LLC

LIBERMAN BROADCASTING OF HOUSTON LLC

LIBERMAN BROADCASTING OF DALLAS LLC

LIBERMAN BROADCASTING OF DALLAS LICENSE LLC

LIBERMAN TELEVISION OF DALLAS LLC

LIBERMAN TELEVISION OF DALLAS LICENSE LLC

EMPIRE BURBANK STUDIOS LLC

By:	/s/ Wisdom Lu
	Name:	Wisdom Lu
	Title:	Chief Financial Officer

HOLDING COMPANIES

Solely with respect to provisions of Section 7.15:

LIBERMAN BROADCASTING, INC., a Delaware corporation

By:	/s/ Wisdom Lu
	Name:	Wisdom Lu
	Title:	Chief Financial Officer

LBI MEDIA HOLDINGS, INC., a Delaware corporation

By:	/s/ Wisdom Lu
	Name:	Wisdom Lu
	Title:	Chief Financial Officer

ADMINISTRATIVE AGENT

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent and Lender

By:	/s/ William O’ Daly
	Name:	William O’Daly
	Title:	Director

By:	/s/ Sanja Gazahi
	Name:	Sanja Gazahi
	Title:	Associate

COLLATERAL TRUSTEE

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Collateral Trustee

By:	/s/ William O’ Daly
	Name:	William O’Daly
	Title:	Director

By:	/s/ Sanja Gazahi
	Name:	Sanja Gazahi
	Title:	Associate

LENDER

MIHI LLC

By:	/s/ Michael P. McLaughlin
	Name:	Michael P. McLaughlin
	Title:	Authorized Signatory

By:	/s/ Andrew Underwood
	Name:	Andrew Underwood
	Title:	Authorized Signatory

WELLS FARGO CAPITAL FINANCE, INC.

By:	/s/ Blair K. Mertens
	Name:	Blair K. Mertens
	Title:	SVP

The following have become parties to this Credit Agreement as of the date set forth next to their respective signatures:

ADDITIONAL GUARANTORS

[NAME OF GUARANTOR]

Dated:	By:
Name:
Title:

Schedule 2.1

Commitments

LENDER	REVOLVING CREDIT COMMITMENT
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH	$20,000,000.00
WELLS FARGO CAPITAL FINANCE, INC.	$10,000,000.00
MIHI LLC	$20,000,000.00
TOTAL:	$50,000,000.00

144	(Amended and Restated Credit Agreement)

Schedule 2.4(b)

Existing Letters of Credit

1. Irrevocable Letter of Credit Number TS-07005522 issued on April 14, 2010, by Credit Suisse AG, Cayman Islands Branch at the request of LBI Media, Inc. and KRCA Television LLC in the amount of $39,375.00 for the benefit of 4TS II LLC.

145	(Amended and Restated Credit Agreement)

Schedule 4.3

Governmental Approvals; No Conflicts

1. The approval of the FCC for any transfer of the FCC licenses or the pledged stock, or for the exercise by the Collateral Trustee, Administrative Agent or any other beneficiary of the Secured Facilities Documents of voting or control rights or foreclosure remedies under the Loan Documents after the Closing Date.

2. The Transactions will result in filing obligations under 47 C.F.R. § 73.3615 on or after the Closing Date.

146	(Amended and Restated Credit Agreement)

Schedule 4.4

Financial Condition; No Material Adverse Change

None.

147	(Amended and Restated Credit Agreement)

Schedule 4.5

Properties

(b)    Proprietary Rights

Marks	Registration Number

1. KQUE(AM)	Unregistered

2. KJOJ-FM	Unregistered

3. KJOJ(AM)	Unregistered

4. KTJM(FM)	Unregistered

5. KSEV(AM)	Unregistered

6. KZJL(TV)	Unregistered

7. KZJL-DT	Unregistered

8. KBUE(FM)	Unregistered

9. KBUA(FM)	Unregistered

10. KHJ(AM)	Unregistered

11. KWIZ(FM)	Unregistered

12. KVNR(AM)	Unregistered

13. KRCA(TV)	Unregistered

14. KSDX-LP	Unregistered

15. KBUA-FM1	Unregistered

16. KRCA-DT	Unregistered

17. KIOX - FM	Unregistered

18. KXGJ – FM	Unregistered

19. KQQK-FM	Unregistered

20. KEYH-AM	Unregistered

148	(Amended and Restated Credit Agreement)

21. KMXN-FM	Unregistered

22. KEBN-FM	Unregistered

23. KMPX	Unregistered

24. KMPX-TV	Unregistered

25. KMPX-DT	Unregistered

26. KNOR-FM	Unregistered

27. EL SHOW DE DON CHETO	Unregistered

28. SECRETOS HOUSTON	Unregistered

29. KTCY 101.7 FM	Unregistered

30. KZMP 104.9 FM	Unregistered

31. KZMP 1540 AM	Unregistered

32. KZZA 106.7 FM	Unregistered

33. KBOC 98.3 FM	Unregistered

State Trademark

XO, Texas Registration Number 800109485, Registered Owner is Liberman Broadcasting, Inc.

Domain Names

1.	aquisuena.com Liberman Broadcasting of California LLC Expires 6/30/11

2.	lbimedia.com Liberman Broadcasting of California LLC Expires 5/20/11

3.	secretostv.com Liberman Broadcasting of California LLC Expires 7/13/11

4.	estudio2.tv Liberman Broadcasting of California LLC Expires 4/6/11

5.	losangelesenvivo.tv Liberman Broadcasting of California LLC Expires 10/28/11

6.	elshowdedoncheto.com Liberman Broadcasting of California LLC Expires 9/29/11

7.	quebuenatv.tv Liberman Broadcasting of California LLC Expires 10/28/11

8.	laranchera.com Liberman Broadcasting of California LLC Expires 2/22/12

149	(Amended and Restated Credit Agreement)

9.	xoradio.com Liberman Broadcasting of California LLC Expires 5/20/11

10.	joseluissincensura.tv Liberman Broadcasting of California LLC Expires 4/8/11

11.	kmpx29.com Liberman Broadcasting of California LLC Expires 9/27/11

12.	kmpx29.net Liberman Broadcasting of California LLC Expires 9/27/11

13.	kmpx29.tv Liberman Broadcasting of California LLC Expires 9/27/11

14.	krca62.net Liberman Broadcasting of California LLC Expires 9/27/11

15.	krca62.tv Liberman Broadcasting of California LLC Expires 9/27/11

16.	kzjl61.com Liberman Broadcasting of California LLC Expires 9/27/11

17.	kzjl61.net Liberman Broadcasting of California LLC Expires 9/27/11

18.	kzjl61.tv Liberman Broadcasting of California LLC Expires 9/27/11

19.	casa1067.com Liberman Broadcasting of California LLC Expires 2/23/12

20.	estacionlaraza.net Liberman Broadcasting of California LLC Expires 10/29/11

21.	estacionlaraza.com Liberman Broadcasting of California LLC Expires 10/29/11

22.	laraza-dallas.com Liberman Broadcasting of California LLC Expires 10/29/11

23.	larazaradio.net Liberman Broadcasting of California LLC Expires 10/29/11

24.	larazatv.net Liberman Broadcasting of California LLC Expires 10/29/11

25.	laraza-houston.net Liberman Broadcasting of California LLC Expires 10/29/11

26.	larazaestacion.com Liberman Broadcasting of California LLC Expires 10/29/11

27.	larazaestacion.net Liberman Broadcasting of California LLC Expires 10/29/11

28.	laraza.tv Liberman Broadcasting of California LLC Expires 10/29/11

29.	larazamusica.com Liberman Broadcasting of California LLC Expires 10/29/11

30.	laraza-dallas.net Liberman Broadcasting of California LLC Expires 10/29/11

31.	laraza-houston.com Liberman Broadcasting of California LLC Expires 10/29/11

32.	la-raza.tv Liberman Broadcasting of California LLC Expires 10/29/11

33.	larazamusica.net Liberman Broadcasting of California LLC Expires 10/29/11

34.	alarmatv.com Liberman Broadcasting of California LLC Expires 9/15/11

35.	alarmatv.net Liberman Broadcasting of California LLC Expires 9/15/11

36.	alarmatv.tv Liberman Broadcasting of California LLC Expires 9/15/11

37.	autocompras.net Liberman Broadcasting of California LLC . Expires 10/26/11

38.	doncheto.net Liberman Broadcasting of California LLC Expires 9/26/11

39.	doncheto.tv Liberman Broadcasting of California LLC Expires 9/26/11

40.	elnorte9969.com Liberman Broadcasting of California LLC Expires 10/26/11

150	(Amended and Restated Credit Agreement)

41.	elnorte969.net Liberman Broadcasting of California LLC Expires 10/26/11

42.	elnorteenlinea.com Liberman Broadcasting of California LLC Expires 11/10/11

43.	elshowdedoncheto.net Liberman Broadcasting of California LLC Expires 9/29/11

44.	elshoededoncheto.tv Liberman Broadcasting of California LLC Expires 9/29/11

45.	elshowdelagrimitaycostel.com Liberman Broadcasting of California LLC Expires 10/10/11

46.	elshowdelagrimitaycostel. Liberman Broadcasting of California LLC Expires 10/10/11

47.	elshowdeladrimitaycostel.tv Liberman Broadcasting of California LLC Expires 10/10/11

48.	estrella-tv.com Liberman Broadcasting of California LLC Expires 9/18/11

49.	estrellatv.net Liberman Broadcasting of California LLC Expires 6/3/11

50.	estrellatv.tv Liberman Broadcasting of California LLC Expires 6/3/11

51.	estrellatv.us Liberman Broadcasting of California LLC Expires 9/18/11

52.	estudiodos.com Liberman Broadcasting of California LLC Expires 4/6/11

53.	joseluissincensura.net Liberman Broadcasting of California LLC Expires 4/8/11

54.	kpnz24.com Liberman Broadcasting of California LLC Expires 11/11/11

151	(Amended and Restated Credit Agreement)

55.	kpnz24.net Liberman Broadcasting of California LLC Expires 11/11/11

56.	kpnz24.tv Liberman Broadcasting of California LLC Expires 11/11/11

57.	laenvivo.com Liberman Broadcasting of California LLC Expires 10/28/11

58.	laenvivo Liberman Broadcasting of California LLC Expires 10/28/11

59.	laenvivo.tv Liberman Broadcasting of California LLC Expires 10/28/11

60.	laranchera1540.com Liberman Broadcasting of California LLC Expires 8/9/11

61.	laranchera1540.net Liberman Broadcasting of California LLC Expires 8/9/11

62.	laranchera850.com Liberman Broadcasting of California LLC Expires 10/26/11

63.	laranchera850.net Liberman Broadcasting of California LLC Expires 10/26/11

64.	laraza937.com Liberman Broadcasting of California LLC Expires 6/22/11

65.	laraza937fm.com Liberman Broadcasting of California LLC Expires 6/22/11

66.	larockola967.com Liberman Broadcasting of California LLC Expires 10/29/11

67.	larockola967.net Liberman Broadcasting of California LLC Expires 10/29/11

68.	lazetaradiodeneta.com Liberman Broadcasting of California LLC Expires 7/7/11

69.	muchotalento.com Liberman Broadcasting of California LLC Expires 10/9/11

70.	muchotalento.net Liberman Broadcasting of California LLC Expires 10/9/11

71.	quebueno.tv Liberman Broadcasting of California LLC Expires 10/28/11

72.	quebueno961.com Liberman Broadcasting of California LLC Expires 8/9/11

73.	quebueno961.net Liberman Broadcasting of California LLC Expires 8/9/11

74.	quebuenotv.net Liberman Broadcasting of California LLC Expires 10/28/11

75.	tengotalentomuchotalento.com Liberman Broadcasting of California LLC Expires 10/9/11

76.	tengotalentomuchotalento.net Liberman Broadcasting of California LLC Expires 10/9/11

77.	trancazomusical.net Liberman Broadcasting of California LLC Expires 4/18/11

78.	trancazomusical.tv Liberman Broadcasting of California LLC Expires 4/18/11

79.	xoradio1017.com Liberman Broadcasting of California LLC Expires 5/7/11

80.	xoradio1079.com Liberman Broadcasting of California LLC Expires 5/7/11

U.S. Service Marks

1.	SONIDO – Registration No.: 2,773,937 Reg. Date: 10/14/03 Cancelled – Liberman Broadcasting, Inc.

152	(Amended and Restated Credit Agreement)

2.	RADIO RANCHITO – Registration No.: 2,638,877 Reg. Date: 10/22/02 Cancelled – Liberman Broadcasting, Inc.

3.	SONIDO 96.7 – Registration No.: 2,773,936 Reg. Date: 10/14/03 Cancelled – Liberman Broadcasting, Inc.

4.	SONIDO 96.7 SOBROSA – Serial No.: 76/287,857 Filing Date: 7/18/01 Abandoned – Liberman Broadcasting, Inc.

5.	98.5/103.3 FM LA RAZA – Serial No.: 76/296,584 Filing Date: 8/6/01 Suspended – Liberman Broadcasting of California LLC

6.	LA SONIDERA – Serial No.: 76/296,579 Filing Date: 8/6/01 Abandoned – Liberman Broadcasting, Inc.

7.	LA NORTENA – Serial No.: 76/275,931 Filing Date: 6/21/01 Abandoned – Liberman Broadcasting, Inc.

8.	BARRA LIBRE – Registration No.: 2,780,196 Reg. Date: 11/04/03 Cancelled – Liberman Broadcasting, Inc.

9.	LA ESTACION DE LA RAZA – Serial No.: 76/296,575 Filing Date:8/6/01 Suspended – Liberman Broadcasting of California LLC

10.	LA RAZA NORTENA – Serial No.: 76/296,582 Filing Date: 8/6/01 Abandoned – Liberman Broadcasting, Inc.

11.	PLANETA X – Serial No.: 76/296,585 Filing Date: 8/6/01 Abandoned – Liberman Broadcasting, Inc.

12.	LA NUMERO ONE – Serial No.: 76/296,968 Filing Date: 8/6/01 Abandoned – Liberman Broadcasting, Inc.

13.	LA CHANGADA – Serial No.: 76/296,576 Filing Date: 8/6/01 Abandoned – Liberman Broadcasting, Inc.

14.	LA CHANGA – Serial No.: 76/296,577 Filing Date: 8/6/01 Abandoned – Liberman Broadcasting, Inc.

15.	LA RANCHERA – Registration No.: 2,730,212 Reg. Date: 6/24/03 Registered – Liberman Broadcasting of California LLC

16.	NOCHES SONIDERAS – Registration No.: 2,780,195 Reg. Date: 11/4/03 Cancelled – Liberman Broadcasting, Inc.

17.	AQUI MANDA LA RAZA – Serial No.: 76/498,401 Filing Date: 3/17/03 Suspended – Liberman Broadcasting of California LLC

153	(Amended and Restated Credit Agreement)

18.	BUSCANDO AMOR – Registration No.: 2,980,520 Registration Date: 8/2/05 Registered – KRCA Television LLC

19.	DIVORCIO USA – Registration No.: 3,066,878 Registration Date: 3/7/06 Registered – KRCA Television LLC

20.	DON CHETO – Serial No.: 76/545,200 Filing Date: 9/17/03 Abandoned – Liberman Broadcasting, Inc.

21.	EL SHOW DE MARIA LARIA – Serial No.: 76/564,758 Filing Date: 12/11/03 Abandoned – KRCA Television, Inc.

22.	GANA LA VERDE – Registration No.: 3,029,912 Registration Date: 12/13/05 Registered – – KRCA Television LLC

23.	JOSE LUIS SIN CENSURA – Registration No.: 2,986,929 Registration Date: 8/23/05 Registered – – KRCA Television LLC

24.	LA #1 – Serial No.: 76/296,586 Filing Date: 8/6/01 Abandoned – Liberman Broadcasting, Inc.

25.	LA MUSICA – Serial No.: 76/296,970 Filing Date: 8/6/01 Abandoned – Liberman Broadcasting, Inc.

26.	LA RAZA TV – Serial No.: 76/564,762 Filing Date: 12/11/03 Suspended – Liberman Television of Houston LLC

27.	LAS VIEJAS DEL MEDIO DIA – Serial No.: 76/545,204 Filing Date: 9/17/03 Abandoned – Liberman Broadcasting, Inc.

28.	LOS ANGELES AL DIA – Registration No.: 2,984,585 Registration Date: 8/16/05 Registered – KRCA Television LLC

29.	LOS ANGELES EN VIVO – Registration No.: 3,056,810 Registration Date: 2/7/06 Registered – KRCA Television LLC

30.	LOS GUAPOS DE LA MANANA – Registration No.: 3,043,277 Registration Date: 1/17/06 Registered – Liberman Broadcasting of California LLC

31.	MUSICA – Serial No.: 76/296,969 Filing Date: 8/6/01 Abandoned – Liberman Broadcasting, Inc.

32.	NOTICIAS 62 – Registration No.: 2,950,622 Registration Date: 5/10/05 Registered – KRCA Television LLC

154	(Amended and Restated Credit Agreement)

33.	QUE BUENA TV – Serial No.: 76/564,753 Filing Date: 12/11/03 Abandoned – KRCA Television, Inc.

34.	SECRETOS – Registration No.: 3,013,690 Registration Date: 11/8/05 Registered – KRCA Television LLC

35.	SEGUNDA CITA – Registration No.: 2,950,623 Registration Date: 5/10/05 Registered – KRCA Television LLC

36.	ESTUDIO 2 – Registration No.: 3,288,703 Registration Date: 9/4/07 Registered – KRCA Television LLC

37.	ESTUDIO DOS – Registration No.: 3,648,816 Registration Date: 6/30/09 Registered – KRCA Television LLC

38.	CASA – Reg. No. 3,068,094 Reg. Date: Mar. 14, 2006 Registered – Liberman Broadcasting of Dallas LLC

39.	ALARMA TV – Registration No.: 3,464,395 Registration Date: 7/8/08 Registered – Liberman Television LLC

40.	QUE BUENA – Serial No.: 75/077,161 Filing Date: 3/22/96 Abandoned – Liberman Broadcasting, Inc.

41.	FREQUENT LISTENER PROGRAM – Serial No.: 73/730,057 Filing Date: 5/23/88 Abandoned – Liberman Broadcasting, Inc.

42.	EL NORTE, Registration No.: 3,472,972 Registration Date: 7/22/08 Registered—Liberman Broadcasting of California LLC

43.	LA NORTENA, Registration No.: 3,473,001 Registration Date: 7/22/08 Registered—Liberman Broadcasting of California LLC

44.	LOS CHUPERAMIGOS, Serial Number 77589517, Filing Date October 9, 2008, Suspended—Liberman Broadcasting of California LLC

155	(Amended and Restated Credit Agreement)

(c)    Real Property Assets and Material Leases

(i)    Real Property Assets Owned by Credit Parties:

1.	KWIZ-AM/FM
Studio/Offices/Tower Site
Willowick Golf Course
3101 West 5th Street
Santa Ana, CA
Orange County

Owner: Liberman Broadcasting of California LLC
(as successor-in-interest to Liberman Broadcasting, Inc.)

2.	KWIZ-FM
Tower
5230-5250 Glen Albyn
Orange, CA
Orange County

Owner: Liberman Broadcasting of California LLC
(as successor-in-interest to Liberman Broadcasting, Inc.)

3.	KRCA-TV
Office Building/Studios
1813 Victory Place
Burbank, CA
Los Angeles County

Owner: KRCA Television LLC (as successor-in-interest
to KRCA Television, Inc.)

4.	KKHJ-AM
Tower/Transmitter
5930 Sawyer Street
Los Angeles, CA
Los Angeles County

Owner: Liberman Broadcasting of California LLC
(as successor-in-interest to Liberman Broadcasting, Inc.)

156	(Amended and Restated Credit Agreement)

5.	KJOJ-FM
Land
304 Flag Lake Road
Lake Jackson, Texas
Brazoria County

Owner: Liberman Broadcasting of Houston LLC
(as successor-in-interest to Liberman Broadcasting
of Houston, Inc.)

6.	KJOJ-AM
Tower Site
1702 Dee Street
Conroe, Texas
Montgomery County

Owner: Liberman Broadcasting of Houston LLC
(as successor-in-interest to Liberman Broadcasting
of Houston, Inc.)

7.	OFFICE BUILDING
3000 Bering Drive
Houston, Texas
Harris County

Owner: Liberman Broadcasting of Houston LLC
(as successor-in-interest to Liberman Broadcasting
of Houston, Inc.)

8.	KIOX-FM
Tower Site
County Road 446 #P38N
Francitas, Texas
Jackson County

Owner: Liberman Broadcasting of Houston LLC
(as successor-in-interest to Liberman Broadcasting
of Houston, Inc.)

157	(Amended and Restated Credit Agreement)

9.	KIOX-FM and KXGJ-FM
Land
Highway 35 East,
Bay City, Texas
Matagorda County

Owner: Liberman Broadcasting of Houston LLC
(as successor-in-interest to Liberman Broadcasting
of Houston, Inc.)

10.	CONDOMINIUM
5825 Fairdale Lane
Houston, Texas
Harris County

Owner: Liberman Broadcasting of Houston LLC
(as successor-in-interest to Liberman Broadcasting
of Houston, Inc.)

11.	TOWER SITE
State Highway 1095
Palacios, Texas
Matagorda County

Owner: Liberman Broadcasting of Houston LLC
(as successor-in-interest to Liberman Broadcasting
of Houston, Inc.)

12.	OFFICE BUILDING
2410 Gateway
Irving, Texas
Dallas County

Owner: Liberman Broadcasting of Dallas LLC
(as successor-in-interest to Liberman Broadcasting
of Dallas, Inc.)

13.	KZZA-FM Property
660 CR 2845
Decatur, Texas 76234
Cooke and Montegue Counties

Owner: Liberman Broadcasting of Dallas LLC
(as successor-in-interest to Liberman Broadcasting
of Dallas, Inc.)

158	(Amended and Restated Credit Agreement)

14.	KZMP-AM
120 Josephine Lane
Grand Prairie, Texas 75050
Dallas County

Owner: Liberman Broadcasting of Dallas LLC
(as successor-in-interest to Liberman Broadcasting
of Dallas, Inc.)

15.	OFFICE BUILDING (Fully Leased)
7080 & 7082 Southwest Freeway
Houston Texas 77074
Harris County

Owner: Liberman Broadcasting of Houston LLC

16.	GAP VICTORIA TOWER
Placedo, Texas
Victoria County

Owner: Liberman Broadcasting of Houston LLC

17.	BURBANK STUDIO
2820 Hollywood Way
Burbank, California
Los Angeles County

Owner: Liberman Broadcasting of California LLC

18.	KWHD-TV
Colorado Tower Site
400 County Road 158
Elizabeth, Colorado
Elbert County

Owner: KRCA Television LLC

159	(Amended and Restated Credit Agreement)

(ii)    Material Leases and Leasehold Properties :

1.	KBUA-FM

Tower

15600  1/2 Odyssey Drive

Los Angeles, CA

Los Angeles County

Credit Party: Liberman Broadcasting of California LLC

Lease Documents:

(a)	Ground Lease, dated as of March 1, 1988, by and between Eric S. Lesin, as Trustee under the Sol Kest Trust (“Kest Trust”), as lessor, and Buckley Communications, Inc., a California corporation (“Buckley”), as lessee;

(b)	Consent to Assignment, dated as of September 16, 1994, by Kest Trust consenting to the assignment by Buckley to Chagal Broadcasting, Inc., a California corporation (“Chagal”);

(c)	Assignment and Assumption of Lease, dated as of January 3, 1997, by and between Chagal, as assignor, and Liberman Broadcasting, Inc., a California corporation (“LBI”), as assignee;

(d)	First Amendment to Lease, dated as of January 3, 1997, by and between Lesin Partners, a partnership, successor-in-interest to Kest Trust (“Lesin”), as lessor, and LBI, as lessee;

(e)	Lessor’s Estoppel Certificate and Consent to Assignment, dated as of January 3, 1997, delivered by Lesin to LBI;

(f)	Memorandum of Lease, dated as of January 3, 1997, by and between Lesin, as lessor, and LBI, as lessee, recorded/filed in the Official Records of Los Angeles County, California on January 3, 1997, as Instrument No. 97-11000;

(g)	Option Letter, dated October 2, 2000, from LBI to Lesin and acknowledged by Lesin on October 3, 2000, regarding exercise of second option to extend Lease Term for period of five (5) years to April 30, 2009; and

(h)	Second Amendment to Lease, dated as of March 28, 2007, by and between Lesin Partners, as landlord, and Liberman Broadcasting of California, Inc., as tenant.

160	(Amended and Restated Credit Agreement)

2.	KBUE-FM

Tower

Johnson Reservoir

Dominguez Hills, CA

Los Angeles County

Credit Party: Liberman Broadcasting of Houston LLC

Lease Documents:

(a)	Lease, dated October 1, 1998, executed by the Board of Water Commissioners of the City of Long Beach, for and on behalf of the City of Long Beach, as lessor and LBI, as lessee; and

(b)	First Amendment to Lease, dated March 31, 2003, executed by the Board of Water Commissioners of the City of Long Beach, for and on behalf of the City of Long Beach, as lessor and LBI, as lessee.

3.	KSDX-TV

Tower (sublease)

San Miguel, CA

Credit Party: KRCA Television LLC

Lease Documents:

(a)	Antenna Site Facility Sublease Agreement, dated as of September 1, 2000, by and between Price, Troncone & Associates, Inc., a California corporation, as lessor and KRCA Television, Inc., a California corporation, as lessee;

(b)	Letter, dated May 30, 2003, from Lenard D. Liberman to Price, Troncone & Associates, Inc. regarding exercise of 3-year extension period;

(c)	Antenna Site Facility Sublease Addendum No. 2, dated June 5, 2003, by and between Price, Troncone & Associates, Inc., as lessor, and KRCA-TV, as lessee;

(d)	Letter, dated April 11, 2006, from KRCA Television, Inc. to Price, Troncone & Associates, Inc. regarding exercise of 3-year extension period; and

(e)	Letter, dated June 8, 2009, from KRCA Television LLC to Price, Troncone & Associates, Inc. regarding exercise of 3-year extension period.

161	(Amended and Restated Credit Agreement)

4.	KQUE-AM

Tower (sublease)

Harris County, Texas

Credit Party: Liberman Broadcasting of Houston LLC

Lease Documents:

(a)	Sublease effective as of May 29, 1998 between HBC Houston, Inc., a Delaware corporation (successor-in-interest to Multi-Market Radio, Inc.), as sublessor, and SFXTX Limited Partnership, a Delaware partnership, as sublessee.

5.	KJOJ-FM

Transmitter Site

Sargent, Texas

Credit Party: Liberman Broadcasting of Houston LLC

Lease Documents:

(a)	Lease, dated as of February 16, 1987, between the Estate of Ruby Sanborn, Deceased, as lessor, and U.S. Radio, L.P. (successor-in-interest to Freeport Broadcasting, Ltd.), as lessee; and

(b)	Addendum to Lease, dated as of April 2, 1990, by Janie Williamson McCormick Trust, The Raleigh Sanborn Williamson Trust, Jane Glossen Williamson Trust or Janie Williamson McCormick, Raleigh Sanborn Williamson and Jane Glossen Williamson (successors-in-interest to the Estate of Ruby Sanborn, Deceased), as lessor, and executed on March 30, 1990 by U.S. Radio, L.P. (successor-in-interest to Freeport Broadcasting, Ltd.), as lessee.

162	(Amended and Restated Credit Agreement)

6.	EMPIRE BURBANK STUDIOS

1845 West Empire Blvd.

Burbank, CA

Los Angeles County

Credit Party: LBI Media, Inc.

Lease Documents:

(a)	Lease, dated as of July 15, 1999, by and between Empire Burbank Studios, Inc. (“Empire”), as landlord, and Liberman Broadcasting, Inc., as tenant;

(b)	Sublease Agreement, dated as of July 15, 1999, between Liberman Broadcasting, Inc., as sublandlord, and Empire, as subtenant;

(c)	First Amendment to Lease and Assignment and Assumption Agreement, dated as of June 28, 2004, by and between Empire, as landlord, Liberman Broadcasting, Inc., as original tenant, and LBI Media, Inc., as successor tenant; and

(d)	First Amendment to Sublease Agreement and Assignment and Assumption Agreement, dated as of June 28, 2004, by and between Liberman Broadcasting, Inc., as the original sublandlord, LBI Media Inc., as the successor sublandlord, and Empire, as subtenant.

7.	KEYH-AM

Denver Miller Road

Fort Bend County, Texas

Credit Party: Liberman Broadcasting of Houston LLC

Lease Documents:

(a)	Commercial Ground Lease Agreement, dated as of January 2, 2006, by and between D.M. Best Co., Inc., as lessor, and Liberman Broadcasting of Houston, Inc., as lessee.

163	(Amended and Restated Credit Agreement)

8.	KZJL-TV

Missouri City, Texas

Fort Bend County

Credit Party: Liberman Television of Houston LLC

Lease Documents:

(a)	Lease Agreement, dated as of August 12, 2002, by and between American Tower, L.P., a Delaware limited partnership, as lessor, and Liberman Television of Houston, Inc., a California corporation, as lessee.

9.	KMPX-TV

Northwest Highway

Dallas, Texas

Dallas County

Credit Party: Liberman Television of Dallas LLC

Lease Documents:

(a)	Lease Agreement, dated December 31, 2003, by and between American Tower, L.P., a Delaware limited partnership, as landlord, and Liberman Television of Dallas, Inc., a California corporation, as tenant.

10.	KMPX-TV

Cedar Hill aka Cowboy Tower

Cedar Hill, Texas

Dallas County

Credit Party: Liberman Television of Dallas LLC

Lease Documents:

(a)	Lease Agreement, dated December 31, 2003, by and between American Towers, Inc., a Delaware corporation, as landlord, and Liberman Television of Dallas, Inc., a California corporation, as tenant.

164	(Amended and Restated Credit Agreement)

11.	TOWER SITE

Rice Belt Road/US Highway 90

Liberty County, Texas

Credit Party: Liberman Broadcasting of Houston LLC

Lease Documents:

(a)	Ground Lease Agreement, dated June 22, 2005, by and between Henderson Partners, Ltd. and Liberman Broadcasting of Houston, Inc.

12.	GAP Victoria Tower

Henderson Road, 1/2 mile east of Highway 87

Placedo, Texas

Victoria County

Credit Party: Liberman Broadcasting of Houston LLC

Lease Documents:

(a)	Lease Agreement, dated October 14th, 2009, by and between Liberman Broadcasting of Houston LLC, as lessor, and GAP Broadcasting Victoria, LLC, as lessee.

13.	San Bernardino Office

1845 Business Center Drive

San Bernardino, CA 90014

San Bernardino County

Credit Party: Liberman Broadcasting of California LLC

Lease Documents:

(a)	Standard Multi-Tenant Office Lease—Gross, dated May 13, 2009, by and between 12265 Ventura Blvd. LLC, as lessor, and Liberman Broadcasting of California LLC, as lessee.

165	(Amended and Restated Credit Agreement)

14.	Trinity Lease

Willis Tower

233 South Wacker Drive

Chicago, Illinois

Cook County

Credit Party: KRCA Television LLC

Lease Documents:

(a)	Lease, dated as of June 30, 1997, by and between 233 Broadcast LLC (as successor to Tower Leasing, Inc.), as landlord, and KRCA Television LLC (as successor-in-interest to Trinity Christian Center of Santa Ana, Inc.); and

(b)	Amendment to and Assignment of Lease, dated as of December 8, 2010, by and among 233 Broadcast LLC, Trinity Christian Center of Santa Ana, Inc., and KRCA Television LLC.

15.	KPNZ Office Lease

Wiley Post Plaza

4750 West Wiley Post Way

Salt Lake City, Utah

Salt Lake County

Credit Party: KRCA Television LLC

Lease Documents:

(a)	Wiley Post Plaza Lease, dated January 11, 2001, by and between Wiley Post Plaza, L.C. (as successor-in-interest to Green/Praver, et al), as landlord, and KRCA Television LLC (as successor-in-interest to Utah Communications, LLC); and

(b)	Lease Amendment “1”, dated April 21, 2006, by and between Wiley Post Plaza, L.C. (as successor-in-interest to Green/Praver, et al), as landlord, and KRCA Television LLC (as successor-in-interest to Utah Communications, LLC).

166	(Amended and Restated Credit Agreement)

16.	KPNZ Tower

Oquirrh Mountain Range

Salt Lake and Tooele Counties

Utah

Credit Party: KRCA Television LLC

Lease Documents:

(a)	Amended and Restated Sublease and Lease Agreement, dated as of November 30, 2007, by and between DTV Utah, LC, as lessor, and KRCA Television LLC, as lessee; and

(b)	Letter, dated November 29, 2010, from KRCA Television LLC, as lessee, to DTV Utah, LC, as lessor, exercising option to extend lease term for fifteen years from September 1, 2011 to August 31, 2026.

17.	Leased Office Space

1117 Cherokee Street, Suite 200

Denver, Colorado 80204

Denver County

Credit Party: KRCA Television LLC

Lease Documents:

(a)	Office Lease, dated July 28, 2010, by and between 1129 Cherokee, LLC, as landlord, and KRCA Television LLC, as tenant.

18.	Tower Site Lease

10919 S. Central Ave.

Phoenix, Arizona

Maricopa County

Credit Party: KRCA Television LLC

Lease Documents:

(a)	Tower Site Lease #4079684, dated as of January 18, 2006, by and between Pinnacle Towers LLC, as lessor, and KRCA Television LLC (as successor to Latin America Broadcasting of Arizona, Inc.); and

(b)	Agreement and Consent, dated as of November 2008, by and among Pinnacle Towers, Latin America Broadcasting of Arizona, Inc., and KRCA Television LLC.

167	(Amended and Restated Credit Agreement)

19.	Site License with Phoenix Parks and Recreation

Phoenix South Mountain Park

Credit Party: KRCA Television LLC

Lease Documents:

(a)	Phoenix Parks and Recreation Board South Mountain Communications Site License, Agreement No. 118267, dated March 23, 2006, by and between Parks and Recreation Board of the City of Phoenix, Arizona, as licensor, and KCRA Television LLC (as successor-in-interest to Latin America Broadcasting of Arizona, Inc.), as licensee; and

(b)	Consent to Assignment, dated December 18, 2008, by Phoenix Parks and Recreation Department, with respect to assignment of Site License from Latin America Broadcasting of Arizona, Inc. to KRCA Television LLC.

20.	KZMP-FM Tower

Cooke County

Credit Party: Liberman Television of Dallas LLC

Lease Documents:

(a)	Lease Agreement, dated as of April 23, 1993, by and between AMFM Inc., (as successor-in-interest to Allison Broadcast Group, Inc.), as lessor, and Entravision Communications Corporation (as successor to The Davis Family Trust), as lessee;

(b)	Lease Amendment Agreement, dated as of January 13, 2005, by and between AMFM, Inc. (as successor-in-interest to Allison Broadcast Group, Inc.), as lessor, and Entravision Communications Corporation (as successor to the Davis Family Trust), as lessee;

(c)	Second Amendment to Lease Agreement, dated as of October 25, 2006, by and between AMFM, Inc. (as successor-in-interest to Allison Broadcast Group, Inc.), as lessor, and Entravision Communications Corporation (as successor to the Davis Family Trust), as lessee; and

(d)	Letter Exercising Extension of Lease Agreement, dated October 11, 2007, from Liberman Broadcasting of Dallas LLC to AMFM Inc.

168	(Amended and Restated Credit Agreement)

21.	TOWER SITE

Near Farm to Market Road 922

Rosston, Texas

Credit Party: Liberman Broadcasting of Houston LLC

Lease Documents:

(a)	Ground Lease Agreement, dated March 1, 2005, by and between Dr. Walter Knight and Betty Knight-Taylor, and Liberman Broadcasting of Houston, Inc.

22.	Office Building

7080-7082 Southwest Freeway,

Houston, Texas

Credit Party: Liberman Broadcasting of Houston LLC

Lease Documents:

(a)	Office Building Lease, Single Tenant NNN, dated as of December 18, 2009, by and between Liberman Broadcasting of Houston LLC, as landlord, and Little Saigon Radio Broadcasting, Inc., and New Saigon Radio LLC, as joint and several tenants; and

(b)	First Amendment to Lease, dated as of December 27, 2010, by and between Liberman Broadcasting of Houston LLC, as landlord, and Little Saigon Radio Broadcasting, Inc., and New Saigon Radio LLC, as joint and several tenants.

169	(Amended and Restated Credit Agreement)

Schedule 4.6

Litigation and Environmental Matters

FCC Proceedings:

Please see Schedule 4.15.

Environmental Matters:

1.	A 550 gallon diesel underground storage tank existed on the KWIZ-FM site (5230 – 5250 Glen Albyn, Orange, Orange County, California); however, it was removed from the site in 1998.

2.	KRCA Television LLC (“KRCA”) stores diesel fuel in an underground storage tank located at its Sunset Ridge, Los Angeles County, California transmitter site for use with its auxiliary generator.

3.	KRCA uses anti-freeze in the auxiliary generator at the Sunset Ridge, Los Angeles County, California, transmitter.

4.	The information contained in the following environmental reports (collectively, the “Environmental Reports”), copies of which have been provided to the Administrative Agent, is incorporated herein by reference:

KRCA-TV, 1813 Victory Place, Burbank, California

(a)	Report of Phase I Environmental Assessment, 1813 Victory Place, Burbank, California prepared for Fouce Amusement Enterprises, dated May 3, 1990, by LeRoy Crandall and Associates, Geotechnical Consultants (Job No. LCA L90167.FO).

(b)	Report of Phase II Subsurface Contamination Assessment, 1813 Victory Place, Burbank, California prepared for Fouce Amusement Enterprises, dated June 1, 1990, by LeRoy Crandall and Associates, Geotechnical Consultants (Job No. LCA L90167.FB).

(c)	Report of Phase I Environmental Site Assessment Update, 1813 Victory Place, Burbank, California prepared for Fouce Amusement Enterprises, dated November 11, 1996, by Law/Crandall, a division of Law

170	(Amended and Restated Credit Agreement)

Engineering and Environmental Services, Inc. (Project No. 70111-6-0572).

(d)	Environmental Site Assessment, KCRA Television, 1813 Victory Place, Burbank, California prepared for Ramcast Corporation, dated February 1997, by RUST Environment & Infrastructure (Project No. 40371).

(e)	Summary of Environmental Site Assessments of the Property Located at 1813 Victory Place, Burbank, California 91504, prepared for CIBC Wood Gundy Securities Corp. and Liberman Broadcasting, Inc., dated July 23, 1997 by McLaren Hart Environmental Engineering Corporation (03.0602912.001.001).

Empire Burbank Studios—1845 Empire Avenue, Burbank, California

(a)	Environmental Audit Report for Property at 1845 Empire Avenue, Burbank, California submitted to Shop Television Network, dated June 11, 1990, by Ralph Stone and Company, Inc.

(b)	Report on Phase II Environmental Assessment of Property Located at 1845 West Empire Avenue, Burbank, California, submitted to Shop Television Network, dated June 25, 1993, by Ralph Stone and Company, Inc.

(c)	Phase I Environmental Assessment, Empire Burbank Studios, 1845 Empire Avenue, Burbank, California, prepared for Island Studios, Inc., dated February 9, 1999, by McLaren/Hart, Inc. (job number 03.0609728.001.001)

(d)	Phase I Environmental Report, prepared by A/E West Consultants for Jefferson-Pilot Financial Insurance Company, dated May 21, 2004

3000 Bering Drive, Houston, Texas

(a)	Environmental Site Assessment prepared by Halff Associates, Inc., dated August 2001 (Job No. AVO19949 WO02)

KEYH-AM Tower Site, Denver-Miller Road, Richmond, Fort Bend County, Texas

(a)	Phase I Environmental Site Assessment of Transmission Tower Site prepared for El Dorado Communications, Inc. by Terra-Mar, Inc. dated November 1999 (TMI Project No. HN 99-95).

171	(Amended and Restated Credit Agreement)

4101 Pool Road, Grapevine, Texas

(a)	Phase I Environmental Site Assessment prepared by HBC Engineering, a division of Terracon, dated August 8, 2002 (Project No. 94027557A)

F.M. 1095, El Maton, Matagorda County, Texas

(a)	Phase I Environmental Site Assessment prepared by HBC Terracon, report dated September 3, 2004 as Project No. 92047371A

(b)	Report of Geotechnical Investigation of Proposed Trans Tower on State Highway FM 1095, Bay City, Texas (Owned Site), prepared by Associated Testing Laboratories, Inc. and dated April 27, 2006; and

(c)	Report of Geotechnical Investigation of Proposed Trans Tower on State Highway FM 1095 Bay City, Texas (Owned Site), prepared by Associated Testing Laboratories, Inc. and dated October 15, 2004.

Rice Belt Road/US Highway 90, Liberty County, Texas

(a)	Report of Geotechnical Investigation for Proposed Trans Tower located off Rice Belt Road, Liberty County, Texas, prepared by Associated Testing Laboratories, Inc. and dated January 18, 2005.

KLUB, Transmitter Tower, Henderson Road, Placedo, Texas

(a)	Phase I Environmental Site Assessment of the Clear Channel Placedo Radio Transmitter located at Henderson Road in Placedo, Victoria County, Texas, prepared by GaiaTech, dated August, 2007 as Project No. 5733-621-0.

Office Building 7080 Southwest Freeway, Houston, Texas

(a)	Phase I Environmental Site Assessment for 7080 Southwest Freeway, Houston Texas, dated January 20, 2010, prepared by HALFF Associates, Inc., Report No. AVO 27285/EA01

2820 North Hollywood Way, Burbank, California

(a)	Phase I Environmental Assessment for 2820 North Hollywood Way, Burbank, California, dated November 15, 2010, prepared by Robin Environmental Management, Project No. 225610

172	(Amended and Restated Credit Agreement)

2410 Gateway Drive, Irving, Texas

(a)	Phase I Environmental Assessment for 2410 Gateway Drive, Irving, Texas, dated October 4, 2006, prepared by Gee Consultants, Inc., Report No. P-106-0174.

(b)	Phase I Environmental Assessment for Epsilon Facility 2410 Gateway Drive, Irving, Texas, dated February 2, 1999, prepared by GME Consulting Services, Inc., Project No. 99.03.0004

173	(Amended and Restated Credit Agreement)

Schedule 4.7

Compliance with Laws and Agreements

None.

174	(Amended and Restated Credit Agreement)

Schedule 4.9

Taxes

None.

175	(Amended and Restated Credit Agreement)

Schedule 4.12

Organization; Capitalization; Subsidiaries

Part I

Organization; Capitalization; Subsidiaries

Name of Entity	Authorized Shares	Number of Shares Issued	Name of Shareholder
Liberman Broadcasting, Inc., a Delaware corporation	10,000,000 Shares Preferred Stock, $.001 par value per share	0	N/A
	200,000,000 Shares Class A Common Stock, $.001 par value per share	113.29783

•      18.29505 Shares to OCM Principal Opportunities Fund III, L.P.

•      0.52701 Shares to OCM Principal Opportunities Fund IIIA, L.P.

•      18.82206 Shares to OCM Principal Opportunities Fund IV AIF (Delaware), L.P.

•      37.64412 Shares to OCM Opps Broadcasting, LLC

•      36.99146 Shares to Tinicum Capital Partners II, L.P.

•      0.19238 Shares to Tinicum Capital Partners II Parallel Fund, L.P.

•      0.09480 Shares to Tinicum Capital Partners II Executive Fund L.L.C.

•      0.73095 Shares to Ernesto Cruz

	100,000,000 Shares Class B Common Stock, $.001 par value per share	178.07139	• 119.55881 Shares to Lenard D. Liberman • 29.25629 Shares to Esther Liberman 2007 Annuity Trust dated June 27, 2007 • 29.25629 Shares to Jose Liberman 2007 Annuity Trust dated June 27, 2007
LBI Media Holdings, Inc., a Delaware corporation	1,000 Shares Common Stock, $.01 par value per share	100	• Liberman Broadcasting, Inc.

176	(Amended and Restated Credit Agreement)

Name of Entity	Authorized Shares	Number of Shares Issued	Name of Shareholder
LBI Media, Inc., a California corporation	1,000 Shares Common Stock, $.01 par value per share	100	• LBI Media Holdings, Inc.

Name of Entity	Number of Membership Interests Issued	Name of Sole Member
Liberman Television of Houston LLC, a Delaware limited liability company	100	LBI Media, Inc.

KZJL License LLC, a Delaware limited liability company	100	Liberman Television of Houston LLC

Liberman Television LLC, a California limited liability company	100	LBI Media, Inc.

KRCA Television LLC, a California limited liability company	200	Liberman Television LLC

KRCA License LLC, a California limited liability company	100	KRCA Television LLC

Liberman Broadcasting of California LLC, a California limited liability company	50	LBI Media, Inc.

LBI Radio License LLC, a California limited liability company	100	Liberman Broadcasting of California LLC

Liberman Broadcasting of Houston LLC, a Delaware limited liability company	100	LBI Media, Inc.

Liberman Broadcasting of Houston License LLC, a Delaware limited liability company	100	Liberman Broadcasting of Houston LLC

Liberman Television of Dallas LLC, a Delaware limited liability company	100	LBI Media, Inc.

Liberman Television of Dallas License LLC, a Delaware limited liability company	100	Liberman Television of Dallas LLC

Liberman Broadcasting of Dallas LLC, a Delaware limited liability company	100	LBI Media, Inc.

Liberman Broadcasting of Dallas License LLC, a Delaware limited liability company	100	Liberman Broadcasting of Dallas LLC

177	(Amended and Restated Credit Agreement)

Outstanding Equity Rights:

1.	Pursuant to the Liberman Broadcasting, Inc. Stock Incentive Plan, Liberman Broadcasting, Inc. may grant to eligible persons under the plan certain equity-based incentives with respect to the Class A Common Stock.

2.	Pursuant to that certain Stock Option Agreement dated December 12, 2008, by and between Liberman Broadcasting, Inc. and Wisdom Lu, Ms. Lu was granted a stock option under the Liberman Broadcasting, Inc. Stock Incentive Plan to purchase 2.18527 shares (subject to adjustment) of the Class A Common Stock.

3.	Pursuant to that certain Employment Agreement dated December 29, 2009, by and between Liberman Broadcasting, Inc. and Winter Horton, Liberman Broadcasting, Inc. will grant Mr. Horton a stock option to purchase shares of the Class A Common Stock representing, on a fully diluted basis as of the date of the grant, two and one-quarter percent (2.25%) of the outstanding shares of the common stock pursuant to the Liberman Broadcasting, Inc. Stock Incentive Plan.

4.	Pursuant to that certain Employment Agreement dated January 1, 2010, by and between Liberman Broadcasting, Inc. and Eduardo Leon, Liberman Broadcasting, Inc. will grant Mr. Leon a stock option to purchase shares of the Class A Common Stock representing, on a fully diluted basis as of the date of the grant, one percent (1%) of the outstanding shares of the common stock pursuant to the Liberman Broadcasting, Inc. Stock Incentive Plan.

5.	Pursuant to that certain Employment Agreement dated December 30, 2009, by and between Liberman Broadcasting, Inc. and Mike Reid, Liberman Broadcasting, Inc. will grant Mr. Reid a stock option to purchase shares of the Class A Common Stock representing, on a fully diluted basis as of the date of the grant, one-quarter of one percent (0.25%) of the outstanding shares of the common stock pursuant to the Liberman Broadcasting, Inc. Stock Incentive Plan.

6.	Pursuant to that certain Employment Agreement dated November 29, 2010, by and between Liberman Broadcasting, Inc. and John Heffron, Liberman Broadcasting, Inc. will grant Mr. Heffron a stock option to purchase shares of the Class A Common Stock representing, on a fully diluted basis as of the date of the grant, one-fifth of one percent (0.20%) of the outstanding shares of the common stock pursuant to the Liberman Broadcasting, Inc. Stock Incentive Plan.

7.	Pursuant to that certain Employment Agreement dated January 16, 2011, by and between Liberman Broadcasting, Inc. and Jose Francisco Garza, Liberman Broadcasting, Inc. will grant Mr. Garza a stock option to purchase shares of the Class A Common Stock representing, on a fully diluted basis as of the date of the grant, one-fifth of one percent (0.20%) of the outstanding shares of the common stock pursuant to the Liberman Broadcasting, Inc. Stock Incentive Plan.

178	(Amended and Restated Credit Agreement)

Direct and Indirect Subsidiaries of Borrower:

1.	Liberman Television of Houston LLC, a Delaware limited liability company*

2.	KZJL License LLC, a Delaware limited liability company*

3.	Liberman Television LLC, a California limited liability company*

4.	KRCA Television LLC, a California limited liability company*

5.	KRCA License LLC, a California limited liability company*

6.	Liberman Broadcasting of California LLC, a California limited liability company*

7.	LBI Radio License LLC, a California limited liability company*

8.	Liberman Broadcasting of Houston LLC, a Delaware limited liability company*

9.	Liberman Broadcasting of Houston License LLC, a Delaware limited liability company*

10.	Liberman Television of Dallas LLC, a Delaware limited liability company*

11.	Liberman Television of Dallas License LLC, a Delaware limited liability company*

12.	Liberman Broadcasting of Dallas LLC, a Delaware limited liability company*

13.	Liberman Broadcasting of Dallas License LLC, a Delaware limited liability company*

14.	Empire Burbank Studios LLC, a California limited liability company, has issued 100 membership units to LBI Media, Inc.

*	See Schedule 4.12, Part I for ownership information.

179	(Amended and Restated Credit Agreement)

Part II

Subsidiaries

Subsidiary Entity	Jurisdiction of Organization	Class of Membership Interests or Capital Stock	No. of Authorized Membership Interests or Capital Stock	Issued and Outstanding Membership Interests or Capital Stock	Holders of Issued and Outstanding Membership Interests or Capital Stock
Liberman Broadcasting of Dallas LLC	Delaware	Units	N/A	100	100 units held by LBI Media, Inc.

Liberman Broadcasting of Dallas License LLC	Delaware	Units	N/A	100	100 units held by Liberman Broadcasting of Dallas LLC

Liberman Television of Houston LLC	Delaware	Units	N/A	100	100 units held by LBI Media, Inc.

KZJL License LLC	Delaware	Units	N/A	100	100 units held by Liberman Television of Houston LLC

Liberman Television LLC	California	Units	N/A	100	100 units held by LBI Media, Inc.

KRCA Television LLC	California	Units	N/A	200	200 units held by Liberman Television LLC

180	(Amended and Restated Credit Agreement)

Subsidiary Entity	Jurisdiction of Organization	Class of Membership Interests or Capital Stock	No. of Authorized Membership Interests or Capital Stock	Issued and Outstanding Membership Interests or Capital Stock	Holders of Issued and Outstanding Membership Interests or Capital Stock
KRCA License LLC	California	Units	N/A	100	100 units held by KRCA Television LLC

Liberman Broadcasting of California LLC	California	Units	N/A	50	50 units held by LBI Media, Inc.

LBI Radio License LLC	California	Units	N/A	100	100 units held by Liberman Broadcasting of California LLC

Liberman Broadcasting of Houston LLC	Delaware	Units	N/A	100	100 units held by LBI Media, Inc.

Liberman Broadcasting of Houston License LLC	Delaware	Units	N/A	100	100 units held by Liberman Broadcasting of Houston LLC

Empire Burbank Studios LLC	California	Units	N/A	100	100 units held by LBI Media, Inc.

Liberman Television of Dallas LLC	Delaware	Units	N/A	100	100 units held by LBI Media, Inc.

181	(Amended and Restated Credit Agreement)

Subsidiary Entity	Jurisdiction of Organization	Class of Membership Interests or Capital Stock	No. of Authorized Membership Interests or Capital Stock	Issued and Outstanding Membership Interests or Capital Stock	Holders of Issued and Outstanding Membership Interests or Capital Stock
Liberman Television of Dallas License LLC	Delaware	Units	N/A	100	100 units held by Liberman Television of Dallas LLC

182	(Amended and Restated Credit Agreement)

Schedule 4.14

Material Indebtedness, Liens and Agreements

(a)	Material Indebtedness

1.	Note Secured by Deed of Trust dated June 30, 2004, by Empire Burbank Studios, Inc., a California corporation (predecessor in interest to Empire Burbank Studios LLC, a California limited liability company) in favor of the Jefferson Pilot Financial Insurance Company, in the original principal amount of $2,617,034.17, which is to remain outstanding after the Closing Date.

2.	Senior Subordinated Notes and the guarantees related thereto, in the aggregate principal amount of $228,775,000 as of the Closing Date, which are to remain outstanding after the Closing Date.

3.	Intercompany Indebtedness which may be owed by any Credit Party to any Holding Company pursuant to the Master Intercompany Note dated July 9, 2002, in the principal amount not exceeding $3,000,000 as of the Closing Date, which, if outstanding, is to remain outstanding after the Closing Date.

4.	Intercompany Indebtedness which may be owed by Holdings to any of its Subsidiaries pursuant to the Master Intercompany Note dated July 9, 2002, in the principal amount not exceeding $3,000,000 as of the Closing Date, which, if outstanding, is to remain outstanding after the Closing Date.

5.	Intercompany Indebtedness which may be owed by Media Holdings to Liberman Broadcasting, Inc. (successor-in-interest to LBI Holdings I, Inc.) or to any of its subsidiaries in the principal amount not to exceed $3,000,000 as of the Closing Date, or the Master Intercompany Note dated July 9, 2002, in the principal amount not exceeding $3,000,000 as of the Closing Date, which, if outstanding, are to remain outstanding after the Closing Date.

6.	Media Holdings Discount Notes outstanding on the Closing Date in an aggregate principal amount at maturity of $68,428,000, which are to remain outstanding after the Closing Date.

7.	Senior Notes and the guarantees related thereto, in the aggregate principal amount of $220,000,000 as of the Closing Date, which are to remain outstanding after the Closing Date.

8.	Obligations under that certain Confirmation dated as of February 9, 2009 between the Borrower and Credit Suisse International and the ISDA Master Agreement related thereto, if any, which is to remain outstanding after the Closing Date.

183	(Amended and Restated Credit Agreement)

(b)	Liens Securing Material Indebtedness

Liens on the Collateral securing the Senior Facilities Documents, including without limitation, the Senior Notes.

(c)	Material Contracts

1.	KRCA-TV
Tower Site
Mt. Harvard, CA

Credit Party: KRCA Television LLC

License Documents:

(a)	Lodestar Towers Mt. Harvard License Agreement Number: 00-14-18-0333 dated as of July 1, 2000, by and between Lodestar Towers Mt. Harvard, Inc., a Delaware corporation, as licensor and KRCA Television, Inc., a California corporation, as licensee

(b)	Notice of Change of Ownership dated January 4, 2001 to KRCA Television, Inc. from SpectraSite Broadcast Towers, Inc. (successor in interest to Lodestar Towers California, Inc.)

2.	KBUE-FM
Tower
Johnson Reservoir
Dominguez Hills, CA

Credit Party: Liberman Broadcasting of Houston LLC

Lease Documents:

(a)	Lease, dated October 1, 1998, executed by the Board of Water Commissioners of the City of Long Beach, for and on behalf of the City of Long Beach, as lessor and LBI, as lessee

(b)	First Amendment to Lease, dated March 31, 2003, executed by the Board of Water Commissioners of the City of Long Beach, for and on behalf of the City of Long Beach, as lessor and LBI, as lessee

184	(Amended and Restated Credit Agreement)

3.	KMPX-TV
Northwest Highway
Dallas, Texas
Dallas County

Credit Party: Liberman Television of Dallas LLC

Lease Documents:

(a)	Lease Agreement, dated December 31, 2003, by and between American Towers, Inc., a Delaware limited partnership, as landlord, and Liberman Television of Dallas, Inc., a California corporation, as tenant

4.	KMPX-TV
Cedar Hill aka Cowboy Tower
Cedar Hill, Texas
Dallas County

Credit Party: Liberman Television of Dallas LLC

Lease Documents:

(a)	Lease Agreement, dated December 31, 2003, by and between American Towers, Inc., a Delaware corporation, as landlord, and Liberman Television of Dallas, Inc., a California corporation, as tenant

5.	KZJL-TV
Missouri City, Texas
Fort Bend County

Credit Party: Liberman Television of Houston LLC

Lease Documents:

(a)	Lease Agreement, dated as of August 12, 2002, executed by American Tower, L.P., a Delaware limited partnership, as lessor, and Liberman Television of Houston, Inc., a California corporation, as lessee

6.

Indenture, dated as of July 23, 2007, among LBI Media, Inc., a California corporation, the Guarantors and U.S. Bank National Association, as trustee, pursuant to which LBI Media, Inc.’s 8  1/2% Senior Subordinated Notes due 2017 were issued, and documents related thereto.

185	(Amended and Restated Credit Agreement)

Schedule 4.15

FCC Licenses

I. FCC Licenses Held by LBI Radio License LLC:

Call Sign	Community of License	Frequency	Expiration
KVNR(AM)	Santa Ana, CA	1480	12/1/2013
KHJ(AM)[1]	Los Angeles, CA	930	12/1/2013
KBUE(FM)[2]	Long Beach, CA	105.5	12/1/2013
KWIZ(FM)[3]	Santa Ana, CA	96.7	12/1/2013
KBUA(FM)[4]	San Fernando, CA	94.3	12/1/2013
KEBN(FM)	Garden Grove, CA	94.3	12/1/2013
KRQB(FM)[5]	San Jacinto, CA	96.1	12/1/2013

[1]	Auxiliaries licensed with respect to this station include: WPWH344 (Aural STL); and WPNF881 (Aural STL).
[2]	Auxiliaries licensed with respect to this station include: WPJD546 (Aural STL); WLD589 (Aural STL); and BLP01070 (LP).
[3]	Auxiliaries licensed with respect to this station include: WGZ691 (Aural STL).
[4]	Auxiliaries licensed with respect to this station include: WLD577 (Aural STL); KBUA-FM1 (FM Booster); and WLD319 (Aural STL) used with booster station.
[5]	Auxiliaries licensed with respect to this station include: KPK387 (RPU), WLD318 (Aural STL) and WPRY412 (Aural STL).

186	(Amended and Restated Credit Agreement)

II. FCC Licenses Held by KRCA License LLC:

Call Sign	Community of License	Frequency	Expiration
KRCA(TV)[6]	Riverside, CA	35	12/1/2006
KSDX-LD7	San Diego, CA	9	12/1/2014
KPNZ(TV)[8]	Ogden, UT	24	10/1/2014
KVPA-LD	Phoenix, AZ	42	10/1/2014
WASA-LD	Port Jervis, NY	25	6/1/2015
KETD(TV)[9]	Castle Rock, CO	45	4/1/2014
WESV-LD	Chicago, IL	40	12/1/2013

[6]

Auxiliaries licensed with respect to this station include: BLP01096 (LP); KC26084 (TP); KC27783 (RPU); KPM612 (RPU); WLE366 (ICR); WLE377 (STL); WMU322 (ICR): WMU323 (ICR): WMU455 (ICR): WMU456 (ICR); WMU583 (ICR); WMU622 (ICR); WMU623 (ICR); WMU624 (ICR); WPQZ667 (ICR); WPQZ668 (STL); WPQZ743 (ICR); WPQZ746 (ICR); WPQZ747 (ICR); WPQZ748 (ICR); WPQZ749 (ICR); WPRW664 (ICR); WPRW665 (ICR); WPRW666 (ICR); WPRW667 (ICR); WPSE403 (STL); WPUD918 (STL); WPUD919 (ICR); WPUD920 (STL); and WPUD928 (ICR). KRCA License LLC also holds a license for KRCA1, a booster station in Hesperia/Pearblossom, California and holds the authorization for earth station E930184 (receive/transmit) and also uses E930316 (receive only). In the final table of DTV allotments, KRCA was assigned channel 45 for post-transition digital operations. See, Seventh Report and Order and Eighth Further Notice of Proposed Rule Making, MB Docket No. 87-268, FCC 07-138, Appendix B (rel. Aug. 6, 2007). On May 21, 2008, the Commission substituted channel 35 for channel 45 upon conclusion of a notice and comment rule making. See, Report and Order, MM Docket No. 08-30, DA 08-1185, (rel. May 21, 2008) (“KRCA Report and Order”). KRCA currently operates on channel 35 at full power pursuant to pending license application BLCDT-20091112AIM. A renewal application BRCT-20060804AEU is pending. Under the FCC’s rules, the license for KRCA(TV) does not expire while the renewal application is pending.

[7]	In November 2009, the FCC granted KSDX-LD a license to operate on digital channel 9 and KSDX-LP ceased operation.
[8]	Auxiliaries licensed with respect to this station include: WPYK640 (STL), WPYL798 (TP) and WQHH773 (ICR).
[9]	Auxiliaries licensed with respect to this station include: WMU715 (STL), WPNJ371 (STL) and WPOQ886 (STL).

187	(Amended and Restated Credit Agreement)

III. FCC Licenses Held By KZJL License LLC:

Call Sign	Community of License	Frequency	Expiration
KZJL(TV)[10]	Houston, TX	44	8/1/2006

IV. FCC Licenses Held by Liberman Broadcasting of Houston License LLC:

Call Sign	Community of License	Frequency	Expiration
KQUE(AM)[11]	Houston, TX	1230	8/1/2013
KTJM(FM)[12]	Port Arthur, TX	98.5	8/1/2013
KJOJ(AM)[13]	Conroe, TX	880	8/1/2013
KJOJ-FM14	Freeport, TX	103.3	8/1/2013
KNTE-FM15	El Campo, TX	96.9	8/1/2013
KXGJ(FM)[16]	Bay City, TX	101.7	8/1/2013
KQQK(FM)[17]	Beaumont, TX	107.9	8/1/2013
KEYH(AM)[18]	Houston, TX	850	8/1/2013

[10]

Auxiliaries licensed with respect to this station include: WPZI838 (ICR), and WPZI928 (STL). A digital license application for channel 44, BLCDT-20060534AEC, is pending and the station holds a construction permit, BPCDT-20080612AAQ, to expand the post-transition channel 44 digital facility. A renewal application BRCT-20060403BKV is pending. Under the FCC’s rules, the license for KZJL(TV) does not expire while the renewal application is pending.

[11]	Auxiliaries licensed with respect to this station include: KDO517 (RPU); WDD622 (Aural STL); WLG526 (ICR); WDD621 (Aural STL); WQBE739 (Aural STL) and WQBK811 (Aural STL).
[12]	Auxiliaries licensed with respect to this station include: WPNF715 (Aural STL); WPNF778 (Aural STL); KPL702 (RPU); KPL714 (RPU); WQBK801 (Aural STL) and WQBK802 (Aural STL).
[13]

Auxiliaries licensed with respect to this station include: KPJ456 (RPU); KPE824 (RPU); KPH552 (RPU); WPNI778 (Aural STL); WIL40 (Aural STL); WPNN742 (Aural STL); WQBK809 (Aural STL) and WQBK812 (Aural STL).

[14]

Auxiliaries licensed with respect to this station include: KPH298 (RPU); KPH289 (RPU); KPH301 (RPU); WLI331 (Aural STL); WQBK810 (Aural STL) and WQBK813 (Aural STL). The FCC has issued a construction permit BPH-20080117ACV (expires 10/2/2011) to make changes.

[15]	Auxiliaries licensed with respect to this station include: KB97120 (RPU); WHM943 (Aural STL); WLQ250 (Aural STL); WME985 (Aural STL); WQBK803 (Aural STL) and WQBK804 (Aural STL).
[16]	Auxiliaries licensed with respect to this station include: WPNJ956 (Aural STL); WQBK807 (Aural STL) and WQBK808 (Aural STL).
[17]	Auxiliaries licensed with respect to this station include: WPWH993 (Aural STL); WPVA515 (Aural STL); WPVC926 (RPU); WQBK805 (Aural STL) and WQBK806 (Aural STL).

188	(Amended and Restated Credit Agreement)

Antenna Structure Registration Number: 1265317

V. FCC Licenses Held by Liberman Television of Dallas License LLC:

Call Sign	Community of License	Frequency	Expiration
KMPX(TV)[19]	Decatur, TX	30	8/1/2006

VI. FCC Licenses Held by Liberman Broadcasting of Dallas License LLC:

Call Sign	Community of License	Frequency	Expiration
KNOR(FM)[20]	Krum, TX	93.7	8/1/13
KTCY(FM)	Azle, TX	101.7	8/1/2013
KBOC(FM)	Bridgeport, TX	98.3	8/1/2013
KZZA(FM)[21]	Muenster, TX	106.7	8/1/2013
KZMP(AM)[22]	University Park, TX	1540	8/1/2013
KZMP-FM	Pilot Point, TX	104.9	8/1/2013

VII. Other FCC Authorizations Held by Liberman Broadcasting of Houston, Inc.:

Antenna Structure Registration Numbers: 1045591; 1045592; 1045593; 1045594; 1047754; 1047755; 1047756; 1047757; 1047814, 1241391 and 1243719.

[18]	Auxiliaries licensed with respect to this station include: WLJ354 (Aural STL); WLG401 (Aural STL); KV4900 (RPU); WPVC928 (RPU) and WPZD907 (Aural STL).
[19]

Auxiliaries licensed with respect to this station include: WPNG429 (STL), WPNG430 (STL), KC26119 (TP); WQCC608 (STL) and WQDA717 (STL). A renewal application BRCT-20060403BKA is pending. Under the FCC’s rules, the license for KMPX(TV) does not expire while the renewal application is pending.

[20]	Auxiliaries licensed with respect to this station include: WLG238 (Aural STL).
[21]	Auxiliaries licensed with respect to this station include: KC27606 (RPU) and WLJ833 (Aural STL).
[22]	Auxiliaries licensed with respect to this station include: WHQ257 (Aural STL).

189	(Amended and Restated Credit Agreement)

VIII. Other FCC Authorizations Held by Liberman Broadcasting, Inc.:

Antenna Structure Registration Numbers: 1013606, and 1063992.

IX. Other FCC Authorizations Held by LBI Radio License Corp.:

Antenna Structure Registration Numbers: 1013604, 1017400, 1018358.

X. Other FCC Authorizations Held by KRCA Television LLC:

Antenna Structure Registration Number: 1025148

XI. Other FCC Licenses Held by KRCA License LLC:

WPQZ669 (STL) (previously used with KSDX-LP)—Expires: 12/1/2014

XII. Other FCC Authorizations Held by Liberman Broadcasting of Houston License Corp.:

Antenna Structure Registration Numbers: 1047127, 1047128, 1247890.

XIII. Other FCC Authorizations Held by Liberman Broadcasting of Dallas License Corp.:

Antenna Structure Registration Number: 1015399, 1034017, 1244256, 1248974.

XIV. Other FCC Authorizations Held by Liberman Broadcasting of Houston, LLC

Antenna Structure Registration Number: 1234098

190	(Amended and Restated Credit Agreement)

(b)

FCC Licenses

1.	KZJL License LLC (“KZJL”) failed to create and place its FCC Equal Employment Opportunity (“EEO”) Public File Report for the reporting period April 1, 2004 – March 31, 2005 in its local public inspection file as of the April 1, 2005 deadline; it did so in April 2006. In addition, Children’s Television Programming Reports for the second and third quarters of 2004, due July 10 and October 10, 2004, respectively, were late-filed with the Commission and placed in the local public file in March 2006.

2.	On February 9, 2007, Liberman Television of Dallas License Corp. (“LBI TV Dallas”) received a Notice of Apparent Liability (“NAL”) for Forfeiture in the amount of $20,000 for alleged failures to comply with the FCC’s EEO recruitment, notification, self-assessment, recordkeeping, public file, data and information requirements for KMPX(TV). The FCC also imposed reporting conditions on LBI TV Dallas and any successor licensee requiring the licensee to submit certain EEO data to the FCC on May 1, 2008; May 1, 2009; and May 1, 2010. LBI TV Dallas filed a response to the NAL on March 12, 2007, and the company has satisfied the reporting conditions.

3.	KRCA License LLC, licensee of KRCA(TV), Riverside, CA, failed to file with the FCC and place in its local public inspection file Children’s Television Programming Reports for first through fourth quarters 2005 and first quarter 2006. These reports were late-filed with the FCC and placed in the local public inspection file in April 2006.

4.	On May 31, 2006, the FCC’s Enforcement Bureau sent a Letter of Inquiry to KZJL License LLC, licensee of KZJL(TV), Houston, TX, launching an investigation into allegations that the station broadcast indecent material on November 14, 2005 at approximately 5:00 pm. KZJL timely filed a response to the inquiry, and the investigation remains pending.

5.	On October 27, 2006, the FCC’s Enforcement Bureau sent a Letter of Inquiry to KRCA License LLC, licensee of KRCA(TV), Riverside, CA, launching an investigation into allegations that the station broadcast indecent material on December 27, 2005 at approximately 8:30 am. KCRA timely filed a response to the inquiry, and the investigation remains pending.

6.	On November 30, 2006, the FCC’s Enforcement Bureau sent a Letter of Inquiry to KRCA License LLC (successor in interest to KRCA License Corp.), licensee of KRCA(TV), Riverside, CA, launching an investigation into allegations that the station broadcast indecent material on March 9, 2006 between 3:00 and 4:00 pm. KCRA timely filed a response to the inquiry, and the investigation remains pending.

7.	On May 1, 2007, the FCC’s Enforcement Bureau sent a Letter of Inquiry to KRCA License LLC launching an investigation into allegations that the station broadcast indecent material on March 1, 2006 between 3:00 pm and 4:00 pm. KRCA License LLC timely filed a response to the inquiry, and the investigation remains pending.

191	(Amended and Restated Credit Agreement)

8.	On August 13, 2007, the FCC’s Enforcement Bureau sent a Letter of Inquiry to KRCA License LLC launching an investigation into allegations that the station broadcast indecent material on November 15, 2006 at approximately 6:00 pm. KRCA License LLC timely filed a response to the inquiry, and the investigation remains pending.

9.	On October 16 and 17, 2008, the FCC’s Enforcement Bureau sent three separate Letters of Inquiry to LBI Radio License LLC, licensee of KBUA(FM), San Fernando, California and KBUE(FM), Long Beach, California; and Liberman Broadcasting of Houston LLC, licensee of KTJM(FM), Port Arthur, Texas, launching investigations into allegations regarding potential violations at the stations of restrictions on “payola” and requirements governing sponsorship identification contained in the Communications Act and the FCC’s rules. LBI Radio License LLC and Liberman Broadcasting of Houston LLC have filed timely responses to the inquiries.

10.	On January 19, 2010, the FCC’s Enforcement Bureau sent a Letter of Inquiry to KRCA License LLC, licensee of KPNZ(TV), Ogden, Utah, launching an investigation into allegations that the station broadcast indecent material on March 18, 2008, at approximately 9:00 p.m. KRCA timely filed a response to the inquiry, and the investigation remains pending.

11.	As of March 4, 2011, the FCC’s Enforcement Bureau’s Investigations and Hearings Division, Spectrum Enforcement Division and the regional and/or field office with jurisdiction over the stations indicated that there were one or more formal or informal complaints currently pending against KVNR(AM), Santa Ana, CA, KWIZ(FM), Santa Ana, CA, KBUE(FM), Long Beach, CA, KRQB(FM), San Jacinto, CA, KZZA(FM), Muenster, TX, KZMP-FM, Pilot Point, TX, KNOR(FM), Krum, TX, KTCY(FM), Azle, TX, KZJL(TV), Houston, TX, KRCA(TV), Riverside, CA, KSDX-LD, San Diego, CA, KPNZ(TV), Ogden, UT and KMPX(TV), Decatur, TX. The FCC did not provide further details concerning the pending complaint(s).

(c)

None.

(f)

None.

192	(Amended and Restated Credit Agreement)

SCHEDULE 5.1(e)(ii)

Lien Searches

Debtor	Jurisdiction	Searches Requested	Effective Date

LBI Media, Inc (CA Corp.)	CA SOS Los Angeles County, CA	UCC Federal Tax State Tax Judgment	Current thru 02/27/11. Includes uccs, tax liens, attachment liens and judgment liens. Los Angeles County current thru 02/18/11.

KRCA License LLC (CA LLC)	CA SOS Los Angeles County, CA	UCC Federal Tax State Tax Judgment	Current thru 02/27/11. Includes uccs, tax liens, attachment liens and judgment liens. Los Angeles County current thru 02/18/11.

KRCA Television LLC (CA LLC)	CA SOS Los Angeles County, CA	UCC Federal Tax State Tax Judgment	CA-SOS current thru 02/27/11. Includes uccs, tax liens, attachment liens and judgment liens. Los Angeles County current thru 02/18/11.

KZJL License LLC (DE LLC)	DE SOS New Castle County, DE CA SOS (KZJL License Corp.)	UCC Federal Tax State Tax Judgment

DE-SOS current thru 01/06/11. Includes uccs, federal tax liens and utility security instruments.

New Castle County current thru 03/02/11. Includes state and federal taxes and judgments.

CA-SOS current thru 01/13/11. Includes uccs, tax liens, attachment liens and judgment liens.

193	(Amended and Restated Credit Agreement)

Debtor	Jurisdiction	Searches Requested	Effective Date

LBI Radio License LLC (CA LLC)	CA SOS Los Angeles County, CA	UCC Federal Tax State Tax Judgment	Current thru 02/27/11. Includes uccs, tax liens, attachment liens and judgment liens. Los Angeles County current thru 02/18/11.

Liberman Broadcasting of California LLC (CA LLC)	CA SOS Los Angeles County, CA	UCC Federal Tax State Tax Judgment	CA-SOS current thru 02/27/11. Includes uccs, tax liens, attachment liens and judgment liens. Los Angeles County current thru 02/18/11.

Liberman Broadcasting of Dallas LLC (DE LLC)	DE SOS New Castle County, DE	UCC Federal Tax State Tax Judgment	Current thru 12/30/10. Includes uccs, tax liens, attachment liens and judgment liens. New Castle County current thru 03/02/11. Includes state and federal taxes and judgments.

Liberman Broadcasting of Dallas License LLC (DE LLC)	DE SOS New Castle County, DE	UCC Federal Tax State Tax Judgment	Current thru 12/30/10. Includes uccs, tax liens, attachment liens and judgment liens. New Castle County current thru 03/02/11. Includes state and federal taxes and judgments.

194	(Amended and Restated Credit Agreement)

Debtor	Jurisdiction	Searches Requested	Effective Date

Liberman Broadcasting of Houston LLC (DE LLC)	DE SOS New Castle County, DE CA SOS (Liberman Broadcasting of Houston Inc.)	UCC Federal Tax State Tax Judgment	DE-SOS current thru
01/06/11. Includes uccs,
federal tax liens and utility
security instruments.

New Castle County current
thru 03/02/11. Includes
state and federal taxes and
judgments.

CA-SOS current thru
01/13/11. Includes uccs,
tax liens, attachment liens
and judgment liens.

Liberman Broadcasting of Houston License LLC (DE LLC)	DE SOS New Castle County, DE CA SOS (Liberman Broadcasting of Houston License Corp.)	UCC Federal Tax State Tax Judgment	DE-SOS current thru
01/06/11. Includes uccs,
federal tax liens and utility
security instruments.

New Castle County current
thru 03/02/11. Includes
state and federal taxes and
judgments.

CA-SOS current thru
01/13/11. Includes uccs,
tax liens, attachment liens
and judgment liens.

Liberman Television LLC (CA LLC)	CA SOS Los Angeles County, CA	UCC Federal Tax State Tax Judgment	Current thru 02/27/11. Includes uccs, tax liens, attachment liens and judgment liens. Los Angeles County current thru 02/18/11.

195	(Amended and Restated Credit Agreement)

Debtor	Jurisdiction	Searches Requested	Effective Date

Liberman Television of Dallas LLC (DE LLC)	DE SOS New Castle County, DE CA SOS (Liberman Television of Dallas, Inc.)	UCC Federal Tax State Tax Judgment	DE-SOS current thru
01/06/11. Includes uccs,
federal tax liens and utility
security instruments.

New Castle County current
thru 03/02/11. Includes
state and federal taxes and
judgments.

CA-SOS current thru
02/14/11. Includes uccs,
tax liens, attachment liens
and judgment liens.

Liberman Television of Dallas License LLC (DE LLC)	DE SOS New Castle County, DE CA SOS (Liberman Television of Dallas License Corp.)	UCC Federal Tax State Tax Judgment	DE-SOS current thru
01/06/11. Includes uccs,
federal tax liens and utility
security instruments.

New Castle County current
thru 03/02/11. Includes
state and federal taxes and
judgments.

CA-SOS current thru
02/14/11. Includes uccs,
tax liens, attachment liens
and judgment liens.

Liberman Television of Houston LLC (DE LLC)	DE SOS New Castle County, DE CA SOS (Liberman Television of Houston Inc.)	UCC Federal Tax State Tax Judgment	DE-SOS current thru
01/06/11. Includes uccs,
federal tax liens and utility
security instruments.

New Castle County current
thru 03/02/11. Includes
state and federal taxes and
judgments.

CA-SOS current thru
01/13/11. Includes uccs,
tax liens, attachment liens
and judgment liens.

196	(Amended and Restated Credit Agreement)

SCHEDULE 5.1(e)(iii)

Accounts Subject to Control Agreements

BANK NAME	TYPE OF ACCOUNT	ACCOUNT NAME	ACCOUNT NUMBER
UBOC	PAYROLL ACCT	LIBERMAN BROADCASTING OF CALIFORNIA LLC	XXX
UBOC	CHECKING	LIBERMAN BROADCASTING OF CALIFORNIA LLC	XXX
UBOC	CONCENTRATION ACCT	LIBERMAN BROADCASTING OF CALIFORNIA LLC	XXX
UBOC	ACQUISITION ACCT	LIBERMAN BROADCASTING OF CALIFORNIA LLC	XXX
UBOC	CHECKING	LBI MEDIA, INC.	XXX
UBOC	CHECKING	LIBERMAN TELEVISION LLC	XXX
UBOC	CHECKING	LIBERMAN BROADCASTING OF HOUSTON LLC	XXX
UBOC	CHECKING	LIBERMAN TELEVISION OF HOUSTON LLC	XXX
UBOC	OPERATING ACCT	LIBERMAN BROADCASTING OF CALIFORNIA LLC	XXX
WELLS FARGO BANK	DEPOSIT *	KRCA TELEVISION LLC	XXX*
WELLS FARGO BANK	DEPOSIT *	KRCA TELEVISION LLC	XXX*
WELLS FARGO BANK	CHECKING *	LIBERMAN BROADCASTING OF HOUSTON LLC	XXX*
WELLS FARGO BANK	CHECKING *	LIBERMAN TELEVISION OF DALLAS LLC	XXX*

*	Shall not be subject to a Control Agreement.

XXX - Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

197	(Amended and Restated Credit Agreement)

Schedule 7.2(b)

Permitted Liens

1.	Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, among Empire Burbank Studios, Inc. (predecessor in interest to Empire Burbank Studios LLC), Jefferson Pilot Financial Insurance Company and Trustee recorded with the L.A. County Registrar on July 1, 2004, securing Indebtedness of Empire Burbank, which Indebtedness will remain outstanding following the Closing Date.

2.	UCC Financing Statement 04-20260386, filed with the California Secretary of State on July 9, 2004, and continued on June 26, 2009, by Jefferson Pilot Financial Insurance Company, against Empire Burbank Studios, Inc. (predecessor in interest to Empire Burbank Studios LLC), in connection with the Deed of Trust recordation listed above.

3.	UCC Financing Statement 06-7088208918, filed with the California Secretary of State on October 13, 2006, by CIT Technology Financing Services, Inc., against Liberman Broadcasting, Inc. (predecessor in interest to Liberman Broadcasting of California LLC), for certain leased equipment and proceeds thereof.

4.	UCC Financing Statement 06-7092151920, filed with the California Secretary of State on November 16, 2006, by CIT Technology Financing Services, Inc., against Liberman Broadcasting, Inc. (predecessor in interest to Liberman Broadcasting of California LLC), for certain leased equipment and proceeds thereof.

198	(Amended and Restated Credit Agreement)

Schedule 7.5

Investments

1.	Promissory Note dated December 20, 2001 from Lenard Liberman to LBI Media, Inc. in the original amount of $243,095.00.

2.	Promissory Note dated December 20, 2001 from Jose Liberman to LBI Media, Inc. in the original amount of $146,590.00.

3.	Promissory Note dated June 14, 2002 from Lenard Liberman to LBI Media, Inc. in the original amount of $32,000.

4.	Promissory Note dated July 9, 2002, from Lenard Liberman to LBI Media, Inc. in the original amount of $1,916,563.00.

5.	Promissory Note dated July 29, 2002 from Jose Liberman to LBI Media, Inc. in the original amount of $75,000.

6.	Promissory Note dated as of December 27, 2009 issued by Little Saigon Radio Broadcasting, Inc., New Saigon Radio LLC, Kathleen Nguyen and Ninh Vu in favor of Liberman Broadcasting of California LLC in the amount of $944,711.29.

7.	Real Estate Lien Note dated as of May 27, 2010 issued by Highland Meadows Christian Church in favor of Liberman Television of Dallas LLC in the amount of $1,430,000.

8.	Loans to Winter Horton in the aggregate original principal amount of $690,000.

9.	Loans to XXX in the aggregate original principal amount of $471,500.

10.	Loans to XXX in the aggregate original principal amount of $202,500.

11.	Loans to XXX in the aggregate original principal amount of $43,500.

12.	Loans to XXX in the aggregate original principal amount of $107,000.

13.	Loans to XXX in the outstanding aggregate principal amount of $68,000.

14.	Loans to XXX in the outstanding aggregate principal amount of $60,500.

15.	Loans to XXX in the outstanding aggregate principal amount of $41,000.

XXX – Indicates that certain information contained herein has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

199	(Amended and Restated Credit Agreement)

Schedule 7.7

Transactions with Affiliates

1.	Regarding the Empire Burbank Studios located at 1845 Empire Ave., Burbank, California, the following leases are in effect:

(a)	Lease dated as of July 15, 1999 by and between Empire Burbank Studios, Inc., a California corporation (“Empire”), as landlord, and Liberman Broadcasting, Inc., a California corporation (“Liberman Broadcasting”), as tenant.

(b)	First Amendment to Lease and Assignment and Assumption Agreement dated as of June 28, 2004, by and between Empire, as landlord, Liberman Broadcasting, as original tenant, and LBI Media, Inc., as successor tenant.

(c)	Sublease Agreement dated as of July 15, 1999 by and between Liberman Broadcasting, as sublandlord and Empire, as subtenant.

(d)	First Amendment to Sublease Agreement and Assignment and Assumption Agreement dated as of June 28, 2004, by and between Liberman Broadcasting, Inc., as the original sublandlord, LBI Media Inc., as the successor sublandlord, and Empire, as subtenant.

2.	LBI Media, Inc. has outstanding loans, including accrued interest, aggregating $267,764 and $2,655,180 as of December 31, 2010 to Jose and Lenard Liberman, respectively. For Jose Liberman, LBI Media, Inc. made loans of $146,590 and $75,000 on December 20, 2001 and July 29, 2002, respectively. For Lenard Liberman, LBI Media, Inc. made loans of $243,095, $32,000 and $1,916,563 on December 20, 2001, June 14, 2002 and July 9, 2002, respectively.

3.	In August 2003, Jose Liberman transferred or assigned 50 shares of LBI Holdings I, Inc. common stock to the Esther Liberman 2003 Annuity Trust and 50 shares of LBI Holdings I, Inc. common stock to the Jose Liberman 2003 Annuity Trust. In connection therewith, the Esther Liberman 2003 Annuity Trust and the Jose Liberman 2003 Annuity Trust executed Counterparts to the Voting and Co-Sale Agreement dated as of March 20, 2001.

4.	In August 2004, the Jose Liberman 2003 Annuity Trust transferred or assigned 12.72555 shares of LBI Holdings I, Inc. common stock to Jose Liberman (in his individual capacity) and the Esther Liberman 2003 Annuity Trust transferred or assigned 12.72555 shares of LBI Holdings I, Inc. common stock to Esther Liberman (in her individual capacity). Jose and Esther Liberman each then transmuted these shares from separate property to community property pursuant to that certain Amendment to Community Property Agreement, dated August 27, 2004, between Jose Liberman and Esther Liberman, and those 25.4511 shares were all then transferred to the Liberman Trust.

200	(Amended and Restated Credit Agreement)

5.	In August 2005, the Jose Liberman 2003 Annuity Trust transferred or assigned 10.5419 shares of LBI Holdings I, Inc. common stock to Jose Liberman (in his individual capacity) and the Esther Liberman 2003 Annuity Trust transferred or assigned 10.5419 shares of LBI Holdings I, Inc. common stock to Esther Liberman (in her individual capacity). Jose and Esther Liberman each then transmuted these shares from separate property to community property pursuant to that certain Amendment to Community Property Agreement, dated August 27, 2005, between Jose Liberman and Esther Liberman, and those 21.0838 shares were all then transferred to the Liberman Trust.

6.	Lenard Liberman is the sole shareholder of L.D.L. Enterprises, Inc., a mail order business. From time to time, L.D.L. Enterprises uses, free of charge, unsold advertising time on the Borrower’s television stations.

7.	Certain of Holdings’ stockholders, the Borrower’s chairman of the board, chief executive officer, president and secretary, and chief financial officer collectively own an aggregate principal amount of approximately $53.7 million of the Senior Subordinated Notes and $3.0 million of Media Holdings Discount Notes, as of December 31, 2010, which were all purchased in open market transactions.

8.	The Borrower leases certain office space from Tinicum Incorporated (“Tinicum”). Tinicum is a stockholder of Holdings.

201	(Amended and Restated Credit Agreement)

Schedule 7.8

Restrictive Agreements

None.

202	(Amended and Restated Credit Agreement)

EXHIBIT A

FORM OF REVOLVING CREDIT NOTE

$	, 2011

FOR VALUE RECEIVED, the undersigned LBI MEDIA, INC., a California corporation (the “Borrower”), hereby promises to pay to the order of             (the “Lender”), at the place and times provided in the Credit Agreement referred to below the principal sum of

             AND     /100 DOLLARS ($            )

or, if less, the principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Amended and Restated Credit Agreement dated as of March 18, 2011 together with all amendments and other modifications, if any, from time to time hereafter made thereto (the “Credit Agreement”) among the Borrower, the Guarantors who are and who may from time to time become parties thereto, the Lenders who are and who may from time to time become parties thereto (collectively, the “Lenders”), Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, Credit Suisse AG, Cayman Islands Branch, as Collateral Trustee and the other Agents who may from time to time become parties thereto. The Borrower further promises to pay to the order of the Lender interest on the unpaid principal amount hereof from time to time outstanding at the rates and at the times set forth in the Credit Agreement. This Revolving Credit Note is being executed and delivered by the Borrower pursuant to the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Credit Agreement.

The unpaid principal amount of this Revolving Credit Note from time to time outstanding is subject to mandatory prepayment from time to time as provided by the Credit Agreement and shall bear interest as provided in the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in lawful currency of the United States of America in immediately available funds to the Administrative Agent’s account specified in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the obligations evidenced hereby and on which such obligations may be declared to be immediately due and payable.

THIS REVOLVING CREDIT NOTE AND ALL ISSUES ARISING WITH RESPECT HERETO, INCLUDING THE VALIDITY OR ENFORCEABILITY OF ANY PROVISION CONTAINED HEREIN AND THE ISSUE OF USURY WITH RESPECT HERETO, SHALL BE GOVERNED BY THE LAW, OTHER THAN THE CONFLICT OF LAW RULES, OF THE STATE OF NEW YORK.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note as of the day and year first above written.

LBI MEDIA, INC.

By:
Name: Title:

EXHIBIT B

FORM OF SWING LOAN NOTE

$	, 2011

FOR VALUE RECEIVED, the undersigned LBI MEDIA, INC., a California corporation (the “Borrower”), hereby promises to pay to the order of CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH (the “Swing Loan Lender”) at the place and times provided in the Credit Agreement referred to below the principal sum of

             AND     /100 DOLLARS ($            )

or, if less, the principal amount of all Swing Loans made by the Swing Loan Lender to the Borrower from time to time pursuant to Section 2.8 of that certain Amended and Restated Credit Agreement dated as of March 18, 2011 together with all amendments and other modifications, if any, from time to time hereafter made thereto (the “Credit Agreement”) among the Borrower, the Guarantors who are and who may from time to time become parties thereto, the Lenders who are and who may from time to become parties thereto (collectively, the “Lenders”), Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, Credit Suisse AG, Cayman Islands Branch, as Collateral Trustee and the other Agents who may from time to time become parties thereto. The Borrower further promises to pay to the order of the Swing Loan Lender interest on the unpaid principal amount hereof from time to time outstanding at the rates and at the times set forth in the Credit Agreement. This Swing Loan Note is being executed and delivered by the Borrower pursuant to the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Credit Agreement.

All payments of principal and interest on this Swing Loan Note shall be payable in lawful currency of the United States of America in immediately available funds to the Swing Loan Lender’s account specified in the Credit Agreement.

This Swing Loan Note is entitled to the benefits of, and evidences obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swing Loan Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the obligations evidenced hereby and on which such obligations may be declared to be immediately due and payable.

THIS SWING LOAN NOTE AND ALL ISSUES ARISING WITH RESPECT HERETO, INCLUDING THE VALIDITY OR ENFORCEABILITY OF ANY PROVISION CONTAINED HEREIN AND THE ISSUE OF USURY WITH RESPECT HERETO, SHALL BE GOVERNED BY THE LAW, OTHER THAN THE CONFLICT OF LAW RULES, OF THE STATE OF NEW YORK.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swing Loan Note.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has executed this Swing Loan Note as of the date first set forth above.

LBI MEDIA, INC.

By:
Name: Title:

EXHIBIT C-1

FORM OF BORROWING REQUEST

LBI MEDIA, INC.

Credit Suisse AG, Cayman Islands Branch,

as Administrative Agent

Eleven Madison Avenue

New York, New York 10010

Re:    Notice of Borrowing

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement dated as of March 18, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among LBI Media, Inc., a California corporation (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent for such Lenders (the “Administrative Agent”) and Credit Suisse AG, Cayman Islands Branch, as Collateral Trustee.

In accordance with Sections 2.3 and 2.8 of the Credit Agreement, the Borrower hereby requests the following Borrowing(s):

A. Revolving Credit Borrowings: [Complete Section A if a Revolving Credit Loan is being requested.]

(1)	Amount requested:	$ ;

(2)	Date of Borrowing:	;

(3)	Type of Borrowing:	[Base Rate][LIBOR];

(4)	If LIBOR Borrowing,

Interest Period: [one] [two] [three] [six] [nine][1] [twelve][1] months

(5)	Location and account number to which funds are to be disbursed:

(6)	The attached Schedule I sets forth a calculation of the Revolving Facility Leverage Ratio after giving effect to the requested Borrowing.

[1]	If requisite consent is obtained.

(7)	The Borrower represents that, after giving effect to the requested Borrowing and the use of such proceeds, the Credit Parties will not have cash on hand in an aggregate amount exceeding $7,500,000.

(8)	The Borrower represents that, the Available Amount is not less than $3,000,000 either before or after giving effect to the requested Borrowing.[2]

B. Swing Loan Borrowings: [Complete Section B if a Swing Loan is being requested]

(1)	Amount requested:	$ ;

(2)	Date of Borrowing:	;

(3)	Type of Borrowing:	Base Rate

(4)	Location and account number to which funds are to be disbursed:

[The following paragraph is to be included in each Borrowing Request for Revolving Credit Loans at any time when the aggregate principal amount of all outstanding Loans and Senior Notes exceed the sum of (A) $260,000,000 (or $315,000,000 if the Supplemental Indenture has been executed and delivered) minus the aggregate amount of all “Net Proceeds” of “Asset Sales” and “Relocations” applied by the Borrower or any of its “Restricted Subsidiaries” after the Closing Date to repay any term “Indebtedness” under any “Credit Facility” or to repay any revolving credit “Indebtedness” under any “Credit Facility” and effect a corresponding commitment reduction under a “Credit Facility”, pursuant to Section 4.10 of the Senior Subordinated Note Indenture, Section 4.10 of the Media Holdings Discount Notes Indenture and Section 4.10 of the Senior Note Indenture plus (B) $10,000,000 minus the greatest aggregate amount of additional “Indebtedness” incurred and outstanding pursuant to Section 4.09(xv) of the Senior Subordinated Note Indenture, Section 4.09(xv) of the Media Holdings Discount Notes Indenture and Section 4.09(xv) of the Senior Note Indenture, as the case may be (all of the foregoing terms in quotation marks are used as defined in the Senior Subordinated Note Indenture, the Senior Note Indenture and the Media Holdings Discount Notes Indenture).]

The undersigned officer has (1) reviewed each of the Senior Subordinated Note Indenture, the Senior Note Indenture, the Media Holdings Discount Notes Indenture and any amended or supplemental indenture with respect thereto, (2) reviewed the Borrower’s financial records as to the outstanding principal amount of the Loans, (3) made such investigation as is necessary to enable such officer to express an informed opinion as set forth below with respect to each of the Senior Subordinated Note Indenture, the Senior Note Indenture, the Media Holdings Discount Notes Indenture and such amended or supplemental indenture with respect thereto, and (4) hereby certifies that (x) the Loans being incurred on the date specified above, after giving effect to this Borrowing Request, are not incurred in violation of the Senior Subordinated Note Indenture, the Senior Note Indenture or the Media Holdings Discount Notes

[2]	Required until such time as the Specified Hedging Agreement has terminated and all amounts due thereunder have been paid in full.

Indenture[, and (y) if required under any of the Senior Subordinated Note Indenture, the Senior Note Indenture, the Media Holdings Discount Notes Indenture or any amended or supplemental indenture with respect thereto, the attached Schedule II sets forth a detailed calculation of the Leverage Ratio (as defined in the applicable indenture) demonstrating that such Leverage Ratio does not exceed 7.0 to 1 after giving effect to this Borrowing Request.

Unless otherwise specified herein, terms used above in this Borrowing Request are as defined in the Credit Agreement. This Borrowing Request is in accordance with the applicable provisions of the Credit Agreement.

Date:

LBI MEDIA, INC.

By:
Name:
Title:

Schedule I

Calculation of the Revolving Facility Leverage Ratio

Schedule II

Calculation of the Leverage Ratio

EXHIBIT C-2

FORM OF INTEREST ELECTION REQUEST

LBI MEDIA, INC.

Credit Suisse AG, Cayman Islands Branch,

as Administrative Agent

Eleven Madison Avenue

New York, New York 10010

Re:	Interest Election Request

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement dated as of March 18, 2011 (the “Credit Agreement”) among LBI Media, Inc. (the “Borrower”), the Guarantors party thereto, the Lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent, and Credit Suisse AG, Cayman Islands Branch, as Collateral Trustee. In accordance with Section 2.6 of the Credit Agreement, the Borrower hereby requests the following continuations and/or conversions of Borrowing(s):

Complete a separate page containing the following information for each continuation or conversion of a current Borrowing:

1.	Amount of current Borrowing: $ ;

2.	Expiration date of current Interest Period: ;

3.	Complete a separate section below for each continuation or conversion of the current Borrowing described above or each portion thereof:

(a)	(i) [ ] Continuation [ ] Conversion

(ii)	Amount of Borrowing or portion thereof: $ ;

(iii)	Effective date of this election: ;

(iv)	Type of Borrowing being elected: [Base Rate][LIBOR]; and

(v)	If LIBOR Borrowing,

Interest Period: [one] [two] [three] [six] [nine][1] [twelve][1] months

[1]	If requisite consent is obtained.

Terms used above in this Interest Election Request are as defined in the Credit Agreement. The foregoing Interest Election Request is in accordance with the applicable provisions of the Credit Agreement.

Date:

LBI MEDIA, INC.

By:
Name:
Title:

EXHIBIT D

FORM OF SOLVENCY CERTIFICATE

The undersigned, Wisdom Lu, the Chief Financial Officer of LBI Media, Inc., a California corporation (the “Borrower”) is duly authorized to execute this certificate on this 18th day of March, 2011, on behalf of itself, its Subsidiaries and the Guarantors under the Credit Agreements referred to below.

W I T N E S S E T H:

WHEREAS, the Borrower has entered into an Amended and Restated Credit Agreement dated as of the date hereof (as amended and modified, the “Credit Agreement”; capitalized terms used but not otherwise defined herein shall have the meaning provided in the Credit Agreement) with the Guarantors party thereto (the “Guarantors” and together with the Borrower, the “Credit Parties”), the lenders party thereto (the “Lenders”), Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent (the “Administrative Agent”), and Credit Suisse AG, Cayman Islands Branch, in its capacity as Collateral Trustee for the Lenders, pursuant to which the Lenders have established credit facilities in the aggregate principal amount of $50,000,000 (the “Revolving Credit Facility”) in favor of the Borrower;

WHEREAS, each of the Credit Parties will benefit substantially and directly from the establishment of the Revolving Credit Facility in favor of the Borrower;

WHEREAS, to secure their respective obligations under and relating to the Revolving Credit Facility, the Credit Parties (other than Empire Burbank Studios LLC) have executed and delivered to the Collateral Trustee the Collateral Agreements referenced in the Credit Agreement (the grant of security interests, transfers, incurrence of obligations and other transactions relating to the execution, delivery and performance of the obligations under the Loan Documents, and any other transactions and transfers related thereto, shall be referred to herein collectively as the “Transactions”);

WHEREAS, the undersigned has carefully reviewed the Credit Agreement and the various other Loan Documents, including the Collateral Agreements, and also the contents of this Certificate, and in connection herewith has made such reasonable good faith investigation and inquiry as he or she has deemed necessary and prudent therefor, and further acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the establishment of the Revolving Credit Facility;

WHEREAS, the following terms, as used in this Certificate, shall have the following meanings:

“fair value” shall mean the amount at which the assets of an entity would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having knowledge of the relevant facts, neither being under any compulsion to act, with equity to both;

“indebtedness” shall mean all obligations and liabilities, whether matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, or subordinated, and also includes all identified contingent liabilities;

“identified contingent liabilities” shall mean the maximum reasonably estimated liabilities that may result from pending litigation, asserted claims and assessments,

guaranties, environmental conditions, uninsured risks, and other contingent obligations known to management;

“present fair saleable value” shall mean the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount which could be obtained for such properties within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions.

NOW, THEREFORE, ON THE BASIS OF THE FOREGOING, the undersigned hereby certifies (in the undersigned’s capacity as an officer of the Borrower and not in the undersigned’s individual capacity) that:

1. I am, and since                     , 20    , have been, the duly qualified and acting Chief Financial Officer of the Borrower, and have responsibility for the overall management of the financial affairs of the Credit Parties, and the preparation of the financial statements of the Credit Parties.

2. The financial projections and assumptions which underlie and form the basis for the representations made in this Certificate are fair and reasonable in my opinion at the time when made (it being understood that the projections, while made in good faith, are not viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected or forecasted results).

3. I have carefully reviewed the contents of this Certificate, and I have conferred with counsel for the purpose of discussing the meaning of this Certificate.

4. As of the Effective Time and after giving effect to the initial Loans under the Credit Agreement, if any, and the other Transactions, the fair value and present fair saleable value on a going concern basis of all assets and property of the Credit Parties, on a consolidated basis, is greater than the total amount of the debts and liabilities (including reasonably estimated liabilities that may result from contingent, subordinated, unmatured and unliquidated liabilities) of the Credit Parties, on a consolidated basis.

5. As of the Effective Time and after giving effect to the initial Loans under the Credit Agreements, if any, and the other Transactions, the fair value and present fair saleable value on a going concern basis of the assets of the Credit Parties, on a consolidated basis, exceeds the amount that will be required to pay the probable liabilities of the Credit Parties, on a consolidated basis, on their indebtedness, as such indebtedness becomes absolute and matured considering all financing alternatives and potential asset sales reasonably available to the Credit Parties.

6. As of the Effective Time and after giving effect to the initial Loans under the Credit Agreement, if any, and the other Transactions, the Credit Parties, on a consolidated basis, do not and will not have an unreasonably small capital for them to carry on their business as heretofore conducted. The undersigned recognizes that “unreasonably small capital” is dependent upon the nature of the particular business or businesses conducted or to be conducted, and the statement made in the preceding sentence is based upon the current and anticipated future capital requirements for the current and anticipated future conduct of the business of the Credit Parties.

7. As of the Effective Time and after giving effect to the initial Loans under the Credit Agreement and the other Transactions, the Credit Parties, on a consolidated basis, will have sufficient cash flow to enable them to pay their debts as they mature.

8. The Credit Parties, on a consolidated basis, do not intend or believe that they have or will incur indebtedness that is or will be beyond their ability to pay as such indebtedness matures.

9. The Credit Parties, on a consolidated basis, do not intend, in consummating the Transactions, to hinder, delay, or defraud either present or future creditors or any other person to which the Credit Parties, on a consolidated basis, are or will become, on or after the date hereof, indebted.

10. In reaching the conclusions set forth in this Certificate the undersigned has considered, among other things the following (it being understood that any projections included in the following, while made in good faith, are not viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected or forecasted results):

(a) its good faith estimate of the realizable market values of the real property, equipment, inventory, accounts receivable, customer lists, supply contracts, joint venture interests, and all other property of the Credit Parties, real and personal, tangible and intangible;

(b) the experience of management of the Credit Parties in acquiring and disposing of their assets;

(c) all indebtedness of the Credit Parties known to the undersigned, including, among other things, any claims arising out of pending or threatened litigation against the Credit Parties;

(d) historical and anticipated growth in the sales volume of the Credit Parties and their Subsidiaries;

(e) the customary terms of trade payables of the Credit Parties and their Subsidiaries;

(f) financing alternatives and potential asset sales reasonably available to the Credit Parties;

(g) other financial information available and known to the undersigned relating to any matters addressed herein; and

(h) all of the Loan Documents.

12. By the Administrative Agent’s and the Lenders’ acceptance of this Certificate, as evidenced by their execution and delivery of the Credit Agreement, the Administrative Agent and each Lender acknowledges and agrees that the undersigned is executing this Certificate in her capacity as the Chief Financial Officer of the Borrower.

[Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the day and year first mentioned above, in her capacity as Chief Financial Officer of the Borrower.

LBI MEDIA, INC.

By:

Name:
Title:

EXHIBIT E

Site/Location:

FORM OF LANDLORD WAIVER AND CONSENT

TO:	Credit Suisse AG, Cayman Islands Branch

c/o Credit Suisse

Eleven Madison Avenue

New York, NY 10010

Attn: William O’Daly

This Landlord Waiver and Consent (this “Agreement”) is entered into among                     (“Tenant”), the undersigned landlord (“Landlord”), and Credit Suisse AG, Cayman Islands Branch, as Collateral Trustee (in such capacity, and together with its successors and assigns, the “Collateral Trustee”) for the benefit of the Secured Parties as defined in the Intercreditor Agreement referred to below.

Tenant and Landlord are parties to a lease, dated                     [, as amended] (the “Lease”), demising the premises legally (or otherwise) described on Exhibit A attached hereto and made a part hereof (the “Leased Premises”). A copy of the Lease, including all amendments thereto, is attached hereto as Exhibit B.

Tenant or certain of Tenant’s affiliates (collectively, the “Affiliates”) are parties to that certain Amended and Restated Credit Agreement dated as of March 18, 2011 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), with the lenders named therein, and Credit Suisse AG, Cayman Islands Branch, as administrative agent (the “Administrative Agent”) and the Collateral Trustee;

Tenant and/or the Affiliates are parties to that certain Indenture dated as of March 18, 2011 (as supplemented or otherwise modified from time to time, the “Indenture”) with U.S. Bank National Association, as trustee (in such capacity, and together with its successors and assigns, the “Indenture Trustee”);

WHEREAS, the Credit Parties, the Administrative Agent, the Collateral Trustee and the Indenture Trustee have entered into that certain Collateral Trust and Intercreditor Agreement dated as of March 18, 2011 (as the same may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Intercreditor Agreement”), setting forth certain rights of the Collateral Trustee and the Secured Parties with respect to the Collateral described therein; except as otherwise expressly defined herein, all capitalized terms shall have the meanings ascribed to them in the Intercreditor Agreement;

To induce the Collateral Trustee and the other Secured Parties to continue the financing arrangements set forth in the Credit Agreement and the Indenture, respectively, and for other good and valuable consideration, Landlord hereby agrees that:

1. Neither Landlord nor Tenant is in default under the terms of the Lease and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default or an event of default with respect to the Lease.

2. As of the date hereof, the Tenant has paid all rent, additional rent and other charges and amounts due to the Landlord under the Lease or with respect to the Leased Premises.

3. The Lease has not been amended, modified, terminated or revoked except as described on Exhibit A, is in full force and effect, and is binding and enforceable against the Landlord.

4. No moveable assets of Tenant (including, without limitation, equipment and trade fixtures which may or may not be affixed to the Leased Premises) located on or about the Leased Premises will be deemed by Landlord to be fixtures or to constitute part of the Leased Premises.

5. Landlord will not assert, and therefore waives, any liens, whether granted by the Lease, statute or otherwise (including, without limitation, rights of levy or distraint for rent), against the moveable property of Tenant located on the Leased Premises, including, without limitation, Tenant’s machinery, equipment, furniture, fixtures, transmission towers, antennae, inventory and all additions, replacements or substitutions therefor, whether or not affixed to the Leased Premises (collectively, the “Property”).

6. (a) Landlord will provide the Collateral Trustee with written notice of any default by Tenant under the Lease. Prior to terminating the Lease or exercising any of Landlord’s rights and remedies thereunder, Landlord will permit the Collateral Trustee the same opportunity to cure or cause to be cured such default as is granted Tenant under the Lease, provided, however, that Collateral Trustee shall have at least: (i) with respect to monetary defaults, ten (10) days following receipt of such notice to cure such monetary defaults; and (ii) with respect to other defaults, thirty (30) days following receipt of such notice to cure such defaults (provided, however, that if the nature of any non-monetary default is such that the same cannot be cured within said thirty (30) day period, the Collateral Trustee shall be given such additional period of time as may be necessary to cure the default provided that the Collateral Trustee commences the cure within said thirty (30) day period and proceeds diligently thereafter to complete such cure).

(b) Landlord also will permit the Collateral Trustee or its designee to remain on the Leased Premises for a period of up to one hundred and eighty (180) days following receipt by the Collateral Trustee of written notice from Landlord that Landlord has terminated the Lease; provided, however, that Tenant or the Collateral Trustee shall pay the rent and other amounts due under the Lease for the period of occupancy by the Collateral Trustee or its designee, such amount to be pro-rated on a per diem basis.

7. Collateral Trustee may, at no expense to Landlord and in accordance with the terms of the Credit Agreement, the Indenture or the Intercreditor Agreement, enter onto the Leased Premises at any time or times and take possession of, sever, or remove the Property or any part thereof and said Property upon severance and/or removal may be sold, transferred or otherwise disposed of free and discharged of all liens, claims, demands, rights or interests of Landlord. In such event, the Collateral Trustee agrees to repair any damage to the Leased Premises.

8. Notwithstanding anything in this Agreement to the contrary, (i) the Collateral shall not be deemed to have assumed any other obligations or liabilities of Tenant under the Lease by electing to occupy or enter the Leased Premises as provided above, and (ii) the Collateral Trustee shall not have any duty or obligation to remove or dispose of all or any part of the Property left on the Leased Premises by Tenant.

9. Landlord will give copies of all notices of default sent to Tenant under the Lease to the Collateral Trustee at:

Credit Suisse AG, Cayman Islands Branch

Eleven Madison Avenue

New York, NY 10010

Attn: William O’Daly

with copies to:    Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue at Prudential Center

Boston, MA 02199-7613

Attn: George Ticknor, Esq.

or to such other address as Collateral Trustee may designate from time to time by notice given to Landlord at the address set forth after its signature hereto.

10. The statements and agreements contained herein shall be binding upon, and shall inure to the benefit of, Collateral Trustee, the Secured Parties, Tenant, Landlord, and the successors and assigns of all of the foregoing.

Dated this             day of             , 20            .

LANDLORD:

, a

By:

LANDLORD’S ADDRESS:

EXHIBIT A

LEGAL DESCRIPTION OF LEASED PREMISES

EXHIBIT B

LEASE

EXHIBIT F

FORM OF OPINION OF O’MELVENY & MYERS LLP

To Credit Suisse AG, Cayman Islands Branch,

  as Administrative Agent and Collateral Trustee

  under the Amended and Restated Credit Agreement described below and the other Agents and Lenders referred to below.

c/o Credit Suisse

Eleven Madison Avenue, 23rd Floor

New York, New York 10010

Ladies and Gentlemen:

We have acted as special counsel to LBI Media, Inc., a California corporation (the “Borrower”), Empire Burbank Studios LLC, a California limited liability company (“Empire Burbank”), and Liberman Television LLC, a California limited liability company, Liberman Broadcasting of California LLC, a California limited liability company, LBI Radio License LLC, a California limited liability company, KRCA License LLC, a California limited liability company, KRCA Television LLC, a California limited liability company (collectively, with Empire Burbank, the “California Limited Liability Companies”), and KZJL License LLC, a Delaware limited liability company, Liberman Television of Houston LLC, a Delaware limited liability company, Liberman Broadcasting of Houston LLC, a Delaware limited liability company, Liberman Broadcasting of Houston License LLC, a Delaware limited liability company, Liberman Television of Dallas LLC, a Delaware limited liability company, Liberman Television of Dallas License LLC, a Delaware limited liability company, Liberman Broadcasting of Dallas LLC, a Delaware limited liability company, Liberman Broadcasting of Dallas License LLC, a Delaware limited liability company (collectively, the “Delaware Limited Liability Companies” and, together with the California Limited Liability Companies, the “Guarantors” and, together with the Borrower but excluding Empire Burbank, the “Credit Parties”), and Liberman Broadcasting, Inc., a Delaware corporation (“Holdings”) and LBI Media Holdings, Inc., a Delaware corporation (“Media Holdings” and, together with Holdings, the “Parent Companies”), in connection with that certain Amended and Restated Credit Agreement dated as of the date hereof (the “Revolving Credit Agreement”) among the Borrower, the Guarantors, the Lenders listed on Schedule 2.1 to the Revolving Credit Agreement (the “Lenders”), Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (the “Administrative Agent” and “Collateral Trustee” and together with the Administrative Agent, the “Agents”). We are providing this opinion to you at the request of the Borrower pursuant to Section 5.1(p) of the Revolving Credit Agreement. Except as otherwise indicated, capitalized terms used in this opinion and defined in the Revolving Credit Agreement will have the meanings given in the Revolving Credit Agreement.

In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents of the Parent Companies, the Credit Parties and Empire Burbank we considered appropriate, including the following (documents described in clauses (i) through (iv) are collectively referred to herein as the “Transaction Documents”):

(i)	the Revolving Credit Agreement;

(ii)	the Amended and Restated Security Agreement, dated March 18, 2011 (the “Security Agreement”), by and among the Borrower, the Guarantors party thereto and the Collateral Trustee;

(iii)	the Amended and Restated Pledge Agreement, dated March 18, 2011 (the “Pledge Agreement”), by and among the Borrower, the Guarantors party thereto and the Collateral Trustee;

(iv)	the Collateral Trust and Intercreditor Agreement, dated March 18, 2011 (the “Collateral Trust Agreement”), by and among the Borrower, the Guarantors, the Administrative Agent, the Collateral Trustee, and U.S. Bank National Association, as trustee;

(v)	the unfiled copies of Uniform Commercial Code Financing Statements attached hereto as Exhibit A (the “California UCC Financing Statements”) naming Borrower and each California Limited Liability Company (other than Empire Burbank) as debtor, respectively, and the Collateral Trustee as secured party, which we understand will be filed with the filing office of the Secretary of State of the State of California (the “California Filing Office”); and

(vi)	the unfiled copies of Uniform Commercial Code Financing Statements attached hereto as Exhibit B (the “Delaware UCC Financing Statements” and, together with the California UCC Financing Statement, the “UCC Financing Statements”) naming each Delaware Limited Liability Company as debtor, respectively, and the Collateral Trustee as secured party, which we understand will be filed with the filing office of the Secretary of State of the State of Delaware (the “Delaware Filing Office” and, together with the California Filing Office, the “Filing Offices”).

As to relevant factual matters, we have relied upon, among other things, the representations of the Credit Parties, the Parent Companies and Empire Burbank made in the Transaction Documents and their respective factual representations in the Credit Party Certificate, attached hereto as Exhibit C (the “Credit Party Certificate”). In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.

We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. To the extent the obligations of the Credit Parties, the Parent Companies or Empire Burbank depend on the enforceability of the Transaction Documents against the other parties thereto, we have assumed that the Transaction Documents are enforceable against such other parties.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(1) The Borrower has been duly incorporated and is validly existing in good standing under the laws of the State of California, with corporate power to enter into and perform its obligations under the Transaction Documents to which it is a party.

(2) Each California Limited Liability Company is a limited liability company duly formed and validly existing in good standing as a limited liability company under the laws of the State of California, with the power under the California Limited Liability Company Act (the “CA Act”) and its articles of organization and operating agreement (the “CA Organizational Documents”) to enter into and perform its obligations under the Transaction Documents to which it is a party.

(3) Each Delaware Limited Liability Company is a limited liability company duly formed and validly existing in good standing as a limited liability company under the laws of the State of Delaware, with the power under the Delaware Limited Liability Company Act (the “DE Act”) and its certificate of formation and limited liability company agreement (the “DE Organizational Documents”) to enter into and perform its obligations under the Transaction Documents to which it is a party.

(4) Each Parent Company has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware, with corporate power to enter into and perform its obligations under the Transaction Documents to which it is a party.

(5) The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Borrower, and the Transaction Documents have been duly executed and delivered by the Borrower.

(6) The execution, delivery and performance of the Transaction Documents to which a Parent Company is party have been duly authorized by all necessary corporate action on the part of such Parent Company, and the Transaction Documents to which such Parent Company is party have been duly executed and delivered by such Parent Company.

(7) The execution, delivery and performance of the Transaction Documents have been duly authorized by all necessary action under the CA Act and each of the respective CA Organizational Documents on the part of each California Guarantor and by all necessary action under the DE Act and each of the respective DE Organizational Documents on the part of each Delaware Guarantor, and the Transaction Documents have been duly executed and delivered by each of the Guarantors.

(8) Each Transaction Document to which a Credit Party, a Parent Company or Empire Burbank is a party constitutes the legally valid and binding obligation of such Credit Party, Parent Company or Empire Burbank, as applicable, enforceable against such Credit Party, Parent Company or Empire Burbank, as applicable, in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(9) Each Credit Party’s, Parent Company’s and Empire Burbank’s execution and delivery of the Transaction Documents do not, and performance of the Transaction Documents to which it is a party will not (i) violate the applicable Credit Party’s, Parent Company’s or Empire Burbank’s articles of incorporation, certificate of incorporation, articles of organization or certificate of formation, as applicable, and bylaws, operating agreement or limited liability company agreement, as applicable (collectively, the “Organizational Documents”), (ii) violate, breach, or result in a default under, any existing obligation of or restriction on the applicable Credit Party, Parent Company or Empire Burbank under any other agreement (the “Other Agreements”) identified on Exhibit D of the Credit Party Certificate, or (iii) breach or otherwise violate any existing obligation of or restriction on the applicable Credit Party, Parent Company or Empire Burbank under any order, judgment or decree of any existing New York or federal court or governmental authority binding on such Credit Party, Parent Company or Empire Burbank identified on Exhibit E of the Credit Party Certificate. We express no opinion as to the effect of the Borrower’s performance of its obligations in the Revolving Credit Agreement on the Credit Parties’ and Parent Companies’ compliance with financial covenants in the Other Agreements. If an Other Agreement is governed by the laws of a jurisdiction other than New York, we have assumed such Other Agreement would be interpreted in accordance with its plain meaning, except that technical terms would mean what lawyers generally understand them to mean for agreements governed by the laws of New York. We express no opinion with respect to any provision of any Other Agreement to the extent that an opinion with respect to such provision would require making any financial, accounting or mathematical calculation or determination.

(10) The execution and delivery by each Credit Party, Parent Company and Empire Burbank of the Transaction Documents to which it is party do not, and the performance by each Credit Party, Parent Company and Empire Burbank of its obligations under the Transaction Documents to which it is a party will not, violate the current Delaware General Corporation Law, DE Act or any current California, New York or federal statute, rule or regulation that we have, in the exercise of customary professional diligence, recognized as directly applicable to the Credit Parties, Parent Companies or Empire Burbank or to transactions of the type contemplated by the Transaction Documents.

(11) No order, consent, permit or approval of any New York, California or federal governmental authority that we have, in the exercise of customary professional diligence, recognized as directly applicable to the Credit Parties or Parent Companies or Empire Burbank or to transactions of the type contemplated by the Transaction Documents is required on the part of any of the Credit Parties or Parent Companies or Empire Burbank for the execution and delivery of, and performance by such Credit Party and Parent Company and Empire Burbank of its obligations under, any Transaction Document, to which such party is a party, except for the approval of the FCC for any transfer of the FCC Licenses or the Certificated Securities (defined below), or for the exercise by the Collateral Trustee or any Lender of voting or control rights or foreclosure remedies under the Transaction Documents.

(12) Neither the extension of credit nor the use of proceeds provided in the Revolving Credit Agreement will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System. For purposes of this opinion, we have assumed that none of the Lenders is a “creditor” as defined in Regulation T.

(13) The Borrower, the Parent Companies and the Guarantors are not individually or collectively an investment company required to register under the Investment Company Act of 1940, as amended.

(14) The Security Agreement is effective to create in favor of the Collateral Trustee, a security interest in the Collateral of the Borrower and the Guarantors (other than Empire Burbank) in which a security interest can be created under Article 9 of the Uniform Commercial Code as in effect in the State of New York (the “Code”).

(15) Upon the filing of the California UCC Financing Statements with the California Filing Office, the Collateral Trustee will have a perfected security interest in the Borrower’s and each California Limited Liability Company’s (other than Empire Burbank’s) interest in the Collateral, in which a security interest may be perfected under the Uniform Commercial Code as in effect in the State of California by the filing of a financing statement in California.

(16) Upon the filing of the Delaware UCC Financing Statements with the Delaware Filing Office, the Collateral Trustee will have a perfected security interest in each Delaware Limited Liability Company’s interest in the Collateral, in which a security interest may be perfected under the Uniform Commercial Code as in effect in the State of Delaware by the filing of a financing statement in Delaware.

(17) The Pledge Agreement is effective to create in favor of the Collateral Trustee a security interest in the certificated securities (as defined in Section 8-102 of the Code) identified on Schedule I to the Pledge Agreement (the “Certificated Securities”) under the Code. Upon delivery of the security certificates representing such Certificated Securities to the

Collateral Trustee in the State of New York, effectively endorsed to the Collateral Trustee or in blank, the Collateral Trustee has acquired or will acquire, as applicable, a perfected security interest in such Certificated Securities.

(18) In any proceedings duly taken in the courts of the State of California or a United States court sitting in the State of California to enforce the Transaction Documents, the choice of New York law as the substantive law governing such Transaction Documents should be recognized and such law should be applied. We advise you, however, that if a California state court or a United States federal court sitting in the State of California could not determine what the law of New York is or found that application of New York law to the Transaction Documents would result in violation of a fundamental public policy of the State of California, such court might not give effect to the choice of New York law.

Our opinion in paragraph (8) above as to the enforceability of the Transaction Documents is subject to:

(i)	public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own gross negligence, willful misconduct or unlawful conduct;

(ii)	the unenforceability under certain circumstances of broadly or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law;

(iii)	the unenforceability of provisions waiving a right to a jury trial;

(iv)	the unenforceability under certain circumstances of choice of law provisions;

(v)	the unenforceability under certain circumstances of provisions imposing penalties, liquidated damages or other economic remedies; and

(vi)	the unenforceability under certain circumstances of provisions appointing one party as trustee for an adverse party or provisions for the appointment of a receiver.

In addition, notwithstanding the fact that our opinion in paragraph (8) above is limited to the laws of the State of New York, we call your attention to the fact that the California Supreme Court in Grafton Partners v. Superior Court, 36 Cal. 4th 944 (2005), held that, under California law, pre-dispute waivers of the right to trial by jury are unenforceable. Although each Loan Document states it is governed by the laws of the State of New York, a California court may not enforce the choice of New York law with respect to the waiver of the right to trial by jury in such Loan Document. Accordingly, we express no opinion as to whether or not the waiver of such right would be given effect by a California court or as to the enforceability of the Loan Documents under the laws of the State of California.

Our opinion in paragraph (8) is subject to the qualification that certain rights, remedies, waivers and other provisions of the Transaction Documents may not be enforceable, but such unenforceability will not, subject to the other exceptions, qualifications and limitations set forth herein, render the Transaction Documents invalid as a whole or substantially interfere with the substantial realization of the principal benefits or security, or both, that the Transaction Documents purport to provide (except for the economic consequences of procedural or other delay).

We advise you that provisions of the Transaction Documents which provide for non-exclusive jurisdiction of the courts of the State of New York and federal courts sitting in that State may not be binding on the courts in the forums selected or excluded.

We express no opinion as to the effect of non-compliance by you with any state or federal laws or regulations applicable to the transactions contemplated by the Revolving Credit Agreement because of the nature of your business.

We express no opinion as to any provision in the Transaction Documents insofar as they purport to grant a right of setoff in respect of any Credit Party’s assets to any Person other than a creditor of such Credit Party.

For purposes of the opinions expressed in paragraphs (9), (10) and (11), we have assumed that the Credit Parties, the Parent Companies and Empire Burbank will not in the future take any discretionary action (including a decision not to act) permitted by the Transaction Documents that would cause the performance of any Transaction Document to violate any New York or federal statute, rule or regulation, violate the applicable Organizational Documents, constitute a violation or breach or default under any of the agreements, orders, judgments or decrees referred to in clauses (ii) and (iii) of paragraph (9) or require an order, consent, permit or approval to be obtained from a New York or federal governmental authority. In addition, except for the opinions in paragraph (11), we do not express any opinion with respect to orders, consents, permits, filings or approvals that may be necessary in connection with the business or operations of the Credit Parties, Parent Companies or Empire Burbank.

We express no opinion concerning (i) federal or state securities laws or regulations (except for the opinions in paragraphs (12) and (13)), (ii) federal or state environmental laws and regulations, (iii) federal or state antitrust, unfair competition or trade practice laws or regulations, (iv) pension and employee benefit laws and regulations, (v) compliance with fiduciary requirements, (vi) federal or state land use, zoning or subdivision laws or regulations, (vii) compliance with, or the absence of any violation of, any state or federal securities law relating to any loan participation arrangement entered into by the Agents or any Lender or with respect to the power and authority of the Agents or any Lender to enter into the applicable Transaction Documents, (viii) the Communications Act of 1934, as amended, or the rules and regulations adopted thereunder or proceedings thereunder, (ix) the Trading with the Enemy Act, as amended, the foreign assets control regulations of the United States Treasury Department, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct

Terrorism (USA PATRIOT Act) Act of 2001, as amended, Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, as amended, and any enabling legislation, rules, regulations or executive orders relating thereto or (x) federal or state laws and regulations concerning filing requirements, other than requirements applicable to charter-related documents, such as a certificate of merger.

We express no opinion as to provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings.

We express no opinion with respect to any provision of the Collateral Agreements that purports to permit the Collateral Trustee or any other person to sell or otherwise dispose of any Collateral subject thereto except in compliance with the Code, any other applicable federal and state laws and any agreement governing such Collateral, or to impose on the Collateral Trustee standards of care of Collateral in the Collateral Trustee’s possession other than as provided in Section 9-207 of the Code. We advise you that federal and state securities laws may limit the right to transfer or dispose of Collateral that may constitute securities under such laws.

Our opinions in paragraphs (14), (15), (16) and (17) are (a) limited to Article 9 (and, in the case of paragraph (17) also Article 8) of the Code, and therefore those opinion paragraphs do not address (i) laws of jurisdictions other than New York (and, as to the opinion in paragraph (15) only, California and, as to the opinion in paragraph (16) only, Delaware), (ii) collateral not subject to Article 9 of the Code (including by reason of Section 9-109(c) or (d) thereof), or (iii) under Sections 9-301 through 9-306 of the Uniform Commercial Code as in effect in any jurisdiction, or otherwise, what law governs the perfection of the security interests granted in the Collateral covered by those opinion paragraphs and (b) subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and to the effect of general principles of equity.

Notwithstanding anything in our opinions (including our opinions set forth in paragraphs (14), (15), (16) and (17) above) to the contrary, to the extent that the Transaction Documents purport to grant or assign a security interest in any license issued by the FCC to the Borrower or any of the Guarantors (as distinct from the granting of a security interest in the proceeds of the sale of any such license), we advise you that certain FCC decisions have been construed as prohibiting such a security interest.

We express no opinion with respect to:

(i)	the priority of any liens or security interests;

(ii)	Collateral consisting of real property, copyrights, farm products, consumer goods, as-extracted collateral, commercial tort claims, cooperative interests (as such terms are defined in the Code) and timber to be cut.

We advise you that we have not made or undertaken to make any investigation as to the existence of or state of title to the Collateral and we express no opinion as to the existence, condition, or location of the Collateral.

In rendering the opinions in paragraphs (14), (15), (16) and (17), we have assumed:

(i)	the Borrower and each Guarantor (other than Empire Burbank), as the case may be, has, or will have as of the relevant times, rights in the Collateral in which the Borrower or such Guarantor (other than Empire Burbank) has granted a security interest to the Collateral Trustee within the meaning of Section 9-203(b)(2) of the Code at all times relevant to this opinion;

(ii)	the Collateral is reasonably identified in the description of Collateral set forth in the Collateral Trust Agreement in accordance with Section 9-108 of the Code and in the UCC Financing Statements in accordance with Section 9-504 of the Code;

(iii)	at all times relevant to this opinion, value has been given within the meaning of Section 9-203(b)(1) of the Code; and

(iv)	at the time the Certificated Securities are acquired by the Collateral Trustee, neither the Collateral Trustee nor the Secured Parties (as defined in the Collateral Trust Agreement) will have notice of any adverse claim to those securities.

Our use of the terms “known to us,” “to our knowledge,” or similar phrases to qualify a statement in this opinion means that those attorneys in this firm who have given substantive attention to the representation described in the introductory paragraph of this opinion do not have current actual knowledge that the statement is inaccurate. Such terms do not include any knowledge of other attorneys within our firm (regardless of whether they have represented or are representing the Credit Parties in connection with any other matter) or any constructive or imputed notice of any matters or items of information. We have not undertaken any independent investigation to determine the accuracy of the statement, and any limited inquiry undertaken by us during the preparation of this opinion letter should not be regarded as such an investigation. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Credit Parties in connection with this opinion letter or in other matters.

The law covered by this opinion is limited to the present federal law of the United States, the present law of the State of New York, and further, as to the opinions in paragraphs (1), (2), (5), (7), (9), (10), (11), (15) and (18) (to the extent such opinions relate to California law), the present law of the State of California, and as to the opinions in paragraphs (3), (4), (6), (7), (9), (10), and (16) (to the extent such opinions relate to Delaware law), the present Delaware General Corporation Law, the DE Act and Article 9 of the Delaware Uniform Commercial Code as in effect on the date hereof. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction. We also express no opinion as to the Cable Television Consumer Protection and Competition Act of 1992 or the Satellite Home Viewer Improvement Act of 1999, or the rules and regulations adopted thereunder or proceedings thereunder

This opinion is furnished by us as special counsel for the Credit Parties, Parent Companies and Empire Burbank and may be relied upon by the Agents and the Lenders only in connection with the transactions contemplated by the Revolving Credit Agreement. It may not be used or relied upon by the Agents or the Lenders for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent. You may, however, deliver a copy of this opinion to your accountants, attorneys, and other professional advisers, to governmental regulatory agencies having jurisdiction over you and to permitted transferees or assignees (and to prospective permitted transferees and assignees) of the Commitments and/or the Loans under the Revolving Credit Agreement in connection with such transfer or assignment. At your request, we hereby consent to reliance on this opinion by such actual transferees or assignees to the same extent as the addressees hereof as if this opinion were addressed and had been delivered to them on the date of this opinion, on the condition and understanding that (i) we assume no responsibility or obligation to consider the applicability or correctness of this opinion to any person other than its addressee(s) and (ii) any such reliance by a future transferee or assignee and by the Agents on behalf of such future transferee or assignee must be actual and reasonable under the circumstances existing at the time of assignment. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This opinion speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

EXHIBIT G

FORM OF OPINION OF FCC COUNSEL

To Credit Suisse AG, Cayman Islands Branch,

as Administrative Agent and Collateral Trustee

under the Amended and Restated Credit Agreement described below and the other Agents and Lenders referred to below.

c/o Credit Suisse

Eleven Madison Avenue, 23rd Floor

New York, New York 10010

Ladies and Gentlemen:

We are special counsel respecting Federal Communications Commission (“FCC”) matters for LBI Media, Inc., a California corporation (the “Company”) and each of the entities listed on Exhibit A hereto (the “Subsidiaries” and together with the Company, the “Credit Parties”) in connection with the transactions contemplated by the Amended and Restated Credit Agreement, dated March 18, 2011 (the “Credit Agreement”), between the Credit Parties, the Lenders listed on Schedule 2.1 to the Revolving Credit Agreement (the “Lenders”), Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (the “Administrative Agent”) and as Collateral Trustee (the “Collateral Trustee” and together with the Administrative Agent, the “Agents”). We are providing this opinion to you at the request of the Company pursuant to Section 5.1(p) of the Credit Agreement. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Credit Agreement.

In our capacity as FCC counsel, we have examined, among other things, our own files, originals or copies of records routinely available for public inspection in the Washington, D.C. office of the FCC (as described more fully below), such documents as in our judgment are necessary or appropriate to enable us to render this opinion, and the following documents (the “Agreements”):

•	the Credit Agreement;

•	the Amended and Restated Security Agreement, dated March 18, 2011 (the “Security Agreement”), by and among the Company, the Subsidiaries party thereto and the Collateral Trustee; and

•	the Amended and Restated Pledge Agreement, dated March 18, 2011 (the “Pledge Agreement”), by and among the Company, the Subsidiaries party thereto and the Collateral Trustee.

•

The Collateral Trust and Intercreditor Agreement, dated March 18, 2011 (the “Intercreditor Agreement”), by and among the Company, the Subsidiaries party thereto and U.S. Bank National Association as Trustee under the Senior Indenture, and the Agents.

We have further relied upon the following FCC records and information:

(1) Our review on February 22, 2011 through March 4, 2011 of the publicly available Main Station License files and the FCC’s online Media Consolidated Database System (CDBS);

(2) FCC staff responses received March 4, 2011 to requests for information as to actions and proceedings made February 22, 2011 to the: (a) FCC Enforcement Bureau, Investigations and Hearings Division; (b) FCC Media Bureau, Political Programming Office; and (c) FCC Media Bureau, EEO Branch. In such review and in rendering the opinions set forth herein, we have relied upon the representations made by the Company in the Agreements, upon the statements of officers and representatives of the Company, and upon records routinely available for public inspection at the FCC. We have assumed the genuineness of all signatures on all original documents, the conformity to original documents of all copies submitted to us, and the full authorization, execution, and delivery of all documents by parties responsible therefore. We have also assumed that the documents and instruments described or referred to herein fully express the agreements of any party thereto. Finally, we have assumed the completeness of the public files maintained by the FCC and the accuracy and authenticity of all documents contained therein.

With respect to factual matters, we have relied solely upon the FCC review described above and upon the representations and warranties set forth in the Agreements. We have undertaken no independent review thereof and no other investigation or inquiry. All factual matters underlying the opinions set forth herein are based upon our knowledge. All references herein to “our knowledge” mean the actual present knowledge of the attorneys of this firm working on this transaction without any investigation or inquiry except as expressly described herein. No inference as to our knowledge of any factual matters may be drawn from the fact of our representation of any party. This opinion is limited to the Communications Act of 1934, as amended (the “Communications Act”), and the published rules, regulations and policies of the FCC (the “FCC Rules” and together with the Communications Act, the “Communications Laws”), all as applicable to the radio and television industries generally. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. Also, the opinions expressed herein are based on facts known to us as of the date hereof and current law, and are not guarantees or assurance of any future fact, event, occurrence, omission or condition or that any law, statute, rule, regulation, policy, order, case or interpretation of the same will not change in the future. Moreover, this opinion addresses matters only as of the date hereof, and we specifically disclaim all responsibility whatsoever for advising you of changes in matters addressed herein occurring after such date.

As used herein, the term “full force and effect” means that to our knowledge: (a) the orders in question have become effective; (b) no stay of effectiveness of such orders has been issued by the FCC; and (c) the FCC Licenses have not been invalidated by any subsequent published FCC action. As used herein, the phrase “to our knowledge” means the actual present knowledge (that is, the conscious awareness of facts or other information) of those lawyers in our firm who have given substantive legal attention to the representation of the Credit Parties on FCC matters. Such term does not include any knowledge of other attorneys within our firm (regardless of whether they have represented or are representing the Company in connection with any other matter) or any constructive or imputed notice of any matters or items of information. No inference as to our knowledge of any matters bearing on the accuracy of any such statement should be drawn from the fact of our representation of the Credit Parties in connection with this opinion letter or in other matters.

Based upon and subject to the foregoing, the assumptions, limitations and qualifications set forth below and our consideration of such questions of law as we have deemed relevant in the circumstances, it is our opinion that:

1. The Credit Parties hold the FCC issued licenses and authorizations (the “FCC Licenses”) set forth on Exhibit B hereto. Such FCC Licenses constitute all of the FCC licenses necessary for the Credit Parties to own and operate a radio station, a full-power or low-power, as applicable, television station, on the applicable frequency or channel, and in the applicable community of license, in each case, as identified with respect to the applicable Station on Exhibit B. Each of the FCC Licenses set forth on Exhibit B is in full force and effect. The FCC Licenses for the Stations expire on the dates shown on Exhibit B.

2. Except as disclosed in Exhibit C, to our knowledge, except for those affecting the industry generally, there are no complaints, petitions, applications, actions or other proceedings pending or, to our knowledge, threatened before the FCC with respect to the Credit Parties, any Station or any of the FCC Licenses, including, without limitation, any notice of apparent liability, notice of violation, or order to show cause. Except as disclosed in Exhibit C, to our knowledge, no investigation is pending before the FCC with respect to any Station that could result in (i) termination, non-renewal, revocation or adverse modification of any of the FCC Licenses, or (ii) the imposition of any material financial penalty by the FCC upon the Company.

3. Neither the execution and delivery by the Credit Parties of the Agreements nor the fulfillment of or compliance with any of the provisions thereof will (a) result in a violation of or default under the Communications Laws or any of the FCC Licenses, or (b) result in the suspension, revocation, termination prior to expiration date, impairment, adverse modification or nonrenewal of any FCC License, or (c) require any authorization, consent, approval, exemption or other action by, or any notice or filing with, the FCC pursuant to the Communications Laws (other than routine filings after the date of this opinion with the FCC under Section 73.3613(b) of the FCC’s Rules and Regulations) except (i) that while under existing FCC precedent licensees can grant security interests in the proceeds of the sale of licenses, the FCC prohibits the grant of a security interest in or lien upon any FCC License, permit or other authorization, (ii) FCC consent may be required prior to the performance of certain obligations or exercise of certain rights or remedies under the Agreements which would constitute or cause an assignment of an FCC License, permit or other authorization or transfer of control of the holder thereof under the Communications Laws, and we express no view on the likelihood of obtaining any such consent.

4. Neither the Lender nor the Agents will, solely by reason of the execution and delivery of any of the Agreements and the consummation by the Credit Parties of the transactions contemplated thereby, be subject to any notice or filing requirements of the FCC pursuant to the Communications Laws, except to the extent, if any, required in the event that the Lender or the Agents seek to exercise certain of their rights under the Senior Agreements including, but not limited to, those involving certain significant changes in the ownership or changes in control of the Company, the discontinuation of broadcast services and/or the sale or other disposition of any of the Company’s assets or any FCC Licenses, or to the extent the equity (including all stockholdings, whether voting or nonvoting, common or preferred) and debt interest or interests of Lender, in the aggregate, exceeds 33 percent of the total asset value, defined as the aggregate of all equity plus all debt, of the Company, and that Lender’s interest in the Company becomes attributable under Section 73.3555 note 2 of the FCC’s rules and regulations.

This opinion is provided to you as a legal opinion only, and not as a guaranty or warranty of the matters discussed herein. Our opinion is limited to matters expressly stated herein, and no other opinions may be implied or inferred.

This opinion is furnished by us as counsel for the Credit Parties and may be relied upon by the Lenders, the Agents and their Permitted Transferees only in connection with the transactions contemplated by the Credit Agreement. This letter may not be disclosed or delivered to, or relied upon by, any person or entity other than those specified in the preceding sentence, may not be quoted in whole or in part or otherwise referred to in any document, and, except as required by applicable law, may not be filed with any governmental entity. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters.

We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future change in laws.

EXHIBIT H

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swingline loans) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is a
Lender/Affiliate Approved Fund1]

3.	Borrower:	LBI Media, Inc.

4.	Administrative Agent:	Credit Suisse AG, acting through its Cayman Islands Branch, as Administrative Agent under the Credit Agreement

5.	Credit Agreement	The $50,000,000 Credit Agreement dated as of March 18, 2011 among the Borrower, the Guarantors party thereto, the Lenders parties thereto, Credit Suisse AG, acting through its Cayman Islands Branch, as Administrative Agent and Collateral Trustee, and the other agents parties thereto

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders[2]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[2]	CUSIP Number

	$	$	%

	$	$	%

	$	$	%

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

CREDIT SUISSE AG,
acting through its Cayman Islands Branch, as Administrative Agent, Swing Loan Lender and Issuing Lender

By:
Title:

By:
Title:

[Consented to:]

[LBI MEDIA, INC.]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

ANNEX 1

LBI Media, Inc.

$50,000,000 CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLE.

EXHIBIT I

FORM OF COMPLIANCE CERTIFICATE

Credit Suisse AG, Cayman Islands Branch,

as Administrative Agent

Eleven Madison Avenue

New York, New York 10010

Re:	Amended and Restated Credit Agreement, dated as of March 18, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among LBI Media, Inc. (the “Borrower”), the guarantors party thereto, the lenders party thereto, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent (the “Administrative Agent”), Credit Suisse AG, Cayman Islands Branch, as Collateral Trustee and the other agents party thereto.

Ladies & Gentlemen:

Pursuant to the above-referenced Credit Agreement, enclosed are copies of consolidated financial statements for the Credit Parties for the fiscal [quarter] [year] ended                  (the “Fiscal Period”), prepared in accordance with GAAP. Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

As required, a review of the activities of the Credit Parties during the Fiscal Period has been made under the immediate supervision of the undersigned with a view to determining whether, during the Fiscal Period, the Credit Parties have kept, observed, performed and fulfilled each and every covenant and condition of the Credit Agreement. To the best of my knowledge and belief (in my capacity as an officer of the Borrower and not in my individual capacity) there neither exists on the date of this certificate, nor existed during the Fiscal Period, any Default or Event of Default, except as set forth on any attachment hereto. There has been no change in GAAP since the date of the last audited financial statements delivered to you by the Borrower.

As further required, attached are covenant calculations showing compliance by the Credit Parties of the financial covenant set forth in Section 7.10 of the Credit Agreement.

Very truly yours,

LBI MEDIA, INC.

By:

Name:
Title:

Enclosures

FINANCIAL COVENANT CALCULATIONS

Fiscal ☐Quarter/☐Year Ended

Except as otherwise set forth below, the following covenants have been measured at the end of the fiscal quarter/year of the Credit Parties specified above for the period of four consecutive fiscal quarters of the Credit Parties most recently ended (the “Reported Period”).

I.	Revolving Facility Leverage Ratio as of testing date:

(A)	Revolving Facility Debt for the Reported Period:

	a. Principal amount of all outstanding Revolving Credit Loans:	$

	b. plus the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrower:	$

	c. plus the outstanding principal amount of all Swing Loans which have not been refunded pursuant to Section 2.8(d) of the Credit Agreement:	$

	d. Revolving Facility Debt (a + b + c):	$

divided by

(B)	EBITDA for the Reported Period: (See Section II. below for EBITDA calculation)	$

(C)	Revolving Facility Leverage Ratio	to 1
	Maximum permitted	3.50 to 1
	In compliance	[Yes][No]

II.	For purposes of this Compliance Certificate, EBITDA for the Reported Period has been calculated as follows:

	(a) Net Income of the Credit Parties during the Reported Period:	$

plus

(b) for the Reported Period, the sum of (to the extent deducted in computing Net Income):

(i)          Interest Expense (including in connection with the LBI Media Intercompany Note) and any interest expense accrued pursuant to the Media Holdings Discount Notes Indenture, the Media Holdings Discount Notes, and any other Holding Company Debt incurred in accordance with Section 7.15(a)(i) or (iv) of the Credit Agreement:

$

	(ii) depreciation and amortization expense (including, without limitation, charges under SFAS 142 for broadcast licenses, goodwill or other indefinite lived intangible assets):	$

	(iii) the aggregate amount of income, franchise, real estate and other like taxes paid, required to be paid or accrued (without duplication):	$

	(iv) extraordinary losses:	$

	(v) other non cash charges:	$

(vi)       (x) Relocation costs, expenses and other amounts set forth in clauses (ii)(A) and (B), and subclauses (i), (v), (vi) and (vii) of clause (ii)(C) of the definition of Net Cash Payments in the Credit Agreement and (y) Transaction Costs, in each case, incurred or paid:

$

	(vii) Extraordinary Expenses:	$

	(viii) Permitted Shareholder Tax Distributions and Permitted Holdings Tax Distributions:	$

(ix)       non-compete payments made in cash to sellers in connection with any Permitted Acquisition(s) (in an aggregate amount not to exceed 20% of the aggregate consideration paid or payable by the Credit Parties in connection with such Permitted Acquisition):

$

(x)         the aggregate amount of any payments made in cash during such period with respect to any incentive bonus which may become payable pursuant to the employment agreements of Winter Horton dated December 28, 2009 and Eduardo Leon dated January 1, 2010, in each case as amended from time to time, and the aggregate amount (not to exceed $12,500,000 following the Closing Date) of any such payments made in cash during such period under any other Management Incentive Contracts (including, in each case, the aggregate amount of any payments made in cash during such period with respect to any notes issued with respect thereto):

$

	(xi) forgiveness or cancellation of the loan to Lenard Liberman described in Item 4 of Schedule 7.5 to the Credit Agreement, plus accrued interest thereon:	$

(xii)      forgiveness or cancellation of the loans to Jose and Lenard Liberman described in Schedule 7.5 to the Credit Agreement (excluding Item 4) in an aggregate amount not to exceed $500,000 plus accrued interest thereon:

$

SUBTOTAL:		$

minus

(c) for the Reported Period, the sum of (to the extent not deducted in computing Net Income):

	(i) extraordinary gains:	$

(ii)        cash Program Obligations Payments made (or with respect to Program Obligations Payments for which the proviso in the definition thereof in the Credit Agreement is applicable, Program Obligations Payments amortized during the Reporting Period):

$

	(iii) cash interest paid in respect of the Liberman Subordinated Debt:	$

plus/minus

(d)    adjustment(s) for Dispositions (other than any Relocation) during the Reported Period on a pro-forma basis as if the Disposition (other than any Relocation) occurred on the first day of the Reporting Period:

$

plus/minus

(e) adjustments for an Acquisition during the Reported Period on a

	pro-forma basis as if the Acquisition occurred on the first day of the Reporting Period and certain expense deductions in connection with such Acquisition:	$

TOTAL EBITDA:		$